As filed with the Securities and Exchange Commission on August 12, 1997
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                  TEKGRAF, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                            ------------------------

         Delaware                        5045                      58-2326488
-------------------------   ----------------------------        ----------------
(State or Other Jurisdic-   (Primary Standard Industrial        (I.R.S. Employer
tion of Incorporation)       Classification Code Number)         Identification
                                                                     Number)

                           2979 Pacific Drive, Suite B
                             Norcross, Georgia 30071
                             phone # (770) 441-1107

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            ------------------------

                          Phillip C. Aginsky, Chairman
                                  Tekgraf, Inc.
                           2979 Pacific Drive, Suite B
                             Norcross, Georgia 30071
                             phone # (770) 441-1107

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                              ------------------------

                                     Copies to:

        Fran Stoller, Esq.                         Barry A. Brooks, Esq.
Bachner, Tally, Polevoy & Misher LLP       Paul, Hastings, Janofsky & Walker LLP
   380 Madison Avenue, 18th Floor                     399 Park Avenue
     New York, New York  10017                   New York, New York  10022
          (212) 687-7000                              (212) 318-6000

      Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form
are to be offered on a delayed or continuous basis pursuant
to Rule 415 under the Securities Act of 1933, please check
the following box.                                                           |X|

      If this form is filed to register additional
securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the
Securities Act registration statement number of the
earlier effective registration statement for the same offering.              |_|

      If this form is a post-effective amendment filed
pursuant to Rule 462(c) under the Securities Act, check the
following box and list the Securities Act registration
statement number of the earlier registration statement
for the same offering.                                                       |_|

      If the delivery of the prospectus is expected to be
made pursuant to Rule 434, please check the following box.                   |_|

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                      Proposed
                                                      Maximum         Maximum
                                                      Offering        Aggregate      Amount of
   Title of Each Class of            Amount to        Price Per       Offering      Registration
 Securities to be Registered       be Registered      Unit (1)        Price (1)         Fee
 ---------------------------       -------------     ----------     ------------    ------------
Units, each consisting of           2,875,000(2)        $5.00        $14,375,000       $4,356.00
one share of Class A Common
Stock, $.001 par value, and one
Warrant

Class A Common Stock, $.001         2,875,000            7.00         20,125,000        6,098.00
par value(3)

Unit Purchase Option (4)              250,000            .001                250              --

Units, each consisting one share      250,000            6.00          1,500,000          455.00
of Class A Common Stock, $.001
par value, and one Warrant(5)

Class A Common                        250,000            7.00          1,750,000          530.00
                                                                      ----------       ---------
Stock, $.001 par value(5)

                                        Total                        $37,750,250      $11,439.00
                                                                      ==========       =========

----------
      (1)   Estimated solely for purposes of calculating the registration fee.
      (2) Includes 375,000 Units subject to the Underwriters' over-allotment option.
      (3)   Issuable upon exercise of the Warrants.
      (4) To be issued to the Representative of the Underwriters and its designees.
      (5) Issuable upon exercise of the Unit Purchase Option and/or the Warrants issuable thereunder.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions upon exercise of the Warrants and the Unit Purchase Option.

                            ------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION - DATED AUGUST 12, 1997
PROSPECTUS
                                  TEKGRAF, INC.
                                 2,500,000 Units
             Consisting of 2,500,000 Shares of Class A Common Stock
                        and 2,500,000 Redeemable Warrants

      Each unit ("Unit") offered by Tekgraf, Inc. (the "Company") consists of one share of Class A common stock, $.001 par value ("Class A Common Stock") and one redeemable warrant ("Warrant"). The components of the Units will be separately transferable immediately upon issuance. Each Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $7.00, subject to adjustment, at any time through the fifth anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided the closing bid price of the Class A Common Stock averages in excess of $9.80 per share for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities." It is anticipated that the initial public offering price will be $5.00 per Unit.

      As of the date hereof, 4,000,000 shares of Class B common stock, $.001 par value ("Class B Common Stock") of the Company are outstanding. The Class A Common Stock and the Class B Common Stock are substantially identical on a share-for-share basis, except that the holders of Class B Common Stock have five votes per share and the holders of Class A Common Stock have one vote per share on each matter considered by stockholders. See "Description of Securities."

      Prior to this offering (the "Offering"), there has been no public market for the Units, Class A Common Stock or Warrants and there can be no assurance that such a market will develop. The Company has applied for quotation of the Units, Class A Common Stock and Warrants on The Nasdaq National Market ("Nasdaq") under the symbols TKGFU, TKGFA and TKGFW, respectively. The initial public offering of the Units and the exercise price and other terms of the Warrants were arbitrarily determined by negotiation between the Company and D.
H. Blair Investment Banking Corp. (the "Representative"), as Representative of the several underwriters (the "Underwriters"). For information concerning a Securities and Exchange Commission investigation relating to the Representative, see "Risk Factors" and "Underwriting."

                            ------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                Underwriting Discounts
                                         and             Proceeds to Company (2)
               Price to Public     Commissions (1)
--------------------------------------------------------------------------------
Per Unit        $                  $                       $
Total (3)    $                  $                        $
--------------------------------------------------------------------------------
                                                   (footnotes on following page)

      The Units are being offered on a "firm commitment" basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that the delivery of the certificates representing the Units will be made against payment at the offices of D.H. Blair Investment Banking Corp., 44 Wall Street, New York, New York on or about ______, 1997.

                       D.H. BLAIR INVESTMENT BANKING CORP.

                  The date of this Prospectus is _______, 1997

(Footnotes from previous page)

(1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance of $___, or $___ per Unit ($___ if the over-allotment option is exercised in full); and (ii) an option, exercisable over a period of three years commencing two years from the date of this Prospectus, to purchase up to 250,000 Units at $___ per Unit (the "Unit Purchase Option"). The Company has also agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $___ payable by the Company, including the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Underwriters a 30-day option (which may be exercised by the Representative, individually) to purchase up to 375,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $___, $___ and $___, respectively. See "Underwriting."

                            ------------------------

      The Company intends to furnish its stockholders and holders of Warrants with annual reports containing consolidated financial statements audited by its independent accountants.

                            ------------------------

      CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SECURITIES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE UNITS, THE CLASS A COMMON STOCK AND/OR THE WARRANTS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                      ------------------------------------

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of (a) the Underwriters' over-allotment option; (b) the Warrants; (c) the Unit Purchase Option; or (d) options granted or available for grant under the Company's stock option plan; and (ii) gives effect to (a) a stock split effected in May 1997; (b) the reincorporation of the Company by merger under the laws of the State of Delaware and a recapitalization effected in June 1997; and
(c) the Acquisitions. See "- The Acquisitions and Recapitalization," "Capitalization," and "Management - Stock Option Plan."

                                   The Company

      The Company is engaged in the manufacture, configuration, distribution and servicing of computers and computer peripherals, hardware and software. The operations of the Company are conducted through its Graphics Division and its Technology Division.

      The Graphics Division currently consists of five regional distributors which specialize in marketing, sales, support and wholesale distribution of high-end computer graphics technologies (i.e. peripherals, software, subsystems and consumable products) to value-added resellers ("VARs"), dealers and systems integrators in the digital prepress, presentation graphics, professional color desktop publishing, large format display graphics, digital imaging, electronic drawing management ("EDMS"), computer-aided design ("CAD") and other emerging computer graphics technologies markets. Among the products the Graphics Division distributes and sells are color scanners, color digital film recorders, digital cameras, color laser printers, color-calibrated monitors, audio-visual presentation systems, raster image processors ("RIPs"), ink jet printers, plotters, pre-press software, image setters, color proofers and mass storage devices. With the exception of Southern California, Arizona, New Mexico and New England, the Graphics Division gives computer graphics manufacturers a national distribution presence with the benefits of local, technical sales and support through facilities located in Chicago, Baltimore, Oakland, Atlanta and Houston. The Graphics Division was established as a result of the Company's recent acquisition of five operating companies. See "The Acquisitions and Recapitalization" below. The establishment of this division reflects the Company's overall business strategy to become a nationally-recognized, vertically-integrated provider of computer products and services.

      The activities of the Technology Division consist primarily of the configuration, design and assembly of custom designed network and internet servers and workstations in the form of personal computers ("PCs") under the Crescent Computer brand and the resale of Digital Equipment Corporation ("DEC") equipment to the nationwide DEC-installed customer base. The Crescent Computer is a PC which can be assembled in a number of different configurations using standard component parts. Customization enables the Company to accommodate customer computer needs with respect to storage capacity, speed, price, applications, size, configuration and a range of other considerations that can be accommodated in whole or in part by the selection of appropriate components. The Company also provides services to its customers, including system architecture design, customization, hardware consulting and continuing support and assistance in the maintenance and operations of Company purchased products. Crescent Computers are currently being used to operate non-sterile heart catheterization diagnostic equipment, as voice mail/auto attendant controllers, in informational kiosks and in other process-control applications.

      The Company will seek to expand its operations through internal growth of both of its operating divisions. Additionally, the Company will seek to increase the customer base of the Technology Division by increased marketing of its products utilizing the marketing and distribution structure established by the Graphics Division. Further, the Company intends to expand the Graphics Division's national marketing network.

      The Company also intends to continue to expand its operations through the acquisition of complementary businesses. The Company will focus its acquisition activities on profitable technology companies that can be consolidated into the Company's existing divisional structure, increase divisional revenues, expand the geographic and technical scope of the Company's operations, and offer a greater range of products and services to existing and potential customers. Although the Company continually explores acquisition possibilities and has targeted a number of computer graphics distributors, including New England Computer Graphics ("NECG") in Westford, Massachusetts, it is not currently involved in any active discussions or negotiations with respect to any potential acquisitions. There can be no assurance that the Company's acquisition program will be successful, that the NECG or any other acquisition will be successfully completed, that any entities acquired will be successfully integrated into the Company or will result in significant additional revenues or profits to the Company.

      The Company was incorporated in the State of Georgia in February 1993 under the name Crescent Computers, Inc. ("Crescent") and was the successor to Crescent Computer Services which was founded in 1988. Crescent acquired a controlling interest in Prisym Technologies, Inc., a Georgia corporation ("Prisym"), upon the inception of such company in December 1994. In June 1997, the Company completed the acquisition of all of the outstanding capital stock of each of G&R Marketing, Inc., an Illinois corporation ("G&R"), Microsouth, Inc., a Georgia corporation ("Microsouth"), tekgraf, inc., a Texas corporation ("tekgraf Texas"), Computer Graphics Distributing Company, a Maryland corporation ("CGD"), Intelligent Products Marketing, Inc. ("IPM") and IG Distribution, Inc. ("IG"), each a California corporation and together doing business as Intelligent Graphics Distribution ("IGD"). See "The Acquisitions and Recapitalization" below. Subsequent to the Acquisitions (as defined below), the Company reincorporated by merger under the laws of the State of Delaware into a wholly-owned Delaware subsidiary (the "Merger") and changed its name to Tekgraf, Inc. The Company's executive offices are located at 2979 Pacific Drive, Norcross, Georgia, 30071 and its telephone number is (770) 441-1107. Unless otherwise indicated, all references herein to the Company include Crescent, Prisym, G&R, Microsouth, tekgraf Texas, CDG and IGD.

                     The Acquisitions and Recapitalization

      In June 1997, the Company completed the acquisition (the "Acquisitions") of the outstanding capital stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG (collectively, the "Subsidiaries" and each a "Subsidiary") in exchange for the issuance of an aggregate of 6,576 shares of its common stock. See "Management's Discussion and Analysis of Financial

Condition and Results of Operations" and "Certain Transactions - The Acquisitions." The Company subsequently effected the Merger and a 400-for-one stock split and recapitalization (the "Recapitalization") pursuant to which such shares were exchanged for an aggregate of 2,630,400 shares of Class B Common Stock. See "Description of Securities." The Acquisitions are being accounted for under the purchase method of accounting. See "Unaudited Pro Forma Combined Financial Statements."

                                  The Offering

Securities Offered..............    2,500,000 Units, each Unit consisting of one
                                    share of Class A Common Stock and one
                                    Warrant. Each Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $7.00, subject to adjustment, at any time through the fifth anniversary of the date of this Prospectus.
                                    The Warrants are subject to redemption in certain circumstances. See "Description of
                                    Securities."

Common Stock Outstanding
     Before Offering (1):
        Class A Common Stock....            0 shares
        Class B Common Stock....    4,000,000 shares (2)
                                    ---------
             Total..............    4,000,000 shares (2)
                                    =========

Common Stock Outstanding
     After Offering (1):
        Class A Common Stock....    2,500,000 shares (3)
        Class B Common Stock....    4,000,000 shares (2)
                                    ---------
            Total...............    6,500,000 shares (2)(3)
                                    =========

Use of Proceeds.................    For bank debt retirement; future
                                    acquisitions; consolidation expenses; sales and marketing; and for working capital. See
                                    "Use of Proceeds."

Proposed Nasdaq Symbols.........    Units -- TKGFU
                                    Class A Common Stock -- TKGFA
                                    Warrants -- TKGFW

Risk Factors....................    The securities being sold in the Offering
                                    involve a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

----------
(1) For a description of the Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"), see "Description of Securities - Common Stock."

(2) Includes an aggregate of 200,000 shares of Class B Common Stock (the "Escrow Shares") which have been deposited into escrow by the holders thereof. The Escrow

      Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Class A Common Stock does not achieve certain levels. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to earnings, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to Company officers, directors and employees. See "Risk Factors - Charge to Income in the Event of Release of Escrow Shares and Escrow Options," "Capitalization" and "Principal Stockholders." Also includes an aggregate of 1,600,000 shares of Class B Common Stock (the "Indemnification Shares") which were deposited in escrow by the holders thereof to cover potential claims for indemnification by the Company under the stock purchase agreements entered into in connection with the Acquisitions. See "Certain Transactions - The Acquisitions."

(3) Excludes (i) up to 750,000 shares of Class A Common Stock issuable upon exercise of the Underwriters' over-allotment option and the Warrants included in such option; (ii) 2,500,000 shares of Class A Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (iii) 500,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Warrants included in such option; and (iv) 300,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan. See "Management - Stock Option Plan," "Certain Transactions" and "Description of Securities."

               Summary Selected Pro Forma Combined Financial Data

      Effective June 2, 1997, Crescent acquired all of the outstanding common stock of the Subsidiaries. The following summary unaudited pro forma combined financial data presents certain pro forma data for the combined Company.

                                                               Year Ended      Three Months Ended
                                                            December 31, 1996    March 31, 1997
                                                            -----------------    --------------
                                                  (in thousands, except share and per share data)
Combined Pro Forma Statement of
  Income Data(1):
     Net sales(2)                                             $     68,902       $     17,599
     Cost of goods sold(3)                                          57,643             14,711
     Gross profit                                                   11,259              2,888
     Operating expenses:
        Selling, general and administrative(4)                       7,521              1,916
        Depreciation                                                   162                 48
        Amortization(5)                                                220                 55
     Operating income                                                3,356                869
        Other income(6)                                                138                 73
        Interest expense(7)                                            431                 83
     Income before provision for income taxes,
        minority interest and extraordinary gain                     3,064                859
     Provision for income taxes(8)                                   1,281                356
     Income before minority interest and extraordinary gain          1,783                502
        Minority interest                                                                  24
     Income before extraordinary gain                                1,783                478
     Pro forma income per share before extraordinary
        gain - primary                                                 .47                .13

     Estimated pro forma weighted average shares
         outstanding - primary(9)                                3,800,000          3,800,000

     Pro forma income per share before extraordinary
         gain - fully diluted                                         $.45               $.12
                                                                      ====               ====
     Estimated pro forma weighted average shares
        outstanding - fully diluted (9)                          4,000,000          4,000,000
                                                                 =========          =========

                                              At March 31, 1997
                               -----------------------------------------------
Combined Pro Forma             Pro Forma(10)(11)           As Adjusted(10)(12)
Balance Sheet Data:            -----------------           -------------------
Working capital                      $   3,566                    $
Total assets                            22,922
Total debt                               6,443
Stockholders' equity                     7,440

----------
(1) See "Unaudited Pro Forma Combined Financial Statements" relating to the year ended December 31, 1996 and the three months ended March 31, 1997.
(2) Adjusted to reflect the Acquisitions and the elimination of revenue between IPM and IG.
(3) Adjusted to reflect the Acquisitions and the elimination of expenses of affiliated entities of the Subsidiaries not acquired by Crescent.
(4) Adjusted to reflect the Acquisitions and the reductions in compensation levels that certain former stockholders of the Subsidiaries have contractually agreed to receive from the Company subsequent to the Acquisitions.
(5) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions.
(6)   Adjusted to reflect the elimination of expenses between IPM and IG.
(7) Adjusted for the elimination of pro rata interest expense on capital to be contributed by the pre-Acquisition stockholders of Crescent.
(8) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments.
(9) Gives effect to the Acquisitions and subsequent Recapitalization. Fully-diluted weighted average shares outstanding include the Escrow Shares.
(10)  See "Unaudited Pro Forma Combined Financial Statements" as of March 31,
      1997.
(11)  Gives effect to (i) the Acquisitions in accordance with SAB 97 and APB 16,
      (ii) the combination of the Subsidiaries with Crescent as if such combination had occurred as of March 31, 1997, (iii) cash borrowed from banks to fund, and resulting adjustment to the respective liabilities for the estimated excess net asset value due to the former stockholders of the Subsidiaries, the amounts due to the stockholders of Crescent, and notes payable to former stockholders of the Subsidiaries, (iv) the elimination of related party balances between IPM and IG and (v) the elimination of common stock of the Subsidiaries and the issuance of 2,630,400 shares (including the Escrow Shares) of Class B Common Stock to stockholders of the Subsidiaries.
(12) Adjusted to reflect the sale of 2,500,000 shares of Class A Common Stock offered hereby at an assumed initial offering price of $5.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

      The securities offered hereby are speculative in nature and an investment in the Units offered hereby involves a high degree of risk. Statements in this Prospectus that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. In evaluating the Company's business and an investment in the Units offered hereby, prospective investors should carefully consider the following risk factors in addition to the other information in this Prospectus.

      No Prior Combined Operating History and Risks Associated with Combined Operations. The Company has no operating history as a combined entity. Although the members of the Graphics Division in the past several years have cooperated in a number of business ventures in connection with their membership in certain trade organizations, each of G&R, Microsouth, tekgraf Texas, CGD and IGD have operated as independent businesses with independent management for more than the past eight years. The Company's success will depend, in part, on its ability to manage and combine the operations of these companies in a single organizational structure. There can be no assurance that the businesses of such companies can be successfully integrated or that the combination into one larger entity will not place a significant strain on the management and key technical resources of the Company. The Company has only recently commenced planning for the centralization of certain administrative functions from the existing six locations to its executive offices in Georgia, and there can be no assurance that unanticipated delays in consolidation will not occur. There can be no assurance that the Company will be able to implement its business plans as a consolidated entity or continue to achieve profitable operations.

      Risk of Expansion. The sales of the Company's Graphics Division are currently derived from sales in most geographic regions of the United States, with the exception of Southern California, Arizona, New Mexico and New England. The Company is seeking to expand its market for computer graphics technology sales to include the remainder of the United States and Canada, and to increase both the number of product lines it resells from manufacturers for whom it currently performs outsourcing and the number of manufacturers whose products it offers for resale. While the Company's sales force is established in its existing market areas, there can be no assurance that the Company's efforts to establish a national sales force will be successful. Further, there can be no assurance that the Company will be successful in the transition from separate companies operating in distinct regional areas into one entity servicing a large portion of the United States. If the Company were unable to make the necessary adjustments in its methods of operations and in its orientation and focus, it would have an adverse effect on the ability of the Company's Graphics Division to achieve successful national expansion. See "Business - Strategy."

      Competition; Technological Change and Obsolescence. The business of manufacturing and selling computers and computer peripheral equipment is intensely competitive and rapidly changing. The Company believes that the principal competitive factors in this industry include relative price and performance, product availability, technical expertise, financial stability, service, support and reputation. The Crescent Computers manufactured by the Company's Technology Division are constructed with standardized parts which are available to others in the market. The Technology Division's competitors include established computer product manufacturers, some of which supply products to the Company, computer resellers, distributors and service providers. Some of the Technology Division's current and potential competitors have substantially greater financial, managerial, development, sales, marketing, technical and other competitive resources than those of the Company. As a result, the Technology Division's competitors may be able to devote greater resources than the Company to the sales and service of their computer products. As the computer market in which the Technology Division competes has matured, product price competition has intensified and is likely to continue to intensify, which may make it too costly for the Company to continue its "made-to-order" method of doing business. One of the results of this competition may be to lower sales prices and decrease profit margins.

      Technological competition from other and longer established computer hardware manufacturers and software developers is significant and expected to increase. The Company's Technology Division expects that hardware manufacturers and software developers will continue to enter the market to provide and package integrated information distribution solutions to the same customer base served by the Company's Technology Division. All such market participants will compete intensely to maintain or improve their market shares and revenues. Most of the companies with which the Company's Technology Division competes have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products.

      In the development market for network servers and workstations, the Company experiences competition from hundreds of small companies and a number of significant competitors, including such major industry participants as IBM, Compaq Computers, Inc. and Dell Computer Corp. Accordingly, there is no assurance that the Crescent Computer will continue to achieve sufficient market acceptance to assure the Company's future success and long range profitability in the face of competition with such significantly larger and better capitalized companies.

      The Company's Graphics Division competes primarily with computer equipment manufacturers that either utilize an in-house sales force to market their products to resellers and directly to end-users or utilize the services of large, national fulfillment distributors. See "Business - Competition."

      Risks Relating to Acquisitions; Charge to Earnings for Amortization of Goodwill from Acquisitions; Possible Issuance of Additional Common Stock in Acquisitions. A key element of the Company's strategy is to continue to expand through acquisitions of companies engaged in the distribution and/or marketing of computers and/or computer hardware, software and peripherals. The Company believes that its future growth depends, in part, upon the successful implementation of this program. See "Business - Strategy." The failure of the acquisition program could have a material adverse effect on the Company. The Company has allocated a substantial portion of the proceeds of the Offering to pursue potential acquisition opportunities, although there can be no assurance that the Company will consummate such acquisitions or, if any such acquisitions do occur, that they will be successful in enhancing the Company's business. Acquisitions may adversely affect the Company's operations in the short-term, depending on many factors, including capital requirements and the accounting treatment of such acquisitions. For example, the Company estimates that approximately $3.3 million of goodwill will be recognized relating to the Acquisitions, which will be charged to earnings as it is amortized over the next 15 years. In addition to the amortization of acquired intangible assets (such as goodwill), the Company's acquisition strategy could pose a number of special risks, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products into existing product lines, adverse short-term effects on reported operating results, the loss of key employees and the difficulty of presenting a unified corporate image. There can be no assurance that the Company will successfully identify, complete or integrate acquisitions or that any acquisitions, if completed successfully, will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company. The failure to successfully integrate the business of any entity acquired by the Company would have a material adverse affect on the Company.

      Further, the consideration for acquisitions may involve cash, notes and a significant number of shares of Common Stock or warrants to purchase shares of Common Stock, depending on the size of the acquisition. The Company may issue a substantial number of additional shares of Common Stock if it consummates several acquisitions, which may result in dilution to investors in the Offering and may not be accretive in earnings per share.

      Broad Discretion as to Use of Proceeds; Absence of Substantive Disclosure Relating to, and Inability of Stockholders to Evaluate, Future Acquisitions. The Company has broad discretion with respect to the specific application of a significant portion of the net proceeds of the Offering, as approximately % of the net proceeds will be applied to working capital and approximately % of the net proceeds are intended to be applied towards consummating acquisitions. Further, if all or a portion of the Underwriters' over- allotment option is exercised, it is anticipated that the net proceeds therefrom will be utilized for acquisitions and working capital purposes. Although the Company continually explores acquisition possibilities and has targeted a number of companies, including NECG, an entity owned by certain officers and stockholders of the Company, it is not currently negotiating any acquisitions and has no agreements, arrangements or understandings regarding potential acquisitions. See "- Potential Conflicts of Interest; Transactions with Affiliates." There can be no assurance that the acquisition of NECG will be successfully completed, that the Company will make any additional acquisitions or, if made, that any such acquisitions will be successful. A Company decision to utilize a substantial portion of the net proceeds of the Offering for acquisitions reduces the resources available to complete its other expansion and growth objectives. In such event, the Company may be required to obtain additional financing to achieve such objectives. There can be no assurance that such financing will be available, or, if available, will be on terms acceptable to the Company. Although management of the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. Management of the Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition. See "Use of Proceeds" and "Business - Strategy."

      Dependence of Graphics Division on Distribution Arrangements with Manufacturers; Risk of Termination of Agreements. The Company's relationships with computer product manufacturers are based substantially on mutual satisfaction with the relationships in addition to the terms of the contractual arrangements between the parties. The Company's distribution agreements generally provide for termination by either party without cause on either 30 or 60 days' notice and for the Company to act as a distributor on a non-exclusive basis for specified geographic territories. The Company's Graphics Division relies on a limited number of suppliers of computer products for a significant portion of its revenues. There can be no assurance that some or any of the Company's suppliers will not elect to change distributors or their method of distribution, e.g., utilize an in-house sales force. The loss of any significant supplier or the loss of any significant product line could adversely affect the Company's ability to service customers and, as a result, could have a material adverse effect on the Company's operating results. There can be no assurance that the Company would be able to fully replace the loss of any significant supplier. Further, although part of the Company's growth strategy after the Offering will be to expand the number of manufacturers whose products it distributes and the number of product lines it distributes generally, there can be no assurance that the Company will achieve such expansion. See "Business - The Company's Divisions and Products."

      Dependence of Technology Division on Suppliers; Reliance on DEC. The Company assembles the Crescent Computer principally from standardized components from outside sources and relies on such outside sources to manufacture the components of the Crescent Computer, none of which are contractually obligated to meet the long-term requirements of the Company. In the event that any of the Company's current suppliers suffer quality control problems or financial difficulties, the Company would be required to find alternative sources of supply. While the Company is aware of a number of sources of supply for most components, there can be no assurance that current or alternative sources will be able to supply all of the Company's demands on a timely basis or that the Company would be able to locate alternative sources of supply to deliver high quality components on a timely basis or at all. Further, substitution of alternative suppliers could result in delays in the delivery of any such components, temporary business dislocations and a decline in sales. In addition, reliance on outside sources reduces the Company's control over production costs.

      The Company, through its Prisym subsidiary, is an authorized DEC reseller. During the year ended December 31, 1996 and the three months ended March 31, 1997, revenues derived from the sale of DEC and DEC-related products accounted for 37.5% and 40.9%, respectively, of the Technology Division's revenues. Prisym has no written supply agreement with DEC. In addition, DEC has historically experienced production problems which have led to supply shortages. The termination of the Company's relationship with DEC or the inability to obtain product supplies when needed could have a material adverse affect on the Company's financial condition and results of operations. See "Business - The Company's Divisions and Products Technology Division."

      Customer Concentration in Technology Division. The Company's Technology Division typically sells significant amounts of equipment to a small number of customers, the composition of which changes from year to year as customer equipment needs vary. Therefore, at any one time, a large portion of the Technology Division's sales may be derived from a limited number of customers. During the year ended December 31, 1996 and the three months ended March 31, 1997, three customers accounted for an aggregate of approximately 14% and 11% of the Technology Division's sales, respectively. The loss of such customers could have a material adverse effect on the Company's operations if the Company does not replace such customers on a timely basis. See "Business - The Company's Divisions and Products."

      Possible Need for Additional Financing. Although the Company believes that the net proceeds from the Offering, together with available funds, will enable it to fund its operations and acquisition strategy for at least 12 months, in the event the Company fails to generate sufficient revenues during such period, the Company may be required to seek substantial additional financing to continue its activities and to implement its acquisition plan, which may include debt financing. Significant growth could also require the Company to seek additional financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Strategy."

      Fluctuations in Financial Results. The Company's sales and operating results may vary significantly from year to year and from quarter to quarter as a result of a variety of factors, including the introduction of new products by competitors, pricing pressures, the timing of the completion or the cancellation of projects, the evolving and unpredictable nature of the markets in which computer products are sold and economic conditions generally or in certain geographic areas in which the Company's customers do business. Furthermore, the Company may be unable to control spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, there can be no assurance that sales and net income, if any, in any particular quarter will not be lower than sales and net income, if any, in a preceding or comparable quarter or quarters. In addition, sales and net income, if any, in any particular quarter are not likely to be indicative of the results of operations for the Company for any other quarter or for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The trading prices of the Company's securities may fluctuate significantly in response to variations in the Company's quarterly or annual results of operations.

      Potential Conflicts of Interest; Transactions with Affiliates. William Rychel, the Co-President and a director of the Company, is a principal stockholder of NECG, a distributor of computer graphic products located in Massachusetts. Thomas Gust, a principal stockholder of the Company, and A. Lowell Nerenberg, a stockholder and employee of the Company, are also principal stockholders of NECG. The Company has targeted NECG as an entity it may seek to acquire after the completion of the Offering, although the terms and conditions of such acquisition have not yet been negotiated.

      Distributions and Other Payments to Insiders; Substantial Portion of Proceeds to be Used for Debt Repayment. Prior to completion of the Offering, the Company intends to make certain distributions and payments to, or for the benefit of, certain officers, directors and stockholders of the Company as follows: approximately (i) $1,200,000 in cash will be distributed to the former stockholders of Microsouth and tekgraf Texas, including Martyn Cooper and J. Thomas Woolsey, officers and directors of the Company, as purchase price adjustments in connection with the Acquisitions (such payments, together with other payments to be made to the former stockholders of the Subsidiaries, the"Purchase Price Adjustments"); (ii) $2,100,000 will be paid to Alongal Extrusions, Inc. ("Alongal"), a company owned by a principal stockholder of the Company, in repayment of working capital advances; (iii) $1,700,000 will be used to repay amounts outstanding under bank lines of credit currently maintained by G&R and CGD which are personally guaranteed by certain of the Company's stockholders, including William M. Rychel, Co-President and a director of the Company; (iv) $90,000 of outstanding indebtedness will be repaid to two former stockholders of CGD; and (v) $125,000 of outstanding indebtedness will be repaid to a former stockholder of IPM and IG. The foregoing payments will be funded by excess cash contributed in connection with the Acquisitions, contributions to capital to be made by certain stockholders of the Company and a bank line of credit expected to be obtained prior to completion of the Offering. The Company intends to utilize approximately $3,200,000 of the net proceeds of the Offering to repay the amount which it anticipates to have outstanding under such bank line. It is expected that Mr. Aginsky and all principal stockholders of the Company will be required to personally guarantee such bank debt, which guarantee will be cancelled upon its repayment. See "Use of Proceeds," "Dividends and Distributions" and "Certain Transactions - Other Transactions."

      Lack of Patents; Reliance on Proprietary Rights. The Company has no patents and its success will depend, in part, on its ability to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company seeks to protect its trade secrets and proprietary know-how, in part, by confidentiality agreements with employees, consultants, advisors, and others. There can be no assurance that such employees, consultants, advisors, or others will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary know-how of the Company will not otherwise become known or be independently developed by competitors in such a manner that the Company will have no practical recourse.

      Dependence on Key Personnel. The Company is highly dependent on the services of its Chairman, Phillip C. Aginsky, and its Co-Presidents, Dan I. Bailey and William M. Rychel, as well as the other principal members of management and technical staff of the Company. The future success of the Company depends in large part upon its ability to attract and retain highly qualified personnel. The Company faces intense competition for such highly qualified personnel from other technology companies and may have to pay higher salaries to attract and retain such personnel. There can be no assurance that sufficient qualified personnel can be hired on a timely basis or retained. The loss of such key personnel or failure to recruit additional key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. Messrs. Aginsky, Bailey and Rychel have entered into employment agreements with the Company which contain non-competition provisions. Such provisions may be unenforceable in certain states. See "Management."

      Control by Insiders; Potential Anti-Takeover Effect of Shares Having Disproportionate Voting Rights. Upon completion of the Offering, the existing stockholders of the Company, as the holders of Class B Common Stock, will beneficially own approximately 61.5% of the outstanding Common Stock (including the Escrow Shares and the Indemnification

Shares) of the Company, representing approximately 88.9% of the voting power and will be able to elect the Company's directors and thereby direct the policies of the Company. Furthermore, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirers may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the price of the Company's securities. See "Principal Stockholders" and "Description of Securities."

      Immediate Dilution; Recent Exchange of Common Stock at Prices Substantially Below Initial Public Offering Price. In connection with the Acquisitions, William M. Rychel, J. Thomas Woolsey and Martyn Cooper, officers and directors of the Company, and the other stockholders of G&R, Microsouth, tekgraf Texas, CGD and IGD were issued an aggregate of 2,630,400 shares of Class B Common Stock (including the Escrow shares) at an effective purchase price of $2.54 per share (excluding the Escrow Shares.) The purchasers of the Units in the Offering will incur an immediate dilution of approximately $____, or __%, in the pro forma per share net tangible book value of their Class A Common Stock, allocating no value to the Warrants included in the Units ($____, or ___%, if the Underwriters' over-allotment option is exercised in full). Additional dilution to public investors, if any, may result to the extent that the Warrants and/or the Representative's Unit Purchase Option are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any such securities. See "Dilution."

      Charge to Earnings in the Event of Release of Escrow Shares. In the event any shares are released from escrow to the holders who are officers, directors, employees or consultants of the Company, a compensation expense will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to earnings equal to the fair market value of such shares and options on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Release of Escrow Shares," "Principal Stockholders" and "Description of Securities." Notwithstanding the foregoing discussion, there can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow.

      Potential Adverse Effects of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors will be empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities - Preferred Stock."

      No Dividends. The Company does not expect to declare or pay any cash or other dividends on its Common Stock in the foreseeable future. See "Dividends and Distributions."

      No Public Market for Securities; Possible Volatility of Market Price; Arbitrary Determination of Offering Price. Prior to the Offering, there has not been any market for any of the Company's securities, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price of the Units and the exercise prices and other terms of the Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Units, Class A Common Stock and Warrants could also be subject to significant fluctuations in response to variations in the Company's operations, expansion plans, general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time. See "Underwriting."

      Outstanding Warrants and Options; Exercise of Registration Rights. Upon completion of the Offering, the Company will have outstanding (i) 2,500,000 Warrants to purchase an aggregate of 2,500,000 shares of Class A Common Stock; and (ii) the Unit Purchase Option to purchase an aggregate of 500,000 shares of Class A Common Stock, assuming exercise of the underlying Warrants. The Company also has 300,000 shares of Class A Common Stock reserved for issuance upon exercise of options under its 1997 Stock Option Plan, of which options to purchase up to 75,000 shares are expected to be granted on the date of this Prospectus. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while such warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. The holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights with respect to their securities. Exercise of such rights could involve substantial expense to the Company. See "Management - Stock Option Plan," "Description of Securities" and "Underwriting."

      Potential Adverse Effect of Redemption of Warrants. Commencing one year from the date of this Prospectus, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Common Stock shall have averaged in excess of $9.80 per share for 30 consecutive trading days ending within 15 days of the notice of redemption. Redemption of the Warrants could force the holders to (i) exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or (iii) accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities - Redeemable Warrants."

      Current Prospectus and State Registration to Exercise Warrants. Holders of Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following completion of the Offering to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. See "Description of Securities - Redeemable Warrants."

      Possible Adverse Effect on Liquidity of the Company's Securities Due to the Investigation of the Representative by the Securities and Exchange Commission. The Commission is conducting an investigation concerning various business activities of the Representative. The investigation appears to be broad in scope, involving numerous aspects of the Representative's compliance with the Federal securities laws and compliance with the Federal securities laws by issuers whose securities were underwritten by the Representative, or in which the Representative made over-the-counter markets, persons associated with the Representative, such issuers and other persons. The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative, or, if so, whether any such action might have an adverse effect on the Representative or the securities offered hereby. See "Underwriting."

      Shares Eligible for Future Sale. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act or otherwise, could have an adverse effect on the price of the Company's securities. Upon the sale of the 2,500,000 Units offered hereby, the Company will have outstanding 2,500,000 shares of Class A Common Stock, 4,000,000 shares of Class B Common Stock and 2,500,000 Warrants (2,875,000 shares of Class A Common Stock and 2,875,000 Warrants if the Underwriters over-allotment option is exercised in full). The 4,000,000 outstanding shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. 1,369,600 of such shares are currently eligible for sale in the public market pursuant to Rule 144 and the remainder will become so eligible commencing June 1998 (subject to the restrictions on transferability relating to the Escrow Shares and volume limitations). However, all the holders of the shares of Class B Common Stock outstanding prior to the Offering have agreed not to sell or otherwise dispose of any securities of the Company for a period of 13 months from the date of this Prospectus without the

Representative's prior written consent and for the 10 months thereafter not to sell more than 10% of their holdings in any month on a culmulative basis without such consent. The holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights with respect to their securities. The exercise of such rights could involve significant expense to the Company. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

                                 USE OF PROCEEDS

      The net proceeds to the Company from the sale of the 2,500,000 Units offered hereby, after deducting underwriting discounts and commissions and other expenses of the Offering, are estimated to be approximately $___________ ($_________ if the Underwriters' over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:

                                                        Approximate
                                                           Amount
                       Application                    of Net Proceeds
                       -----------                    ---------------

      Bank debt retirement (1).....................    $ 3,200,000
      Future acquisitions .........................      3,700,000
      Consolidation expenses (2)...................        800,000
      Sales and marketing (3)......................        500,000
      Working capital (4)..........................
                                                       -----------

           Total...................................    $
                                                       ===========

----------
(1) Represents the amount anticipated to be outstanding under a bank line of credit expected to be obtained prior to the Offering. Such bank debt will be used to fund a portion of the following: Purchase Price Adjustments to be made in connection with the Acquisitions, repayment of outstanding indebtedness to Alongal, retirement of bank lines of credit currently maintained by G&R and CGD, repayment on notes payable to former stockholders of the Subsidiaries and working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(2) Includes installation of high speed telecommunications lines and an MIS System. See "Business - Facilities and Administrative Functions."

(3)   Includes implementation of a national promotional campaign. See "Business
      - Customers, Sales and Marketing."

(4) Represents amounts for general corporate purposes, including inventory purchases, the financing of receivables, and general and administrative expenses.

      The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering during the next approximately 12 months. This estimate is based on certain assumptions, including that the consolidation of the acquired companies is successfully completed, revenues from operations do not fall below anticipated levels, no events occur which would cause the Company to abandon any particular efforts and that competitive conditions remain stable. The amounts actually expended for each purpose may vary significantly in the event any of these assumptions prove inaccurate. The Company reserves the right to change its use of proceeds as unanticipated events may cause the Company to redirect its priorities and reallocate the proceeds accordingly.

      Any additional proceeds received upon exercise of the Underwriters' over-allotment option will be added to working capital. Pending utilization, the net proceeds of the Offering will be invested in short-term, interest-bearing investments.

                           DIVIDENDS AND DISTRIBUTIONS

      Prior to completion of the Offering, approximately $1,200,000 in cash will be distributed to the former stockholders of the Subsidiaries, including William Rychel, Martyn Cooper and J. Thomas Woolsey, officers and directors of the Company, as Purchase Price Adjustments in connection with the Acquisitions. See "Certain Transactions - The Acquisitions."

      The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

      The following table sets forth the actual capitalization of the Company as of March 31, 1997 giving retroactive effect to a stock split effected in May 1997 and the Recapitalization; the pro forma capitalization of the Company as of March 31, 1997 giving effect to (i) the Acquisitions in accordance with SAB 97 and APB 16, (ii) the combination of the Subsidiaries and Crescent as if such combination had occurred as of March 31, 1997, and (iii) the elimination of common stock of the Subsidiaries and the issuance of 2,630,400 shares of Class B Common Stock (including the Escrow Shares) to the stockholders of the Subsidiaries; and the as adjusted capitalization of the Company as of March 31, 1997 giving effect to the (i) issuance of 2,500,000 shares of Class A Common Stock in connection with the Offering. This table should be read in conjunction with the Unaudited Pro Forma Combined Balance Sheet as of March 31, 1997 and the audited historical consolidated financial statements of Crescent, and the notes thereto included elsewhere in this Prospectus.

                                                                   March 31, 1997
                                                       -------------------------------------
                                                       Actual      Pro Forma     As Adjusted
                                                       ------      ---------     -----------
                                                         (in thousands, except share data)
Due to related entities                                2,081            38
Minority interest                                         24            24
Due to stockholders                                       14
Bank debt                                                 --         6,443
Stockholders' Equity:

  Preferred Stock, $.001 par value;
  5,000,000 shares authorized; no
  shares  issued and outstanding actual;
  pro forma, and as adjusted                              --            --

  Class A Common Stock, $.001 par value,
  31,000,000 shares authorized; no
  shares issued and outstanding actual
  and pro forma; 2,500,000 shares issued
  and outstanding as adjusted (1)                         --            --

  Class B Common Stock, $.001 par value,
  4,000,000 shares authorized, 1,369,600
  shares issued and outstanding actual;
  4,000,000 shares issued and
  outstanding pro forma and as adjusted (2)                1             4

  Additional paid-in capital                              --         7,317

Retained earnings                                        119           119

        Total stockholders' equity ............          120         7,440
        Total capitalization...................        2,238        13,945

----------
(1) Excludes (i) up to 750,000 shares issuable upon exercise of the Underwriters' over-allotment option and the Warrants included in such option; (ii) 2,500,000 shares issuable upon exercise of the Warrants included in the Units offered hereby; (iii) 500,000 shares issuable upon exercise of the Unit Purchase Option and the Warrants included in such option; or (iv) 300,000 shares reserved for issuance under the Company's 1997 Stock Option Plan. See "Management - Stock Option Plan," "Certain Transactions" and "Description of Securities."

(2) Includes the Escrow Shares and the Indemnification Shares. See "Principal Stockholders - Escrow Shares" and "Certain Transactions - The Acquisitions."

                                    DILUTION

      The following discussion and tables allocate no value to the Warrants contained in the Units. Such discussion and tables should be read in conjunction with the Unaudited Pro Forma Combined Balance Sheet as of March 31, 1997 and the audited historical consolidated financial statements of Crescent, and the notes thereto included elsewhere in this Prospectus.

      Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share represents the amount of the Company's total assets minus the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. At March 31, 1997, the Company had an actual historical net tangible book value of approximately $120,000 or $.09 per share, giving retroactive effect to a stock split effected in May 1997 and the Recapitalization. At such date, the Company had a pro forma net tangible book value of approximately $4,140,000 or $1.09 per share (excluding the Escrow Shares). The pro forma adjustment to the actual historical net tangible book value gives effect to the Acquisitions. After giving retroactive effect to the sale of 2,500,000 Units offered hereby, and the Company's receipt of the net proceeds therefrom less underwriting discounts, commissions and other estimated expenses of the Offering (anticipated to aggregate $ ), the net tangible book value of the Company, as adjusted, at March 31, 1997 would have been $________ or $_____ per share. This would result in an immediate dilution to the public investors of $ per share and the aggregate increase in the pro forma net tangible book value to present stockholders would be $ per share ($___ per share if the Escrow Shares were excluded). The following table illustrates this pro forma per share dilution:

Assumed public offering price per share...................            $5.00
       Pro forma net tangible book value per share
             before Offering..............................  $
       Increase per share attributable to new investors...  $
                                                             ---
Net tangible book value per share after Offering..........            $ .
                                                                       ----
Dilution per shares to new investors (1)..................            $ .
                                                                       ====

----------
(1) If the over-allotment option is exercised in full, the net tangible book value after the Offering would be approximately $ per share, resulting in dilution to new investors in the Offering of $ per share.

      The following table summarizes the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the pre-Acquisition stockholders of the Company, by the Acquisition stockholders and by new investors:

                                                                           Total
                                                                       Consideration        Average
                                              Shares Purchased             Paid              Price
                                           ---------------------     ------------------       Per
                                           Number        Percent     Amount     Percent      Share
                                           ------        -------     ------     -------      -----
Original Stockholders.................    1,369,600(1)    21.07%  $ 936,100(2)     .  %    $      (2)
Acquisition Stockholders..............    2,630,400(1)    40.47        --  (3)      --        --  (3)
New Investors.........................    2,500,000       38.46   $                .
                                          ---------      ------    --------     ------
Total.................................    6,500,000      100.00%  $             100.00%
                                          =========      ======    ========     ======

----------
(1)   Includes the Escrow Shares and Indemnification Shares.

(2) Includes amounts to be contributed to the capital of the Company prior to the Offering by Anita, Ltd., a principal stockholder of the Company, and the other pre-Acquisition stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions - Other Transactions."

(3) Exclusive of the consideration provided in connection with the Acquisitions. See "Certain Transactions." The effective purchase price of these shares, which was based in part, on an independent appraisal of the fair value of Crescent's Common Stock, was $2.54 per share (excluding the Escrow Shares).

      The foregoing table does not give effect to exercise of any outstanding options or warrants. To the extent such options or warrants are exercised there will be further dilution to new investors. See "Management - Stock Option Plan" and "Description of Securities."

Unaudited Pro Forma Combined Financial Statements

      Effective June 2, 1997, Crescent acquired the outstanding common stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG. Based upon the provisions of APB 16 and SAB 97, the Acquisitions will be accounted for as purchases. The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on March 31, 1997. The unaudited pro forma combined statements of income give effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. See "Risk Factors" included elsewhere herein.

      The accompanying unaudited pro forma combined financial statements present Crescent combined with the Subsidiaries and give effect to the following pro forma adjustments: (i) adjustment to reflect cash borrowed from banks to fund, and resulting adjustment to the respective liabilities, for the excess net asset value due to the former stockholders of the Subsidiaries, amounts due to current and former stockholders of Crescent, and notes payable to former stockholders of the Subsidiaries; (ii) adjustment to reflect the elimination of transactions between IPM and IG, and the elimination of expenses related to affiliated entities of the Subsidiaries not acquired by Crescent; (iii) adjustment to reflect the reductions in compensation levels that certain former stockholders of the Subsidiaries and officers of Crescent have contractually agreed to receive subsequent to the Acquisitions; (iv) adjustment to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions; (v) adjustment for the elimination of interest expense on capital to be contributed by the pre-Acquisition stockholders of Crescent; (vi) gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments; and (vii) gives effect to the Recapitalization. The "As Adjusted" combined balance sheet of Crescent includes post acquisition adjustments for the sale of Class A Common Stock in the Offering and the application of estimated proceeds therefrom. These statements are derived from the historical financial statements of Crescent and the Subsidiaries which are included elsewhere.

      The Company has performed a preliminary analysis of the savings that it expects to realize as a result of (i) consolidating certain general and administrative functions; (ii) the interest earned on the net proceeds of the Offering remaining after payment of the expenses of the Offering and cash to pay outstanding debt; and (iii) efficiencies in other general and administrative areas. The Company has not and cannot accurately qualify these savings. It is anticipated that these savings will be partially offset by costs of being a public company. However, these costs, like the savings that they offset, cannot be quantified accurately. Accordingly, neither items have been included in the accompanying pro forma financial information.

      These pro forma combined financial statements should be read in conjunction with other information contained elsewhere under the heading "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of Crescent and the Subsidiaries. See "Index to Financial Statements."

Tekgraf, Inc.
Pro Forma Combined Statement of Operations for the year ended December 31, 1996

                                                             Intelligent                   Computer
                                                 tekgraf,    Products           IG         Graphics       G&R           Combined
                                  Microsouth,      inc.      Marketing,    Distributing  Distributing,  Marketing,       Acquired
                                     Inc.        (Texas)     Inc.              Inc.          Inc.         Inc.          Companies
                                 ---------------------------------------------------------------------------------------------------
Net sales                         $10,325,373   $4,062,901     $9,058,790       $44,715   $11,002,868   $21,038,228   $55,532,875

Cost of goods sold                  8,594,719    3,380,486      7,578,307                   9,143,743    18,117,338    46,814,593
                                 ---------------------------------------------------------------------------------------------------
     Gross profit                  1,730,654      682,415      1,480,483        44,715     1,859,125     2,920,890     8,718,282

Operating expenses:

     Selling, general and           1,256,356      339,740      1,333,230           474     1,608,903     2,551,281     7,089,984
     administrative

     Depreciation                       8,566        9,858         42,961                     26,787         56,549       144,721

     Amortization                     (66,990)     (31,412)                                                               (98,402)
                                 ---------------------------------------------------------------------------------------------------
     Income from operations           532,722      364,229        104,292        44,241       223,435       313,060     1,581,979

Other income (expense)                 27,625       21,831        (25,903)                     54,861           182        78,596

Interest expense                       60,000       15,000                                    123,675       140,194       338,869
                                 ---------------------------------------------------------------------------------------------------
Income  before  provision  for        500,347      371,060         78,389        44,241       154,621       173,048     1,321,706
income taxes

Provision for income taxes                                         22,064         7,782        50,758         3,600        84,204
                                 ---------------------------------------------------------------------------------------------------
Net income                           $500,347     $371,060        $56,325       $36,459      $103,863      $169,448    $1,237,502
                                 ===================================================================================================

Tekgraf, Inc.
Pro Forma Combined Statement of Operations, Continued for the year ended December 31, 1996


                                            Combined         Crescent                      Forma
                                            Acquired        Computers,         ------------------------------
                                            Companies          Inc.                Acquisition Adjustments          Pro Forma
                                       ---------------------------------------------------------------------------------------------
Net sales                                   $55,532,875    $13,414,131                              $(44,715) (f)  $68,902,291

Cost of goods sold                           46,814,593     10,951,551         $(123,338) (a)                       57,642,806
                                       ---------------------------------------------------------------------------------------------
     Gross profit                             8,718,282      2,462,580           123,338             (44,715)       11,259,485

Operating expenses:

   Selling, general and administrative        7,089,984      2,244,924        (1,671,428) (b)       (142,002) (a)    7,521,478

   Depreciation                                 144,721         16,999                                                 161,720

   Amortization                                 (98,402)                           98,402 (c)        220,000 (g)       220,000
                                       ---------------------------------------------------------------------------------------------
     Income from operations                   1,581,979        200,657          1,696,364           (122,713)        3,356,287

Other income                                     78,596         14,916                                44,715 (f)       138,227

Interest expense                                338,869        159,500            (67,860) (d)                         430,509
                                       ---------------------------------------------------------------------------------------------
Income before provision for income taxes      1,321,706         56,073          1,764,224            (77,998)        3,064,005

Provision for income taxes                       84,204         13,000                             1,183,558 (e)     1,280,762
                                       ---------------------------------------------------------------------------------------------
Net income                                   $1,237,502        $43,073         $1,764,224        $(1,261,556)       $1,783,243
                                       =============================================================================================
Pro forma net income per share - primary                                                                                  $.47
                                                                                                                   ================
Estimated pro forma weighted average shares outstanding - primary                                                    3,800,000 (h)
                                                                                                                   ================
Pro forma net income per share - fully diluted                                                                            $.45
                                                                                                                   ================
Estimated pro forma weighted average shares outstanding - fully diluted                                              4,000,000 (h)
                                                                                                                   ================

         The accompanying notes are an integral part of this statement.

Tekgraf, Inc.
Notes to Unaudited Pro Forma Combined Statement of Operations for the year ended December 31,1996

(a) Reflects the elimination of expenses related to affiliated entities of the Subsidiaries which were not acquired by Crescent.

(b) Adjusted to reflect the reductions in compensation levels that certain former stockholders of the Subsidiaries and officers of Crescent have contractually agreed to receive from the Company subsequent to the Acquisitions.

(c)   Reflects the elimination of amortization related to negative goodwill.

(d) Reflects the elimination of the pro rata interest expense incurred on capital to be contributed by the pre-Acquisition stockholders of Crescent.

(e) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for non-deductible goodwill amortization.

(f)   Reflects the elimination of transactions between IPM and IG.

(g) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions. Goodwill is being amortized over 15 years.

(h) Gives effect to the Acquisitions and subsequent Recapitalization. Fully diluted weighted average shares outstanding include the 200,000 Escrow Shares.

Tekgraf, Inc.
Unaudited Pro Forma Combined Balance Sheet
March 31, 1997

                                                          Intelligent                       Computer
                                                            Products           IG           Graphics           G&R         Combined
                             Microsouth,      tekgraf,     Marketing,     Distributing    Distributing,    Marketing,      Acquired
                                Inc.        inc. (Texas)      Inc.            Inc.            Inc.            Inc.        Companies
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents       $  212,889    $  391,916     $   12,158                   $      400     $      556    $   617,919

Accounts receivable, net         1,845,190       480,881      1,108,610                    1,981,723      2,611,623      8,028,027

Inventory, net                     933,250       247,012        927,694                    1,100,663      1,923,602      5,132,221

Other receivables                                                46,315                                     317,106        363,421

Due from related entities           23,321                                 $90,514                          166,682        280,517

Prepaid expenses                     5,342         4,866          9,775         65            64,660         28,844        113,552

Deferred income taxes                                            56,056                       16,174                        72,230
                                ---------------------------------------------------------------------------------------------------
      Total current assets       3,019,992     1,124,675      2,160,608     90,579         3,163,620      5,048,413     14,607,887
                                ---------------------------------------------------------------------------------------------------
Property and equipment, net         58,074        28,945         87,176                      117,533         79,864        371,592

Due from related entities                         14,329                                                                    14,329

Other assets                         2,751         8,180          5,165                       68,328          3,200         87,624
                                ---------------------------------------------------------------------------------------------------
  Total assets                  $3,080,817    $1,176,129     $2,252,949    $90,579        $3,349,481     $5,131,477    $15,081,432
                                ===================================================================================================
Current portion of debt                                                                   $1,148,962     $1,091,014    $ 2,239,976

Accounts payable                $1,415,571      $468,360     $1,130,918                    1,212,261      3,292,978      7,520,088

Accrued expenses                    25,650                      154,922                      157,513         53,423        391,508

Due to related entities                                         128,723                                                    128,723

Note payable, stockholder                                                                     40,000                        40,000

Income taxes payable                                             40,856                       41,852                        82,708

Deferred income taxes                                             4,153                                                      4,153
                                ---------------------------------------------------------------------------------------------------
  Total current liabilities     $1,441,221   $   468,360     $1,459,572                   $2,600,588     $4,437,415    $10,407,156
                                ---------------------------------------------------------------------------------------------------
Debt, less current maturities                                                             $   28,397                   $    28,397

Negative goodwill, net          $  552,664   $   263,405                                                                   816,069

Note payable, stockholder                                                                     50,000                        50,000

Deferred income taxes                                                                          3,327                         3,327

Common stock                           100           100        125,005      1,000            18,762          2,100        147,067

Retained earnings                1,086,832       444,264        668,372     89,579           648,407        691,962      3,629,416
                                ---------------------------------------------------------------------------------------------------
  Total stockholders' equity     1,086,932       444,364        793,377     90,579           667,169        694,062      3,776,483
                                ---------------------------------------------------------------------------------------------------
  Total liabilities and
  stockholders' equity          $3,080,817    $1,176,129     $2,252,949    $90,579        $3,349,481     $5,131,477    $15,081,432
                                ===================================================================================================

Tekgraf, Inc.
Unaudited Pro Forma Combined Balance Sheet, Continued
March 31, 1997

                                  Combined        Crescent                                                       Post
                                  Acquired       Computers,         Pro Forma Acquisition                     Acquisition     As
                                  Companies         Inc.                 Adjustments              Pro Forma   Adjustments  Adjusted
                              ------------------------------------------------------------------------------------------------------
Cash and cash equivalents      $    617,919    $   667,409                                     $ 1,285,328             (j)

Accounts receivable, net          8,028,027      1,712,460                                       9,740,487

Inventory, net                    5,132,221        704,886                   $   482,000(b)      6,319,107

Other receivables                   363,421                                                        363,421

Due from related entities           280,517                                      (90,514)(c)       190,003

Due from stockholders                                                            936,000(e)        936,000

Prepaid expenses                    113,552                                                        113,552

Deferred income taxes                72,230          1,200                                          73,430
                              -----------------------------------------------------------------------------------------------------
    Total current assets         14,607,887      3,085,955                     1,327,486        19,021,328
                              -----------------------------------------------------------------------------------------------------
Goodwill                                                                       3,300,000(d)      3,300,000

Property and equipment, net         371,592         51,285                                         422,877

Due from related entities            14,329                                                         14,329

Other assets                         87,624         76,153                                         163,777
                              -----------------------------------------------------------------------------------------------------
    Total assets                $15,081,432     $3,213,393                    $4,627,486       $22,922,311
                              =====================================================================================================

Current portion of debt         $ 2,239,976                   $4,202,883(a)                    $ 6,442,859             (k)

Accounts payable                  7,520,088        862,439                                       8,382,527

Accrued expenses                    391,508         26,701                                         418,209

Due to related entities             128,723      2,080,502   (2,080,502)(a)     $(90,514)(c)        38,209

Note payable, stockholder            40,000                     (40,000)(a)

Due to stockholders, net                            13,552      (13,552)(a)

Income taxes payable                 82,708         86,200                                         168,908

Deferred income taxes                 4,153                                                          4,153
                              -----------------------------------------------------------------------------------------------------
  Total current liabilities      10,407,156      3,069,394    2,068,829          (90,514)       15,454,865
                              -----------------------------------------------------------------------------------------------------
Debt, less current maturities        28,397                     (28,397)(a)

Negative goodwill, net              816,069                                     (816,069)(b)

Note payable, stockholder            50,000                     (50,000)(a)

Deferred income taxes                 3,327            100                                           3,427

Minority interest                                   23,948                                          23,948

Common stock                        147,067          1,370                      (144,437)(f)         4,000             (l)

APIC                                                                           7,317,490(g)      7,317,490

Retained earnings                 3,629,416        118,581   (1,990,432)(a)   (1,638,984)(h)       118,581
                              -----------------------------------------------------------------------------------------------------
  Total stockholders' equity      3,776,483        119,951   (1,990,432)       5,534,069         7,440,071
                              -----------------------------------------------------------------------------------------------------
  Total liabilities and
  stockholders' equity          $15,081,432     $3,213,393           --       $4,627,486       $22,922,311
                              =====================================================================================================

         The accompanying notes are an integral part of this statement.

Tekgraf, Inc.
Notes to Unaudited Pro Forma Combined Balance Sheet
March 31, 1997

(a) Records cash borrowed from banks to fund, and resulting adjustment to the respective liabilities for (i) the estimated excess net asset value due to the former stockholders of the Subsidiaries of $1,990,432, (ii) the amounts due to the stockholders of Crescent of $13,552, (iii) notes payable to former stockholders of the Subsidiaries of $90,000; and (iv) amounts due to a former stockholder of Crescent of $2,080,502.

(b) Records the estimated effect of certain acquisition adjustments. These adjustments include (i) the increase in inventory to its fair value less estimated costs to sell of $482,000, and (ii) the elimination of negative goodwill of $816,069.

(c)      Records the elimination of related party balances between IPM and IG.

(d) Records the estimate of the goodwill to be recorded in connection with the Acquisitions. The estimate was based on March 31, 1997 financial information and using all aspects of the Acquisitions including the negotiations and an independent appraisal of the fair value of the Common Stock of Crescent.

         Fair value of Crescent stock issued in connection
           with the Acquisitions                                    $6,310,000
         Fair value of assets and liabilities acquired, net         (3,010,000)
                                                                    ----------
                  Estimated goodwill                                $3,300,000
                                                                    ==========

(e) Records the estimated amounts due from the pre-Acquisition stockholders of Crescent for capital contributions required pursuant to the Acquisitions.

(f) Records the adjustment to reflect the (i) elimination of common stock of the Subsidiaries of $147,067, and (ii) the issuance of 2,630,400 shares of Class B Common Stock (including the Escrow Shares), with a par value of $.001, to the former stockholders of the Subsidiaries.

(g) Records the net adjustment to reflect (i) the issuance of Class B Common Stock in connection with the Acquisitions of $6,381,490, and
         (ii) the estimated contribution to capital of amounts due from the pre-Acquisition stockholders of Crescent of $936,000.

(h) Records the adjustment to reflect the elimination of the Subsidiary balances, giving effect to pro forma adjustment (a) recording the excess net asset value due to the former stockholders of the Subsidiaries.

(i) Records the estimated proceeds from the issuance of 2,500,000 shares of Class A Common Stock at an assumed initial public offering price of $5.00 per share, net of (i) estimated offering costs of $_________ consisting primarily of underwriting discounts and commissions, accounting fees, legal fees and printing expenses, and (ii) the repayment of cash borrowed from banks of $_______.

(j) Records the repayment of cash borrowed from banks with proceeds from the Offering.

(k) Records the par value of the 2,500,000 shares of Class A Common Stock issued in connection with the Offering.

(l) Records the adjustment to reflect the issuance of 2,500,000 shares of Class A Common Stock at an assumed offering price of $5.00 per share less estimated offering costs of $____________.

Tekgraf, Inc.
Pro Forma Combined Statement of Operations for the three months ended March 31, 1997

                                                               Intelligent                  Computer
                                                                 Products        IG         Graphics          G&R        Combined
                                 Microsouth,    tekgraf, inc.   Marketing,  Distributing  Distributing,    Marketing,    Acquired
                                    Inc.           (Texas)         Inc.         Inc.          Inc.            Inc.      Companies
                                ---------------------------------------------------------------------------------------------------
Net sales                       $3,247,828    $1,056,163        $1,600,512     $9,706     $3,172,540     $5,391,665    $14,478,414

Cost of goods sold               2,741,010       864,082         1,323,736                 2,604,066      4,669,017     12,201,911
                                ---------------------------------------------------------------------------------------------------
    Gross profit                   506,818       192,081           276,776      9,706        568,474        722,648      2,276,503

Operating expenses:

  Selling, general and
  administrative                   306,857        83,758           294,941        451        399,839        636,280      1,722,126

  Depreciation                       3,000         2,504            12,000                     6,890         13,500         37,894

  Amortization                     (16,747)       (7,882)                                                                  (24,629)
                                ---------------------------------------------------------------------------------------------------
    Income (loss) from
    operations                     213,708       113,701           (30,165)     9,255        161,745         72,868        541,112

Other income                         7,164        17,504            28,229                     2,500          1,120         56,517

Interest expense                                                                              35,843         32,939         68,782
                                ---------------------------------------------------------------------------------------------------
Income (loss) before income        220,872       131,205            (1,936)     9,255        128,402         41,049        528,847
taxes and extraordinary gain

Provision for income taxes                                           2,365      4,272         44,941                        51,578
                                ---------------------------------------------------------------------------------------------------
Income (loss) before
extraordinary gain                $220,872      $131,205          $ (4,301)    $4,983     $   83,461     $   41,049    $   477,269
                                ===================================================================================================

Tekgraf, Inc.
Pro Forma Combined Statement of Operations, Continued for the three months ended March 31, 1997

                                                     Combined        Crescent
                                                     Acquired       Computers,
                                                    Companies          Inc.             Pro Forma Adjustments           Pro Forma
                                               ------------------------------------------------------------------------------------
Net sales                                         $14,478,414     $3,130,610                             $(9,706) (f) $17,599,318

Cost of goods sold                                 12,201,911      2,519,472          $(9,907) (a)                     14,711,476
                                               ------------------------------------------------        -----------    --------------
      Gross profit                                  2,276,503        611,138            9,907             (9,706)       2,887,842

Operating expenses:

    Selling, general and administrative             1,722,126        363,220         (169,400) (b)                      1,915,946

    Depreciation                                       37,894         10,367                                               48,261

    Amortization                                      (24,629)                         24,629  (c)        55,000  (g)      55,000
                                               ------------------------------------------------        -----------    --------------
      Income from operations                          541,112        237,551          154,678            (64,706)         868,635

Other income                                           56,517          6,407                               9,706  (f)      72,630

Interest expense                                       68,782         25,000          (11,175) (d)                         82,607
                                               ------------------------------------------------        -----------    --------------
Income before provision for income taxes,
   minority interest and extraordinary gain           528,847        218,958          165,853            (55,000)         858,658

Provision for income taxes                             51,578         85,400          219,349  (e)                        356,327
                                               ------------------------------------------------        -----------    --------------
Income before minority interest and
   extraordinary gain                                 477,269        133,558          (53,496)           (55,000)         502,331

Minority interest                                                     23,948                                               23,948
                                               ------------------------------------------------        -----------    --------------
Income before extraordinary gain                     $477,269       $109,610         $(53,496)          $(55,000)        $478,383
                                               ================================================        ===========    ==============
Pro forma income before extraordinary gain per share - primary                                                                .13
                                                                                                                      ==============
Estimated pro forma weighted average shares outstanding - primary                                                       3,800,000(h)
                                                                                                                      ==============
Pro forma income before extraordinary gain per share - fully diluted                                                         $.12
                                                                                                                      ==============
Estimated pro forma weighted average shares outstanding - fully diluted                                                 4,000,000(h)
                                                                                                                      ==============

         The accompanying notes are an integral part of this statement.

tekgraf, Inc.
Notes to Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 1997

(a) Reflects the elimination of expenses related to affiliated entities of the Subsidiaries which were not acquired by Crescent.

(b) Adjusts to reflect the reductions in the compensation level that certain former stockholders of the Subsidiaries and officers of Cresent have contractually agreed to receive from the Company subsequent to the Acquisitions.

(c)      Reflects the elimination of amortization related to negative goodwill.

(d) Reflects the elimination of the pro rata interest expense incurred on capital to be contributed by the pre-Acquisition stockholders of Crescent.

(e) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries had been C Corporations and the incremental provision for the pro forma adjustments. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for non-deductible goodwill amortization.

(f)      Reflects the elimination of transactions between IPM and IG.

(g) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions. Goodwill is being amortized over 15 years.

(h) Gives effect to the Acquisitions and subsequent Recapitalization. Fully diluted weighted average shares outstanding include the 200,000 Escrow Shares.

                      SELECTED FINANCIAL AND OPERATING DATA

      Effective June 2, 1997, Crescent acquired all of the outstanding common stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG (the "Subsidiaries"). The financial information presented below represents selected historical data for Crescent and these Subsidiaries. For a discussion of the pro forma combined operating results, see the "Unaudited Pro Forma Combined Statements of Operations" of the Company and related notes thereto. The following selected financial and operating data selected by the Company should be read in conjunction with the audited financial statements of Crescent and the Subsidiaries and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      The selected financial data of Crescent as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, of G&R and CGD for each of the three years in the period ended December 31, 1996, of IPM and IG for the years ended December 31, 1995 and 1996, of Microsouth for the six month period ended December 31, 1995 and for the year ended December 31, 1996, and of tekgraf Texas for the year ended December 31, 1996, have been derived from financial statements audited by Coopers & Lybrand L.L.P. which appear elsewhere. The audited historical financial statements have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

      All other selected financial data have been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management of Crescent and the Subsidiaries, reflect all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of such data. All amounts are presented in thousands except share and per share data.

Crescent

Statement of Income Data(1):

                                                      Years Ended               Three Months Ended
                                                      December 31,                  March 31,
                                                      ------------              -----------------
                                          1993      1994       1995      1996      1996    1997
                                        -------   -------   --------   -------    ------  ------
Net sales                               $ 4,943   $ 6,340   $ 12,277   $13,414    $3,416  $3,131
Cost of goods sold                        4,214     5,228     10,368    10,952     2,830   2,519
                                        -------   -------   --------   -------    ------  ------
Gross profit                                729     1,111      1,910     2,463       586     611
Operating expenses:
   Selling, general and administrative      772     1,082      1,761     2,245       372     363
   Depreciation                               4         8         28        17         4      10
                                        -------   -------   --------   -------    ------  ------
Operating income (loss)                     (47)       21        120       201       210     238
   Other income                              39                             15        13       6
   Interest expenses                          3        40        126       160        30      25
                                        -------   -------   --------   -------    ------  ------
Income (loss) before taxes and
   minority interest                        (11)      (19)        (5)       56       193     219
Provision (benefit) for income taxes         (4)       (4)        (2)       13        45      85
                                        -------   -------   --------   -------    ------  ------
Income (loss) before minority               (15)      (15)        (4)       43       149     134
Minority interest                                                                      9      24
                                        -------   -------   --------   -------    ------  ------
Net income (loss)                       $   (15)  $   (15)  $     (4)  $    43    $  139  $  110
                                        =======   =======   ========   =======    ======  ======

Balance Sheet Data:
                                 December 31,     December 31,       March 31,
                                     1995             1996             1997
                                 ------------     ------------       ---------
Working capital                       $  (51)        $ (104)             $17
Total assets                           2,264          3,007            3,213
Due to stockholders, net               1,616          2,211               14
Due to related entities                                                2,081
Stockholders' equity (deficit)           (33)            10              120

----------
(1) Crescent began operations in March of 1993, accordingly data is provided only for fiscal years 1993 through 1996.

Microsouth:

Statement of Income Data:

                                                                      Three Months Ended
                                     Six Month Period   Year Ended        March 31,
                                    Ended December 31,  December 31,  ------------------
                                           1995             1996        1996     1997
                                    ------------------  ------------   -------  -------
Net sales                                 $ 4,636         $ 10,325     $ 2,273  $ 3,248
Cost of goods sold                          3,933            8,595       1,969    2,741
                                          -------         --------     -------  -------
Gross profit                                  703            1,731         303      507
Operating expenses:
   Selling, general and administrative        590            1,256         258      307
   Depreciation                                 2                9           2        3
   Amortization                               (33)             (67)        (17)     (17)
                                          -------         --------     -------  -------
Operating income                              145              533          61      214
   Other income                                16               28          16        7
   Interest expenses                            5               60          15       --
                                          -------         --------     -------  -------
Income before extraordinary gain              156              500          62      221
Extraordinary gain                             --               --          --      210
                                          -------         --------     -------  -------
Net income (loss)                         $   156         $    500     $    62  $   431
                                          =======         ========     =======  =======

tekgraf Texas

Statement of Income Data:
                                          Year Ended       Three months ended
                                         December 31,           March 31,
                                             1996           1996        1997
                                         ------------       ----        ----
Net sales                                   $4,063         $ 920       $1,056
Cost of goods sold                           3,380           779          864
                                            ------         -----       ------
Gross profit                                   682           141          192
Operating expenses:
   Selling, general and administrative         340            67           84
   Depreciation                                 10             2            3
   Amortization                                (31)           (6)          (8)
                                            ------         -----       ------
Operating income                               364            77          114
   Other income                                 22            12           18
   Interest expenses                            15             5
                                            ------         -----       ------
Income before extraordinary gain               371            84          131
Extraordinary gain                            --           --              70
                                            ------         -----       ------
Net income                                  $  371         $  84       $  201
                                            ======         =====       ======

IGD (IPM and IG)

Statement of Income Data:

IPM:

                                           Years ended December 31,     Three Months ended March 31,
                                           ------------------------     ----------------------------
                                             1995            1996          1996                1997
                                             ----            ----          ----                ----
Net sales                                   $7,647          $9,059        $2,661              $1,601
Cost of goods sold                           6,344           7,578         2,211               1,324
                                            ------          ------        ------              ------
Gross profit                                 1,303           1,480           450                 277
Operating expenses:
   Selling, general and administrative       1,052           1,333           329                 295
   Depreciation                                 46              43            15                  12
                                            ------          ------        ------              ------
Operating income (loss)                        205             104           106                 (30)
   Other income (expense)                      (65)            (26)          (35)                 28
                                            ------          ------        ------              ------
Income (loss) before taxes                     140              78            72                  (2)
Provision for income taxes                      46              22             6                   2
                                            ------          ------        ------              ------
Net income (loss)                           $   94          $   56        $   65              $   (4)
                                            ======          ======        ======              ======

IG:

Revenue                                     $   35          $   45        $   15              $   10
Selling, general and administrative`             1               1           --                    1
Operating income                                34              44            15                   9
Provision for income taxes                      10               8             2                   4
                                            ------          ------        ------              ------
Net income                                  $   25          $   36        $   13              $    5
                                            ======          ======        ======              ======

CGD:

Statement of Income Data:

                                                    Years ended                       Three months ended
                                                    December 31,                           March 31,
                                          --------------------------------         -----------------
                                             1994        1995        1996              1996          1997
                                             ----        ----        ----              ----          ----
Net sales                                 $12,948     $11,095     $11,003          $ 2,518         $3,173
Cost of goods sold                         11,110       9,192       9,144            2,127          2,604
                                          -------     -------     -------          -------         ------
Gross profit                                1,838       1,903       1,859              391            568
Operating expenses:
   Selling, general and administrative      1,564       1,670       1,609              312            400
   Depreciation                                20          19          27                4              7
                                          -------     -------     -------          -------         ------
Operating income                              255         214         223               75            162
   Other income                                23          17          55                8              3
   Interest expense                           154         145         124               26             36
                                          -------     -------     -------          -------         ------
Income before taxes                           123          87         155               56            128
Provision for income taxes                     45          20          51               19             45
                                          -------     -------     -------          -------         ------
   Net income                             $    79     $    66     $   104          $    36         $   83
                                          =======     =======     =======          =======         ======

G&R

Statement of Income Data:

                                                          Years ended                     Three months ended
                                                          December 31,                         March 31,
                                               ---------------------------------         ---------------------
                                                  1994        1995        1996             1996          1997
                                                  ----        ----        ----             ----          ----
Net sales                                      $21,317      $20,784      $21,038         $5,009         $5,392
Cost of goods sold                              18,677       17,990       18,117          4,282          4,669
                                               -------      -------      -------         ------         ------
Gross profit                                     2,640        2,794        2,921            727            723
Operating expenses:
   Selling, general and administrative           2,281        2,387        2,551            628            636
   Depreciation                                     48           67           57             14             14
                                               -------      -------      -------         ------         ------
Operating income                                   311          339          313             85             73
   Other income                                                   1                                          1
   Interest expense                                137          166          140             35             33
                                               -------      -------      -------         ------         ------
Income before taxes                                174          174          173             50             41
Provision for income taxes                           3            3            4
                                               -------      -------      -------         ------         ------
   Net income                                  $   170      $   171      $   169         $   50         $   41
                                               =======      =======      =======         ======         ======

Combined Pro Forma Statement of Income Data(1):

                                                                              Year ended   Three months ended
                                                                              December 31,     March 31,
                                                                                 1996            1997
                                                                              ----------   ------------------
Net sales(2)                                                                  $   68,902      $   17,599
Cost of goods sold(3)                                                             57,643          14,711
                                                                              ----------      ----------
Gross profit                                                                      11,259           2,888
Operating expenses:
   Selling, general and administrative(4)                                          7,521           1,916
   Depreciation                                                                      162              48
   Amortization(5)                                                                   220              55
                                                                              ----------      ----------
Operating income:                                                                  3,356             869
   Other income(6)                                                                   138              73
   Interest expense                                                                  431              83
                                                                              ----------      ----------
Income before provision for income taxes, minority interest
        and extraordinary gain(7)                                                  3,064             859
   Provision for income taxes(8)                                                   1,281             356
                                                                              ----------      ----------
   Income before minority interest and extraordinary gain                     $    1,783      $      502
                                                                              ----------      ----------
   Minority interest                                                                  --              24
                                                                              ----------      ----------
Income before extraordinary gain                                              $    1,783      $      478
                                                                              ----------      ----------
Pro forma income per share before extraordinary gain - primary                $      .47      $      .13
                                                                              ----------      ----------
Estimated pro forma weighted average shares outstanding - primary(9)           3,800,000       3,800,000
                                                                              ==========      ==========
Pro forma income per share before extraordinary gain - fully diluted          $      .45      $      .12
                                                                              ==========      ==========
Estimated pro forma weighted average shares outstanding - fully diluted(9)     4,000,000       4,000,000
                                                                              ==========      ==========

(1) See "Unaudited Pro Forma Combined Financial Statements" of the Company relating to the year ended December 31, 1996 and the three months ended March 31, 1997.
(2) Adjusted to reflect the Acquisitions, the elimination of revenue between IPM and IG, and the elimination of expenses related to affiliated entities of the Subsidiaries not acquired by Crescent.
(3) Adjusted to reflect the Acquisitions and the elimination of expenses related to affiliated entities of the Subsidiaries not acquired by Crescent.
(4) Adjusted to reflect the Acquisitions and the reductions in the compensation level that certain stockholders of the Subsidiaries and Crescent have agreed to receive from the Company subsequent to the Acquisitions.
(5) Adjusted to reflect the amortization of the estimated goodwill recorded in connection with the Acquisitions.
(6)   Adjusted to reflect the elimination of expenses between IPM and IG.
(7) Adjusted for the elimination of the pro rata interest expense on capital to be contributed by the pre-Acquisition stockholders of Crescent.

(8) Gives effect to the estimated provision to reflect federal and state income taxes as if all of the Subsidiaries been C Corporations and the incremental provision for the pro forma adjustments.
(9) Gives effect to the Acquisitions and subsequent Recapitalization. Fully-diluted weighted average shares outstanding include the Escrow Shares.

Combined Pro Forma Balance Sheet Data:
                                                     March 31, 1997
                                                 Pro Forma   As Adjusted
                                                   (1)(2)      (1)(3)
                                                -----------  ----------

Working capital                                  $  3,566
Total assets                                       22,922
Total debt                                          6,443
Stockholders' equity                                7,440

(1) See Unaudited Pro Forma Combined Financial Statements of the Company as of March 31, 1997.
(2)   Gives effect to (i) the Acquisitions in accordance with SAB 97 and APB 16,
      (ii) the combination of the Subsidiaries with Crescent as if such combination had occurred as of March 31, 1997, (iii) cash borrowed from banks to fund, and resulting adjustment to the respective liabilities for the estimated excess net asset value due to the former stockholders of the Subsidiaries, the amounts due to the current and former stockholders of Crescent, and notes payable to former stockholders of the Subsidiaries,
      (iv) the elimination of related party balances between IPM and IG, (v) the elimination of common stock of the Subsidiaries and the issuance of 2,630,400 shares of Class B Common Stock (including the Escrow Shares) to former stockholders of the
      Subsidiaries.
(3) Adjusted to reflect the sale of 2,500,000 shares of Class A Common stock offered hereby at an assumed initial public offering price of $5.00 per share and the application of the estimated net proceeds therefrom.
      See "Use of Proceeds".

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the Company's unaudited pro forma combined financial statements and the audited financial statements of the Company and the Subsidiaries, and the notes thereto, appearing elsewhere in this Prospectus.

Results of Operations

Overview

      Crescent was incorporated in Georgia in March 1993. In December 1994, Crescent completed the acquisition of a 60% interest in Prisym. In June 1997, Crescent completed the acquisition of a 100% interest in each of the Subsidiaries. The Acquisitions of each of the Subsidiaries has been accounted for using the purchase method of accounting. Subsequent to the Acquisitions, the Company completed the Merger pursuant to which it reincorporated in the State of Delaware and effected a recapitalization pursuant to which each share of common stock of the Georgia entity was exchanged for 400 shares of Class B Common Stock of the Delaware entity.

      The Subsidiaries have operated throughout the periods presented as independent private companies, and, as such, their results of operations reflect two structures, S Corporations and C Corporations. The particular corporate structure of each Subsidiary has influenced, among other things, the historical levels of compensation paid to its principals. Certain of such individuals have contractually agreed to a reduction in their compensation and benefits in connection with the Acquisitions. The compensation differential and the related income tax effects have been reflected in the pro forma adjustments in the accompanying pro forma information provided elsewhere in this Prospectus.

      Net sales reflect the sale of the Company's products, net of allowances for returns and other adjustments and include minimal revenues related to services performed at the Company's premises. Sales are generated from the sale of products in both the domestic and international markets. No individual customer accounted for more than 6% of sales during 1996 or during the three months ended March 31, 1997 on a combined basis.

      Cost of goods sold consists primarily of product costs (cost of manufacture or acquisition) and freight charges. Cost of sales also includes direct expenses, such as labor and inventory, obtaining FCC certification of products where required, the cost of shipping and delivery charges to bring the product to the Company's premises, as well as overhead allocated to direct expenses, incurred in manufacturing products sold by the Company. The direct cost associated with providing services performed by the Company for its customers is also included in the cost of goods sold.

      Sales and gross profits depend in part on the volume and mix of components and finished goods contained in the Company's inventory from time to time. Manufactured product sales have a higher gross profit margin with a relatively lower volume of sales per customer, while component sales have a comparably low gross profit with a relatively high volume of sales per customer. The Company expects that gross margins will continue at the levels experienced in 1996

      A large portion of the Company's operating expenses is relatively fixed. Since the Company does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon historical purchasing practices of its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations.

      Selling, general and administrative ("SG&A") expenses include costs related to the Company's sales force, which are comprised of both direct employees of the Company and independent sales representatives. Included are direct labor costs for in-house sales representatives as well as commissions paid to both in-house and independent sales personnel. Costs associated with marketing and advertising of the Company's products are also included in SG&A expenses, along with expenses relating to corporate and administrative functions that serve to support the existing products and service business of the Company, as well as to provide the infrastructure for future growth. Also reflected as SG&A expenses are certain management, supervisory and staff salaries and employee benefits, data processing, training, rent, and office supply costs.

      Interest expense includes costs and expenses associated with working capital indebtedness, as evidenced by outstanding balances on the Company's principal credit facilities, and working capital advances made by certain current and former stockholders.

      Economies of scale and elimination of duplicate overhead and administrative costs are expected to reduce future operating costs. Offsetting these anticipated benefits are anticipated increases in personnel costs and expenses to be incurred in developing the Company's corporate infrastructure and the costs associated with being a public company. The Company does not believe these costs can be accurately quantified. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information included herein. As a result, historical combined results may not be comparable to, or indicative of, future performance.

      The following financial information has been rounded in order to simplify its presentation. However, the percentages provided below are calculated using the detailed financial information contained in the financial statements, the notes thereto and the other financial data included elsewhere in the Prospectus. Year-end comparisons are only presented for the periods for which full year financial statements are included herein.

Crescent

      Three Months Ended March 31, 1997 Compared With Three Months Ended March 31, 1996

      Net Sales. Net sales decreased $285,000, or 8.3%, to $3.13 million for the three months ended March 31, 1997 (the "1997 quarter") compared to $3.42 million for the three months ended March 31, 1996 (the "1996 quarter"). The decrease in net sales was primarily attributable to the loss of a customer and a shift in focus to higher margin sales.

      Gross Profit. Gross profit increased $25,000, or 4.3%, to $611,000 for the 1997 quarter compared to $586,000 for the 1996 quarter. Gross margin increased to 19.5% for the 1997 quarter compared to 17.2% for the 1996 quarter. The increases were primarily attributable to the shift to higher margin sales.

      SG&A Expenses. SG&A expenses decreased $9,000, or 2.4%, to $363,000 for the 1997 quarter compared to $372,000 for the 1996 quarter. SG&A expenses as a percentage of net sales increased to 11.6% for the 1997 quarter compared to 10.9% for the 1996 quarter. This change was primarily attributable to an increase in sales commissions and the hiring of additional technical personnel.

      Operating Income. Operating income increased $28,000 to $238,000 for the 1997 quarter compared to $210,000 for the 1996 quarter.

      Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

      Net sales. Net sales increased $1.14 million, or 9.3%, to $13.41 million for the year ended December 31, 1996 ("1996") compared to $12.28 million for the year ended December 31, 1995 ("1995"). The increase in net sales was primarily attributable to strong sales in the OEM sector and increased market penetration by Prisym.

      Gross Profit. Gross profit increased $553,000, or 29%, to $2.46 million for 1996 compared to $1.91 million for 1995. Gross margin increased to 18.4% for 1996 compared to 15.6% for 1995, primarily as a result of the growth in system sales to specialized OEMs.

      SG&A Expenses. SG&A expenses increased $484,000, or 27.5%, to $2.24 million for 1996 compared to $1.76 million for 1995. This increase was primarily attributable to increased infrastructure and higher commissions. SG&A expenses as a percentage of net sales increased to 16.7% for 1996 compared to 14.3% for 1995.

      Operating Income. Operating income increased $81,000, or 68%, to $201,000 for 1996 compared to $120,000 for 1995.

      Year Ended December 31, 1995 Compared With Year Ended December 31, 1994

      Net Sales. Net sales increased $5.94 million, or 94%, to $12.28 million for 1995 compared to $6.34 million for the year ended December 31, 1994 ("1994"). The increase in net sales was primarily attributable to the acquisition of Prisym in December 1994.

      Gross Profit. Gross profit increased $799,000, or 72%, to $1.91 million for 1995 compared to $1.11 million for 1994. Gross margin decreased to 15.6% for 1995 compared to 17.5% for 1994, primarily as a result of an increase in sales by Prisym which operates at lower margins.

      SG&A Expenses. SG&A expenses increased $679,000, or 62.8%, to $1.77 million for 1995 compared to $1.08 million for 1994. This increase was primarily attributable to the addition of the costs of Prisym. SG&A expenses as a percentage of net sales decreased to 14.3% for 1995 compared to 17.1% for 1994.

      Operating Income. Operating income increased $99,000 to $120,000 for 1995 compared to $21,000 for 1994.

tekgraf Texas

      Three Months Ended March 31, 1997 Compared With Three Months Ended March 31, 1996

      Net Sales. Net sales increased $136,000, or 15%, to $1.06 million for the 1997 quarter compared to $920,000 for the 1996 quarter. The increase resulted primarily from a broadening of tekgraf Texas' customer base combined with greater market acceptance of certain of the company's principal products.

      Gross Profit. Gross profit increased $51,000, or 36%, to $192,000 for the 1997 quarter compared to $141,000 for the 1996 quarter. Gross margin increased to 18% for the 1997 quarter compared to 15% for the 1996 quarter, primarily as a result of a shift in the company's business to the sale of higher margin systems.

      SG&A Expenses. SG&A expenses increased $17,000, or 25%, to $84,000 for the 1997 quarter compared to $67,000 for the 1996 quarter. This increase was primarily attributable to higher commissions associated with the increase in higher margin sales. SG&A expenses as a percentage of net sales increased to 8.0% for the 1997 quarter compared to 7.3% for the 1996 quarter, primarily as a result of an increase in outside sales expenses.

      Operating Income. Operating income increased $37,000 to $114,000 for the 1997 quarter compared to $77,000 for the 1996 quarter.

      Included in the 1997 quarter was an extraordinary gain of $70,000 resulting from the early extinguishment of a note payable with the former parent of Tekgraf Texas. See "Certain Transactions - Pre-Acquisition Transactions Between the Subsidiaries and Their Respective Affiliates."

IGD (IPM and IG)

      Three Months Ended March 31, 1997 Compared With Three Months Ended March 31, 1996

      Net Sales. Net sales decreased by $1.07 million, or 40.1%, to $1.61 million for the 1997 quarter compared to $2.68 million for the 1996 quarter. The decrease in IGD's net sales was primarily attributable to a reduction in demand for low and mid-range scanner products and increased competition in the sale of high-end proofing systems. In addition, an aggressive sale promotion run by a vendor in the 1996 quarter was not repeated in the 1997 quarter.

      Gross Profit. Gross profit decreased $179,000, or 38.5%, to $286,000 for the 1997 quarter compared to $465,000 for the 1996 quarter, in line with the decline in sales. Gross margin increased to 17.3% for the 1997 quarter compared to 16.9% for the 1996 quarter, reflecting a shift in product mix to higher margin sales.

      SG&A Expenses. SG&A expenses decreased $34,000, or 10.3%, to $295,000 for the 1997 quarter compared to $329,000 for the 1996 quarter, primarily as a result of reductions of costs in line with reduced sales. As a result of the decrease in revenues, SG&A expenses as a percentage of net sales increased to 18.3% for the 1997 quarter compared to 12.3% for the 1996 quarter.

      Operating Income. Operating income decreased $142,000 to a loss of $21,000 for the 1997 quarter compared to income of $121,000 for the 1996 quarter.

      Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

      Net Sales. Net sales increased $1.42 million, or 18.5%, to $9.10 million for 1996 compared to $7.68 million for 1995. The increase in net sales was primarily attributable to increased sales in certain product lines and an expanded customer base.

      Gross Profit. Gross profit increased $187,000, or 14.0%, to $1.52 million for 1996 compared to $1.34 million for 1995. Gross margin decreased to 16.7% for 1996 compared to 17.4% for 1995, primarily as a result of an increase in lower margin sales.

      SG&A Expenses. SG&A expenses increased $282,000, or 26.8%, to $1.33 million for 1996 compared to $1.05 million for 1995. This increase was primarily attributable to an increase in personnel and higher commissions. SG&A expenses as a percentage of net sales increased to 14.7% for 1996 compared to 13.7% for 1995.

      Operating Income. Operating income decreased $91,000 to $148,000 for 1996 compared to $239,000 for 1995.

CGD

      Three Months Ended March 31, 1997 Compared With Three Months Ended March 31, 1996.

      Net Sales. Net sales increased $655,000, or 26.0%, to $3.17 million for the 1997 quarter compared to $2.52 million for the 1996 quarter. The increase in net sales was primarily attributable to the introduction of new products and increased sales of one of the Company's existing product lines. In addition, bad weather conditions adversely impacted sales during the 1996 period.

      Gross Profit. Gross profit increased $177,000, or 45.2%, to $568,000 for the 1997 quarter compared to $391,000 for the 1996 quarter. Gross margin increased to 17.9% for the 1997 quarter compared to 15.5% for the 1996 quarter, primarily as a result of an increase in sales of higher margin product lines.

      SG&A Expenses. SG&A expenses increased $88,000, or 28.2%, to $400,000 for the 1997 quarter compared to $312,000 for the of 1996 quarter. This increase was primarily attributable to a net increase in personnel and sales commissions. SG&A expenses as a percentage of net sales remained relatively stable at 12.6% for the 1997 quarter and 12.4% for the 1996 quarter.

      Operating Income. Operating income increased $87,000 to $162,000 for the 1997 quarter compared to $75,000 for the 1996 quarter.

      Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

      Net Sales. Net sales decreased $92,000, or 1.0%, to $11.00 million for 1996 compared to $11.10 million for 1995. The decrease in 1996's net sales was primarily attributable to an approximately $2.0 million decrease in sales of one of the Company's product lines as its competitive advantages declined, which was offset by an increase in net sales from a different product line.

      Gross Profit. Gross profit decreased $44,000, or 2.3%, to $1.86 million for 1996 compared to $1.90 million for 1995. Gross margin decreased to 16.9% for 1996 compared to 17.2% for 1995, primarily as a result of the loss of a higher margin product line and the increase in sales of lower margin products.

      SG&A Expenses. SG&A expenses decreased $61,000, or 3.7%, to $1.61 million for 1996 compared to $1.67 million for 1995. This decrease was primarily attributable to decreases in commissions and profit sharing contributions. SG&A expenses as a percentage of net sales decreased to 14.6% for 1996 compared to 15.1% for 1995.

      Operating Income. Operating income increased $9,000 to $223,000 for 1996 compared to $214,000 for 1995.

      Year Ended December 31, 1995 Compared With Year Ended December 31, 1994

      Net Sales. Net sales decreased $1.85 million, or 14.3%, to $11.10 million for 1995 compared to $12.95 million for 1994. The decrease in 1995's net sales was primarily attributable to the loss of one product line as a result of the applicable vendor's loss of its marketing rights to its top product. This product line had accounted for in excess of $2.5 million in net sales in 1994.

      Gross Profit. Gross profit increased $65,000, or 3.5%, to $1.90 million for 1995 compared to $1.84 million for 1994. Gross margin increased to 17.2% for 1995 compared to 14.2% for 1994. The increases primarily resulted from the discontinuation of low margin product lines such as color monitors and the introduction of higher margin graphic arts related lines.

      SG&A Expenses. SG&A expenses increased $106,000, or 6.8%, to $1.67 million for 1995 compared to $1.56 million for 1994, primarily as a result of an increase in bad debt write-offs. SG&A expenses as a percentage of net sales increased to 15.1% for 1995 compared to

12.1% for 1994.

      Operating Income. Operating income decreased $41,000 to $214,000 for 1995 compared to $254,000 for 1994.

G&R

      Three Months Ended March 31, 1997 Compared with Three Months Ended March 31, 1996

      Net Sales. Net sales increased $383,000, or 7.6%, to $5.39 million for the 1997 quarter compared to $5.01 million for the 1996 quarter, primarily as a result the addition of new product lines from existing vendors.

      Gross Profit. Gross profit decreased $4,000, or .6%, to $723,000 for the 1997 quarter compared to $727,000 for the 1996 quarter. Gross margin decreased to 13.5% for the 1997 quarter compared to 14.5% for the 1996 quarter. These decreases were primarily attributable to an increase in sales of lower margin products.

      SG&A Expenses. SG&A expenses increased $8,000, or 1.3%, to $636,000 for the 1997 quarter compared to $628,000 for the 1996 quarter, primarily as a result of an increase in personnel. SG&A expenses as a percentage of net sales decreased to 11.8% for the 1997 quarter compared to 12.5% for the 1996 quarter.

      Operating Income. Operating income decreased $12,000 to $73,000 for the 1997 quarter compared to $85,000 for the 1996 quarter.

      Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

      Net Sales. Net sales increased $254,000, or 1.2%, to $21.0 million for 1996 compared to $20.78 million for 1995, primarily as a result of the addition of new product lines which offset the discontinuance of other product lines.

      Gross Profit. Gross profit increased $127,000, or 4.5%, to $2.9 million for 1996 compared to $2.79 million for 1995. Gross margin increased to 13.9% for 1996 compared to 13.4% for 1995, primarily as a result of sales of higher margin products.

      SG&A Expenses. SG&A expenses increased $164,000, or 6.9%, to $2.55 million for 1996 compared to $2.39 million for 1995, primarily as a result of a commission rate change for 1996, and the addition of sales personnel. SG&A expenses as a percentage of net sales increased to 12.1% for 1996 compared to 11.5% for 1995.

      Operating Income. Operating income decreased $26,000 to $313,000 for 1996 compared to $339,000 for 1995.

      Year Ended December 31, 1995 Compared With Year Ended December 31, 1994.

      Net Sales. Net sales decreased $533,000, or 2.5%, to $20.78 million for 1995 compared to $21.32 million for 1994, primarily as a result of the loss or discontinuance of product lines.

      Gross Profit. Gross profit increased $154,000, or 5.8%, to $2.79 million for 1995 compared to $2.64 million for 1994. Gross margin increased to 13.4% for 1995 compared to 12.4% for 1994, primarily as a result of a shift to higher margin product line sales.

      SG&A Expenses. SG&A expenses increased $106,000, or 4.6%, to $2.39 million for 1995 compared to $2.28 million for 1994. This increase was primarily attributable to increased overhead associated with a facilities expansion. SG&A expenses as a percentage of net sales increased to 11.5% for 1995 compared to 10.7% for 1994.

      Operating Income. Operating income increased $28,000 to $339,000 for 1995 compared to $311,000 for 1994.

Microsouth

      Three Months Ended March 31, 1997 Compared With Three Months Ended March 31, 1996

      Net Sales. Net sales increased $975,000, or 42.9%, to $3.25 million for the 1997 quarter compared to $2.27 million for the 1996 quarter, primarily as a result of the expansion of Microsouth's graphics product lines from existing vendors. Microsouth also benefited by an increase in product sales to one of its customers and the establishment of new vendor relationships.

      Gross Profit. Gross profit increased $204,000, or 67.3%, to $507,000 for the 1997 quarter compared to $303,000 for the 1996 quarter. Gross margin increased to 15.6% for the 1997 quarter compared to 13.3% for the 1996 quarter, primarily as a result of a shift in product mix to higher margin products.

      SG&A Expenses. SG&A expenses increased $49,000, or 19%, to $307,000 for the 1997 quarter compared to $258,000 for the 1996 quarter reflecting increased commissions associated with increased sales levels. SG&A expenses as a percentage of net sales decreased to 9.5% for the 1997 quarter compared to 11.4% for the 1996 quarter.

      Operating Income. Operating income increased $153,000 to $214,000 for the 1997 quarter compared to $61,000 for the 1996 quarter.

      Included in the 1997 quarter was an extraordinary gain of $210,000 resulting from the early extinguishment of a note payable with the former parent of Microsouth. See "Certain Transactions - Pre-Acquisition Transactions Between the Subsidiaries and Their Respective Affiliates."

Future Adoption of Recently Issued Accounting Standards

      The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), No. 130, Reporting Comprehensive Income ("SFAS 130"), No. 129, Disclosure of Information About Capital Structure ("SFAS 129"), and No. 128, Earnings Per Share ("SFAS 128"). SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 129 consolidates the existing requirements to disclose certain information about an entity's capital structure, and SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share. These Standards are effective for periods ending after December 31, 1997.

      The Company believes that the impact of these Standards, when adopted, will not have a material impact on the Company's financial statements and financial statement presentation when presented on a comparable basis.

Impact of Inflation

      Management believes that inflation has not had a material impact on the Company's business.

Liquidity and Capital Resources

      Since inception, the Company has financed its operations through a combination of cash flow from operations, bank borrowings and equity capital. The Company's capital requirements have arisen primarily in connection with purchases of fixed assets, including acquisitions.

      The Company maintains several bank lines of credit that provide for borrowings up to $4.5 million. The Company has a revolving credit facility with LaSalle Bank - Illinois (the "LaSalle Facility") that provides for borrowings up to $2,000,000 based on a percentage of certain accounts receivable which matures on December 31, 1997 and bears interest at the lender's prime rate plus .5%. The LaSalle Facility is secured by G&R's accounts receivable, inventory, equipment and fixtures and a portion is guaranteed by stockholders of the Company. At June 30, 1997, the outstanding balance on the LaSalle Facility was approximately $1.29 million. The Company also has a revolving credit facility with NationsBank of Maryland, N.A. (the "NationsBank Facility") that provides for borrowings up to $2,250,000 based on a percentage of certain accounts receivable and inventory which matures on September 30, 1997 and bears interest at the lender's prime rate plus 2%. The NationsBank Facility is secured by CGD's accounts receivable, inventory and general intangibles and is guaranteed by stockholders of the Company. At June 30, 1997, the outstanding balance on the NationsBank Facility was approximately $757,000. The Company also has a revolving line of credit with Wells Fargo Bank, National Association (the "Wells Fargo Facility") in the principal amount of $250,000 which matures on January 10, 1998 and bears interest at the lender's prime rate plus .75%. The Wells Fargo Facility is unsecured and is guaranteed by a stockholder of the Company. At June 30, 1997, the outstanding balance on the Wells Fargo Facility was $51,000.

      The Company intends to repay the outstanding amounts on the LaSalle Facility, the NationsBank Facility and the Wells Fargo Facility prior to the Offering. It is anticipated that the Company will obtain a new bank line of credit, a portion of which will be used, together with available cash, to repay such existing bank facilities. The Company will repay all amounts outstanding under the new bank line from the proceeds of the Offering. See "Use of Proceeds."

      The Company has guaranteed $496,000 of bank borrowings incurred by a company owned by affiliates of the Company. See "Certain Transactions."

      From time to time since the Company's inception, Alongal has made advances to the Company for working capital purposes. At December 31, 1996 and March 31, 1997, amounts owed to Alongal were $2,109,000 and $2,081,000, respectively. Such advances bear interest at the rate of 8% per annum and are payable on demand. Prior to completion of the Offering, the Company intends to repay such indebtedness. At such time, the pre-Acquisition stockholders of the Company will contribute an aggregate of $936,000 to the capital of the Company.

      Prior to the Offering, the Company will make payments in the aggregate amount of approximately $1,200,000 to the stockholders of Microsouth and tekgraf Texas, reflecting Purchase Price Adjustments in connection with the Acquisitions. See "Dividends and Distributions" and "Certain Transactions."

      The Company's principal commitments at June 30, 1997 consisted primarily of debt of (i) approximately $1.2 million of Purchase Price Adjustments relating to the Acquisitions; (ii) leases of premises; and (iii) the lines of credit described above.

      After the application of the net proceeds of the Offering as set forth in "Use of Proceeds," the Company believes that its cash balances, and cash flows from operations will be sufficient to meet its working capital and capital requirements for at least the next 12 months.

      A key element of the Company's strategy is to continue to expand through acquisitions of companies engaged in the distribution and/or marketing of computers and/or computer hardware, software and peripherals. See "Business - Strategy." Such acquisitions are expected to involve the issuance of stock, cash, debt or a combination thereof.

      Release of Escrow Shares

      In connection with the Offering, the holders of the Company's Class B Common Stock are placing a portion of their shares into escrow pending the Company's attainment of certain earnings or market price goals. See "Principal Stockholders." In the event the Escrow Shares are released from escrow to directors, officers, employees or consultants of the Company, the release will be treated, for financial reporting purposes, as compensation expense to the Company. Accordingly, the Company will, in the event of the release of the Escrow Shares recognize during the period in which the earnings or market price targets are met, what could be a substantial one-time charge which would substantially increase the Company's loss or reduce or eliminate earnings, if any, at such time. The amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity.

                                    BUSINESS

Overview

      The Company commenced operations in February 1993 to engage in the manufacture of custom or "made-to order" premium servers and network workstations under the Crescent Computer brand name. In December 1994, the Company acquired a controlling interest in Prisym, an authorized DEC Reseller. In June 1997, the Company completed the acquisition of all of the outstanding capital stock of G&R, Microsouth, tekgraf Texas, CGD, IPM and IG, all of which are regional distributors specializing in computer graphics technologies. Subsequent to the Acquisitions and in connection with the Merger, the Company changed its name to Tekgraf, Inc. and organized its operations into two divisions: the Graphics Division, a wholesale distribution network of high-end computer graphics products; and the Technology Division, which is engaged in the manufacture, sale and support of the Crescent Computer and distribution of related components and DEC Reseller activities.

Strategy

      The Company's overall business strategy is to become a nationally-recognized, vertically-oriented provider of computer products and services. The Company intends to accomplish this goal through internal growth of its operating divisions, acquisitions of complementary businesses and expansion into selected international markets.

      Internal Growth. The Company anticipates that it will be able to expand its operations through internal growth of each of its operating divisions. The Company will seek to increase the customer base of the Technology Division by utilizing the consolidated marketing and distribution structure of the Graphics Division achieved as a result of the Acquisitions, by increased marketing of the Crescent Computer to selected markets, and through enhanced product and service offerings. The Company believes that the increased technical personnel and capabilities will enable Prisym to achieve higher certifications with DEC, thereby broadening the product mix it can make available to its customers.

      Acquisitions. The Company intends to expand its operations through acquisitions of complementary businesses. The Company will focus its acquisition activities on profitable technology companies that can be integrated into the Company's existing divisional structure, increase divisional revenues, expand the geographic and technical scope of the Company's operations and offer a greater range of products and services to existing and potential customers. Although the Company continually explores acquisition possibilities and has targeted a number of computer graphics distributors, including NECG in Westford Massachusetts, it is not currently engaged in active discussions or negotiations with respect to any potential acquisitions and has no agreements, arrangements or understandings regarding any potential acquisitions. There can be no assurance that the Company's acquisition program will be successful, that the acquisition of NECG or any other company will be completed or that, if completed, any companies acquired will be profitable, or will result in revenues to the Company.

      International Expansion. The Company intends to market the Crescent Computer and components, as well as products and services distributed by the Graphics Division, to selected international markets, such as Canada, the United Kingdom, South Africa and Australia.

The Company's Divisions and Products

      The Graphics Division

      General

      The Graphics Division currently consists of five regional wholesale distributor subsidiaries which specialize in computer graphics technologies -- G&R, Microsouth, tekgraf Texas, CGD and IGD. The Graphics Division sells and supports products in the digital prepress, presentation graphics, color desktop publishing, large format display graphics, digital imaging, electronic drawing management, CAD and other emerging computer graphics technologies markets. The Company provides value-added sales, marketing, fulfillment, and logistics support for more than 30 manufacturers of a broad array of complex computer graphics hardware and software. See "-Products and Markets."

      Although initially comprised of six individual companies, central to the business model of the Graphics Division and a core motivation for the Acquisitions and the resulting business combination were the pre-existing relationships among such companies and their principals. The desire to provide manufacturers with national sales and marketing programs fostered close cooperation among these regional firms, ultimately leading to the formation of two trade associations, the David Group and the Vision Group. The purpose of these associations was to facilitate joint marketing and promotion, product line acquisitions, the sharing of technical resources and sales strategies, and the transfer of excess inventory. All of the companies that make up the Graphics Division are current or former members of one or both of such trade associations.

      The goal of the Graphics Division is to build on the aforementioned historic inter-company cooperation and function as a single entity with respect to sales, marketing, advertising, public relations, technical support and technology evaluation. With the current exception of the areas of Southern California, Arizona, New Mexico and New England, the Graphics Division is in a position to provide computer graphics manufacturers a national distribution presence with the key benefit of local technical sales and support. See "- Customers, Sales and Marketing." After completion of the Offering, the Company intends to acquire additional regional distributors of computer graphics technology in order to increase the geographic scope of the operations of the Graphics Division. There can be no assurance, however, that the Company will successfully complete any such acquisitions.

      During the year ended December 31, 1996 and the three months ended March 31, 1997, revenues from the Graphics Division accounted for 80.5% and 82.1%, respectively, of the Company's total revenues on a pro forma combined basis.

      Products and Markets

      The Company's Graphics Division distributes and supports products of over 30 manufacturers, including Agfa Division of Bayer Corporation, Electronics For Imaging (EFI) Encad, Inc., Epson America, Inc., Mitsubishi Electronics America, Inc., Scitex America Corporation and Vidar Systems Corporation. Among the products the Graphics Division distributes and sells are color scanners, color digital film recorders, digital cameras, color laser printers, color-calibrated monitors, audio-visual presentation systems, raster image processors (RIPs), ink jet printers, plotters, pre-press software, image setters, color proofers, mass storage devices and the consumable products used in many of such products. Prices typically range from less than $100 to in excess of $100,000.

      The Company's agreements with manufacturers are generally non-exclusive, provide for wholesale distribution to dealers and resellers in specified geographic territories and are terminable by either party without cause on either 30 or 60 days' notice.

      It is the intention of the Graphics Division to initially operate in the following four vertical markets:

            o     Digital Pre-Press
            o     Computer-Aided Design (CAD)
            o     Electronic Drawing Management Systems (EDMS)
            o     Display Graphics

      Digital Pre-Press. Over the last three years, there has been a dramatic shift in the process printing industry from manual, analog production of printed materials to the use of computers. Historically the production of a printed brochure, magazine or catalog involved hundreds of manual steps using photographic materials to produce the final press-ready copy.

      With rapid advances in software and hardware, much of today's printed materials are produced digitally. The print production process now allows a printed piece to go from concept to imaged printing plate in a fully digital environment. Copywriting, proofing and revisions all take place on a desktop computer, increasing the speed and efficiency of the pre-press process, and streamlining personnel requirements in the process. The Company believes this market is in a period of rapid transition regarding the manner in which electronics products are delivered to the traditional printing customer. When digital pre-press systems sold for $200,000 per seat (user), most manufacturers used a captive direct sales force to sell to the end-user. Today, the typical seat sells for under $20,000, forcing manufacturers to utilize a reseller channel to deliver their products.

      The Graphics Division sells input, proofing, networking, color management software and output devices, which are integral parts of a digital pre-press system. These products are typically sold through two classes of resellers: graphic arts dealers who have traditionally sold film, chemicals, printing plates and other analog pre-press supplies, and graphics VARs who have specialized in pre-press workflow technologies and the automation of the pre-press process.

      Computer Aided Design (CAD). Over the last ten years, traditional drafting tables have given way to the desktop computer. Today, most architectural and engineering design and drafting in the United States is done using a desktop computer or workstation.

      The CAD market is a more mature digital market than digital pre-press. As a result, the delivery mechanism for products into this market has adapted to the combination of less expensive products and more informed buyers. According to industry sources, over 90% of all CAD software and peripherals are delivered using a multi-tiered reseller channel.

      The Graphics Division sells primarily processing and output products in this market, with plotters, high-resolution graphics displays and optical storage representing the majority of sales.

      Electronic Drawing Management Systems (EDMS). The use of CAD systems in the engineering and architectural community has created a workflow problem for those firms which have embraced CAD - what to do with the archive of manually drafted drawings.

      EDMS allow these customers to capture (i.e., scan) paper drawings and store them digitally. When needed, they can be retrieved, annotated, printed or converted to CAD format for further revision. Since most of these functions can be performed using existing CAD workstations or PC's, the cost of converting to an EDMS systems is relatively low, and the demand for such systems is growing dramatically.

      The Graphics Division sells all of the components necessary for the installation of an EDMS system, including large format scanners, archiving and manipulation software, optical storage systems and output devices.

      Display Graphics. The most rapidly growing segment of the computer graphics output market is display graphics. Display graphics, or large format graphics describes a process that allows computer-generated or captured images to be printed in sizes up to 60" wide.

      Historically, these images could only be printed on color electrostatic printers costing over $120,000. However, over the last three years, significant advances in ink-jet technology, software, specialty inks and media have placed the cost of entry for display graphics systems starting at under $10,000, and market acceptance has been rapid. End-users of this technology include a wide range of industries and markets, such as:



            o     Trade-show graphics - production of booth and arcade displays
            o     Point of Sale graphics - floor displays
            o     Sign Shops - traditional signage, fleet graphics
            o     Print-for-Pay (e.g., Kinkos, Sir Speedy)
            o     Package Design - package prototyping
            o     Graphic Arts - imposition proofing

      Products sold to this market include large-format ink-jet printers (ENCAD), faster image processing software (Amiable Technologies, EFI, Onyx Graphics, PISA), lamination systems (Seal Products, a division of Hunt Manufacturing) and a wide range of inks, papers and other specialty media.

      Customers, Sales and Marketing

      The Graphics Division's customers are principally value-added resellers
(VARs) and systems integrators (SIs), as well as, for certain products, retailers, mass merchandisers and direct marketers. VARs typically focus on sales to users in specific vertical markets where the selling organization has unique knowledge and expertise concerning the prospective customer's application. These customers purchase products from the Company and resell them as an integrated solution bundled with installation services and post-sales support. SIs typically purchase products from the Company for further integration into a much larger solution comprised of components from many sources. These solutions typically are very large in scale and may involve an integration contract between the SI and the end-user customer. The Graphics Division utilizes the retail, mass merchant and direct marketing sales channels when product demand is firmly established and a lower cost mechanism of delivery to the end user is warranted.

      Currently, the Graphics Division has 21 outside and 16 inside sales representatives and seven technical support representatives. The Company believes that this constitutes the highest concentration of sales and technical support professionals in the country devoted to the sales, marketing, and support of high-end computer graphics products. The Company's sales representatives receive commissions based on sales. During each of the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, compensation paid to outside sales representative amounted to less than 5% of the Company's sales.

      Each regional office of the Graphics Division maintains and has training and demonstration facilities equipped with its manufacturers' hardware and applications software. These resources are made available to prospects and customers for product evaluations, product training, demonstrations, benchmark testing and in-house and in-the-field seminars. In addition, the Graphics Divisions' sales force and technical sales representatives are trained to demonstrate the technology it distributes and the applications of such technology. Inside and outside technical sales representatives are also trained to understand their manufacturers' products, the competitors' products, related applications, software and the relevant end-user markets.

      The Company believes the service offered by the Graphics Division is unique in providing face-to-face sales, marketing, and distribution of mid- to high-end computer graphics products sold through vertical reseller channels. Typically, products carried by the Graphics Division are relatively complex, requiring technical sales training, product demonstrations, product training, pre-sale and post-sale technical support and immediate product availability. Selling and supporting products in these markets requires knowledge of many distinct types of hardware and software as well as communications protocols, networking architecture, file formats, compression techniques, and other systems integration issues. Manufacturers of products with such a level of complexity often need to leverage their own limited resources by selling and distributing through reseller organizations. Similarly, reseller organizations are often severely limited in the technical sales and marketing resources they can devote to the sale of specific products. To address this problem, each regional office of the Graphics Division augments both the manufacturer's and the reseller's staff, capitalizing on its ongoing relationships with the local resellers and end user community. Resellers are trained and assisted by Graphics Division staff in all aspects of sales, marketing, distribution and installation of its products.

      The Company believes that the Acquisitions and the consolidation of the operations of G&R, Microsouth, tekgraf Texas, CGD and IGD into the Graphics Division will enable it to establish a national distribution network. In addition to economies of scale achieved by the Company, the Company believes that it will be more cost-effective for certain manufacturers of computer graphics technology and peripheral equipment to utilize the Company as a distributor than to maintain their own extensive internal sales forces.

      The Technology Division

      General

      The operations of the Technology Division currently consist of the manufacture of the Crescent Computer and the DEC Reseller activities of Prisym. The Company custom designs, assembles and sells custom or "made-to-order" premium servers or workstations (Crescent Computers) and related technology to VARs, vertical solution providers ("VSPs"), corporations, universities and the government. See "- Customers, Sales and Marketing." The Company also provides services to its customers, including system architecture design, hardware consulting and customer support.

      Products

      The Crescent Computer is a PC which can be assembled in a number of different configurations using standard component parts. Although many of the Crescent Computers are based on standard configurations, customization enables the Company to accommodate customer computer needs with respect to storage capacity, speed, price, applications, size, configuration and a range of other considerations that can be accommodated in whole or in part by the selection of appropriate components. The Company works with SIs on network configuration. The Company also provides its customers with continuing technical support and assistance in the maintenance and operations of Company purchased products.

      Crescent Computers are currently being used to operate non-sterile heart catheterization diagnostic equipment, as voice mail/auto-attendant controllers, in informational kiosks and in other process-control applications. The Company also sells servers and RAID storage systems to VARs and other companies seeking to create Internet websites, internal networks, graphics and CAD workstations and application servers.

      Through Prisym, the Company provides DEC's Alpha-based Workstations and servers, mass storage, printers, components and computer peripherals and supplies to the nationwide installed base of DEC customers. Prisym's customers include Fortune 500 companies, governmental agencies and educational institutions.

      During the year ended December 31, 1996 and the three months ended March 31, 1997, sales by the Technology Division accounted for 19.5% and 17.9% of the Company's revenues, respectively, on a pro forma combined basis.

      Manufacturing and Suppliers

      The Company's manufacturing operations consist of the assembly of Crescent Computers at its facility in Norcross, Georgia and the testing of the electronic and mechanical components incorporated into its products.

      The Company has elected to assemble its products utilizing principally off-the-shelf electronic components parts available from multiple sources. The Company believes that this practice helps to ensure better quality control and pricing by allowing the Company to select the best manufactured and best performing components available on the market (rather than a proprietary product that may fall behind the "curve" in terms of either such characteristic), and to purchase such components from marketplace sources that offer the best prices at the time the particular components are needed for production (rather than to have prices dictated by the limited sources able to provide a proprietary component). The Company obtains component parts on a purchase order basis and does not have long-term contracts with any of its suppliers. To date, the Company has not experienced significant interruptions in the supply of such component parts, and believes that numerous qualified suppliers are available. The Company believes that the inability of any of its current suppliers, except as specified below, to provide component parts to the Company would not adversely affect the Company's operations and that alternate sources could be readily established.

      The Company currently obtains the motherboards (a primary component of the PC) from two sources. Certain of the Company's file server products incorporate a motherboard which is currently purchased from a sole supplier. Although the Company has to date been able to obtain adequate supplies of this component and does not anticipate any related sourcing problems, the inability in the future to obtain sufficient numbers of such components or to develop alternative sources could result in delays in product introductions or shipments. Such delays could have a material and adverse effect on the Company's results of operations. The Company plans to attempt development of additional alternative sources to limit any adverse impact on the Company's result of operations.

      The Company has established a comprehensive testing and qualification program to ensure that all subassemblies meet the Company's specifications and standards before final assembly and testing. The Company's quality control program includes diagnostic tests, assembly, burn-in, final configuration and final quality assurance tests and the employment of process controls at its manufacturing facility. The Company has also implemented quality control policies that are reviewed and accepted by the Company's major customers. The Company believes that this procedure helps ensure a high-quality product.

      The Company's own manufacturing facility totals approximately 4,000 square feet. The Company believes that additional manufacturing facilities, if necessary, are available. The Company is currently operating at approximately 50% of capacity at this facility. See "- Facilities and Administrative Functions."

      Customers, Sales and Marketing

      Customers for the Crescent Computer include OEMs, other vertical market computer resellers, computer dealers, universities, government entities and corporations. The Technology Division does not market to individual end-users, focusing instead on establishing relationships with entities which will constitute repeat sales and have internal computer support personnel capable of handling local issues prior to involvement of Company personnel.

      Prisym markets to the current installed base of DEC customers. Such customers primarily include Fortune 500 and other large corporations, governmental agencies and educational institutions.

      The Company currently distributes Technology Division products principally through the efforts of its internal direct sales force. In the future, the Company intends to offer Technology Division products through its recently acquired Graphics Division sales force. Following completion of the Offering, the Company will continue to expand its marketing efforts and seek to (i) expand the customer base for the Crescent Computer, (ii) expand the geographic market serviced by the Graphics Division and (iii) increase both the number of products distributed and the number of manufacturers whose products are distributed by the Graphics Division.

      Service and Support

      The Company believes that customer service and support is a significant competitive factor in the network systems market in which it sells the Crescent Computer and will become more important as local area networks ("LANs") become more complex and as more enterprises implement business-critical applications on their networks. The Company supports its customers by providing rapid problem resolutions both during and after the installation process. The Company maintains a technical support organization that assists customers in troubleshooting problems and providing replacement parts. The Company provides a toll-free hotline to help diagnose and correct system interruptions as they occur at customer sites and its support staff is available during normal business hours.

      The Company warrants all of its Crescent Computer servers and workstations against defects in materials and workmanship for two years. During the warranty period, the Company will repair or replace any Crescent Computer, or component thereof, which the Company identifies as defective. The Company will, under certain circumstances, send replacement parts to the customer site prior to return of the defective component in order to minimize down time. The Company has contracted with a service provider to furnish on-site service of Crescent Computers to customers which choose that option.

      The Company's product warranties do not materially differ from those generally available in the industry. In most instances, the Company receives warranties on its products from its vendors which are at least equivalent to those it provides to its customers. To date, the Company has not experienced significant claims under its warranties.

Backlog

      The Company does not have significant backlog because (i) the Technology Division is able to manufacture and deliver products generally within a few days of order receipt and it has no long-term contracts to supply products to customers (but rather manufactures and sells products on the basis of individual purchase orders as and when received) and (ii) the Graphics Division generally receives orders for shipment the same or next day. Accordingly, backlog at the beginning of a quarter may not represent a significant percentage of the products anticipated to be sold in that quarter. Quarterly revenues and operating results depend on the volume and timing of bookings received during the quarter, which are difficult to forecast. Therefore, management of the Company does not consider order backlog a significant indicator of the Company's future revenues.

Competition

      The business of manufacturing and selling computers and computer peripheral equipment is intensely competitive and rapidly changing. The Company believes that the principal competitive factors in this industry include relative price and performance, product availability, technical expertise, financial stability, service, support and reputation.

      The Company's Graphics Division competes primarily with computer equipment manufacturers that either utilize an in-house sales force to market their products to resellers and end-users or utilize the services of large, national fulfillment distributors. The Company believes that its primary competition will come from the latter category whose specialty is order fulfillment. The Company believes that the key factors differentiating it from such competitors lies in its ability to provide technical sales training, product demonstrations, product training, pre- and post-sale technical support and evaluation units.

      The Company's Crescent Computers are constructed with standardized parts which are available to others in the market. The Company's competitors include established computer product manufacturers, some of which supply products to the Company, computer resellers, distributors and service providers. Some of the Company's current and potential competitors have substantially greater financial, sales, marketing, technical and other competitive resources than those of the Company. As a result, the Company's competitors may be able to devote greater resources than the Company to the sales and service of their computer products. As the computer market in which the Company competes has matured, product price competition has intensified and is likely to continue to intensify, which may make it too costly for the Company to continue its "made to order" method of doing business. One of the results of this competition may be to lower sales prices and decrease profit margins.

      Technological competition from other and longer established computer hardware manufacturers and software developers is significant and expected to increase. The Company expects that hardware manufacturers and software developers will continue to enter the market to provide and package integrated information distribution solutions to the same customer base served by the Company's Technology Division. All such market participants will compete intensely to maintain or improve their market shares and revenues. Most of the companies with which the Company's Technology Division competes have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products.

      In the development market for network servers and workstations, the Company experiences competition from hundreds of small companies and a number of significant competitors, including such major industry participants as IBM, Microsoft Corporation, Novell, Inc. and Compaq Computers, Inc. Accordingly, there is no assurance that the Crescent Computer will continue to achieve sufficient market acceptance to assure the Company's future success and long range profitability in the face of competition with such significantly larger and better capitalized companies.

      With respect to the Technology Division's DEC reseller activities, the Company faces competition from several national and regional companies, many of which are substantially larger and more established than the Company and have national sales forces.

Intellectual Property

      The Company has no patents and its success will depend, in part, on its ability to preserve its trade secrets and proprietary know-how, and to operate without infringing the proprietary rights of third parties.

      The Company seeks to protect trade secrets and proprietary know-how, in part, by confidentiality agreements with employees, consultants, advisors, and others. There can be no assurance that such employees, consultants, advisors, or others, will maintain the confidentiality of such trade secrets or proprietary information, or that the trade secrets or proprietary know-how of the Company will not otherwise become known or be independently developed by competitors in such a manner that the Company will have no practical recourse.

Product Research and Market Development

      The market for the Company's products is characterized by rapid technological change and evolving industry standards, and it is highly competitive with respect to timely product innovations. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company believes that its future success will depend upon its ability to develop, manufacture and market new products and enhancements to existing products on a cost-effective and timely basis.

      If the Company is unable for technological or other reasons to develop products in a timely manner in response to changes in the industry, or if products or product enhancements that the Company develops do not achieve market acceptance, the Company's business will be materially and adversely affected. The Company has in the past experienced delays in introducing certain of its products and enhancements, and there can be no assurance that it will not encounter technical or other difficulties that could in the future delay the introduction of new products or enhancement. Such delays in the past have generally resulted from the Company's need to obtain a requisite component from a third-party vendor whose own development process has been delayed (e.g., the RAID controller card for the Company's server products).

Employees

      As of July 31, 1997, the Company had 97 full-time employees, 22 in the Technology Division and 75 in the Graphics Division, and three part-time employees. The Company intends to hire additional management, administrative, technical and sales personnel upon completion of the Offering. None of the Company's employees is represented by a labor union and the Company believes its relations with its employees are satisfactory.

Facilities and Administrative Functions

      The Company's executive offices and manufacturing and warehousing facilities are located in approximately 7,600 square feet in Norcross, Georgia pursuant to a lease expiring October 31, 1998 which provides for an annual rental of $30,600. During the next several months, the Company intends to relocate to approximately 15,100 square feet of space in a building owned by a corporation which is beneficially owned by certain officers, directors and stockholders of the Company or members of their immediate families. See "Certain Transactions." The Company will occupy such space pursuant to a lease expiring four years from occupancy which provides for an annual rental ranging from $90,720 during the first year to $102,048 during the fourth year. Prisym currently occupies a portion of such space for an annual rental of $36,000 and it is expected that after occupancy by the Company, it will continue to occupy such space.

      The table below sets forth certain information with respect to leased properties of the Graphics Division, all of which are leased from non-affiliated lessors:

                                                            Lease Terms
                                                       -----------------------
                                 Approximate Square    Expiration     Annual
           Location                   Footage             Date       Rental(1)
           --------                  ---------         ----------    ---------

980 Corporate Woods Parkway
Vernon Hills, Illinois                 14,935           5/31/00      $159,058

645 Hembree Parkway
Roswell, Georgia                       10,447           4/30/98      $ 47,012

620 East Diamond Avenue
Gaithersburg, Maryland                  8,993           6/30/99      $ 91,368

7020 Knoll Center Parkway
Pleasanton, California                  7,892           12/8/01      $ 96,888(2)

6721 Port West                          5,495           2/28/98      $ 45,000
Houston, Texas

----------
(1)   Certain of these leases provide for moderate annual rental increases.
(2) A portion of these premises is being subleased to a company affiliated with IGD for an annual rental of approximately $39,000

      The Company also maintains five regional warehouses for the Graphics Division. As part of its ongoing consolidation, the Company is examining the feasibility of reducing the number of warehouses to three.

      The Company has recently begun examining centralization of administrative and marketing functions from the existing seven locations to its executive offices in Georgia. Management is currently evaluating accounting systems and integrated Management Information Systems ("MIS") that will provide inventory management, billing and collection management, accounts receivable and accounts payable management and streamlined consolidated financial reporting. See "Use of Proceeds." In addition, the MIS system being evaluated is intended to increase the Company's customer service and sales capabilities by providing contact management, customized management reports, facilitating order tracking and automating sales projections.

Legal Proceedings

      The Company has been named in a lawsuit filed by Southside International Trading, Inc., a Georgia corporation ("Southside") in the Superior Court of Gwinnett County, Georgia alleging breach of contract and various violations of the Georgia Trade Secrets Act. The lawsuit alleges that an employee of the Company (the "Employee") was subject to certain non-competition provisions pursuant to an employment agreement with Southside, which provisions had been breached as a result of the Employee's alleged solicitation of Southside's customers as an employee of the Company. Southside is seeking an aggregate $500,000 in compensatory and $1,000,000 in punitive damages from the Company and the Employee. The Company has filed a counterclaim against Southside alleging that Southside had insufficient basis in fact or law to bring a claim against the Company and had failed to specify any purported wrongful conduct on the part of the Company. The Company is not involved in any other material legal proceedings. Certain of the Company's stockholders have agreed to indemnify the Company for defense and settlement of this suit, including reimbursement of attorneys' fees. See "Certain Transactions The Acquisitions."

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth the names, ages and positions of the executive officers and directors of the Company as of June 1, 1997.

Name                      Age       Position
----                      ---       --------

Phillip C. Aginsky(1)(2)  44        Chairman of the Board of Directors

Dan I. Bailey             42        Co-President-Technology Division

William M. Rychel(2)      46        Co-President-Graphics Division

Martyn Cooper             48        Director

J. Thomas Woolsey         48        Director

----------
(1)   Member of Audit Committee
(2)   Member of Compensation Committee

      Phillip C. Aginsky has served as Chairman of the Board of Directors of the Company since March 1993. From September 1990 to February 1992, Mr. Aginsky was the Chairman and Chief Executive Officer of Bennett & Fountain PLC, an electrical and electronic wholesaler. In 1981, he joined ElCentre Holdings Limited ("ElCentre"), South Africa's largest electrical manufacturer and distributor, serving as Group Administrative Director until 1989, and served in the same capacity at Voltex Holding Limited, ElCentre's operating subsidiary, until the sale of such entity in 1990. Mr. Aginsky earned a Bachelor of Commerce, a Certificate in the Theory of Accounting, Higher Diplomas in Tax Law and Company Law and a Master of Business Administration from the University of Witwatersrand in Johannesburg, South Africa.

      Dan I. Bailey has served as Co-President -- Technology Division and a director of the Company since March 1993. He joined the Company's predecessor entity as Sales Manager in September 1990. From April 1990 to September 1990, Mr. Bailey owned Datanet, a computer hardware sales company. Prior thereto, he was a police officer for ten years.

      William M. Rychel became Co-President - Graphics Division and a director of the Company upon completion of the Acquisitions in June 1997. Prior thereto, he served as the President of G&R, a company he co-founded in 1985.

      Martyn Cooper became a Regional Sales Director and a director of the Company upon completion of the Acquisitions in June 1997. Prior thereto, he served as the President of tekgraf Texas, a company he founded in 1987. Mr. Cooper earned a bachelor's of science degree in mathematics from the University of Surrey in England.

      J. Thomas Woolsey became a Regional Sales Director and a director of the Company upon completion of the Acquisitions in June 1997. Prior thereto, he served as the President and General Manager of Microsouth from 1989 to June 1997. From 1983 to 1989, Mr. Woolsey was an outside sales and product marketing specialist for Microsouth and a Professor of Engineering Technology at Walters State Community College. Mr. Woolsey earned a bachelor's of science degree in industrial engineering and a master's degree in finance and marketing from the University of Tennessee, Knoxville.

      The Company intends to hire a Chief Financial Officer prior to completion of the Offering and is currently interviewing potential candidates.

      Directors serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "Management - Employment Agreements."

      The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate prospectively the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which the director personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Certificate of Incorporation eliminates personal liability of its directors to the extent permitted by this statutory provision.

      The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, such provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Committees and Designated Directors

      The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company and may administer the Company's 1997 Stock Option Plan. See "Management
- Stock Option Plan." The Audit Committee reviews the results and scope of the audit and other accounting related matters.

      The Company has agreed, if requested by the Representative, to nominate a designee of the Representative to the Company's Board of Directors for a period of five years from the date of this Prospectus. See "Underwriting."

Director Compensation

      After completion of the Offering, non-employee directors will receive $500 for each Board and committee meeting attended and will be reimbursed for their expenses in attending such meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor. Directors are also entitled to receive options under the Company Stock Option Plan.

Executive Compensation

      The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to the Company and its Subsidiaries in all capacities during the fiscal year ended December 31, 1996, by (i) the Company's principal executive officer and (ii) the Company's and the Subsidiaries' most highly compensated executive officers whose salary and bonus for such year exceeded $100,000.

                           Summary Compensation Table

                                         Annual Compensation
                                         -------------------     All Other
Name and Principal Position              Salary($)   Bonus($)  Compensation($)
---------------------------              ---------   --------  ---------------

Phillip C. Aginsky (1)................     --        369,137      3,338(2)
   Chairman of Crescent
Dan I. Bailey.........................    60,000     131,000      1,820(2)
   President of Crescent
Peter Goletz..........................    60,000     131,000      1,820(2)
   Vice President of Crescent
William M. Rychel.....................   120,000      50,000     67,889(3)
   President of G&R
Patrick J. McLaughlin.................    64,000     108,937      1,629(2)
   Vice President of IGD

----------
(1) Includes $135,000 paid to Alongal as a management fee for providing Mr. Aginsky's services to the Company. See "Certain Transactions." Mr. Aginsky serves as President of Alongal.
(2)   Consists of health insurance premiums paid by the Company.
(3) Includes $16,182 of life and health insurance premiums paid by G&R and $51,707 of other perquisites, including club membership fees, automobile allowances and personal travel.

Employment Agreements

      In June 1997, the Company entered into two-year employment agreements with each of Messrs. Aginsky, Bailey, Rychel, Cooper and Woolsey, as well as with Patrick J. McLaughlin and A. Lowell Nerenberg, who serve as Regional Sales Directors, each of which provides for a base annual compensation of $125,000. Annual bonuses are payable at the discretion of the Board.

      All of the agreements also contain two-year post-termination confidentiality and non-competition provisions. Public policy limitations and the difficulty of obtaining injunctive relief may impair the Company's ability to enforce the non-competition and nondisclosure covenants made by its employees.

      The Company has agreed with the Representative that the compensation of the Company's executive officers, division managers and regional operating managers will not exceed $125,000 for any of such individuals for a period of 13 months from the closing of the Offering.

      The Company has applied for key-person life insurance in the amount of $2,000,000 on the lives of each of Messrs. Aginsky, Bailey and Rychel.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended December 31, 1996, Phillip C. Aginsky, Dan I. Bailey and Peter Goletz participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

Key Personnel

      A. Lowell Nerenberg became a Regional Sales Director of the Company upon completion of the Acquisitions. Prior thereto, he served as President of CGD, a company he founded in 1986.

      Patrick J. McLaughlin became a Regional Sales Director of the Company upon completion of the Acquisitions. Prior thereto, he served as Vice President of IPM and IG, companies he co-founded in 1989.

      Stock Option Plan

      In August 1997, the Board of Directors adopted and the Company's stockholders approved, the 1997 Stock Option Plan (the "Plan") covering 300,000 shares of the Company's Class A Common Stock pursuant to which employees, officers and directors of, and consultants or advisers to, the Company and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and/or options that do not qualify as incentive options ("non-qualified options"). The Plan, which expires in August 2007, will be administered by the Board of Directors or a committee of the Board of Directors, provided, however, that with respect to "officers" and "directors," as such terms are defined for the purposes of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), such committee shall consist of "disinterested" directors as defined in Rule 16b-3, but only if at least two directors meet the criteria of "disinterested" directors as defined in Rule 16b-3. The purposes of the Plan are to ensure the retention of existing and future executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the Company's future growth and success and to provide additional incentive by permitting such individuals to participate in the ownership of the Company, and the criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the Plan will be consistent with these purposes. The Plan provides for automatic grants of options to certain directors in the manner set forth below.

      Options granted under the Plan may be either incentive options or non-qualified options. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Class A

Common Stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Class A Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Options granted under the Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines. No option may be granted under the Plan after August 2007.

      Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. An optionee may be granted more than one option under the Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the Plan.

      To date, no options have been granted under the Plan. The Company intends to grant options to purchase an aggregate of 75,000 shares to employees on the date of this Prospectus. Such options will be exercisable at $5.00 per share and will vest in four equal annual installments commencing on the date of grant.

Certain Statutory and Charter Provisions

      Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such shares may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's Board of Directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

      Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholders, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

      These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

      The General Corporation Law of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

Limitation of Liability and Indemnification Matters

      The Company intends to enter into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers after the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification will be available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements will also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery or amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful.

      The Company's By-laws provide that the Company shall indemnify its directors, officers, employees or agents to the full extent permitted by the laws of Delaware, and the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability. The Company has not currently purchased any such insurance policy on behalf on any of its directors, officers, employees or agents.

      At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

Transactions with Alongal and Anita

      Alongal Extrusions, Inc. is a Georgia corporation which is wholly-owned by Anita, Ltd. ("Anita"), a principal stockholder of the Company. Anita is wholly-owned by the New Freedom Trust, a trust for the benefit of the father of Phillip C. Aginsky, Chairman of the Board of the Company. See "Principal Stockholders." Mr. Aginsky serves as President of Alongal.

      From time to time since the Company's inception, Alongal has made advances to the Company for working capital purposes. During the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997, the Company made interest payments to Alongal of approximately $40,000, $126,000, $160,000 and $25,000, respectively. At March 31, 1997, the amount owed to Alongal was approximately $2,081,000. Such advances bear interest at the rate of 8% per annum and are payable on demand. Prior to completion of this Offering, the Company intends to repay such indebtedness. At the same time, Anita will contribute $477,000 to the capital of the Company. See " - Other Transactions."

      During the years ended December 31, 1994 and 1996, the Company paid Alongal management fees of $45,000 and $135,000, respectively, for providing the services of Mr. Aginsky. See "Management - Executive Compensation." The Company does not intend to pay management fees to Alongal after completion of the Offering.

Pre-Acquisition Transactions Between the Subsidiaries and Their Respective Affiliates

      William M. Rychel, Co-President and a director of the Company and the President of G&R, and Thomas Gust, a principal stockholder of the Company, are the co-owners, together with Mr. Gust's brother, of G/B Marketing, Inc. ("G/B"), a manufacturers' representative in the computer graphics business which shares office space with G&R. G&R makes payments on behalf of G/B for such firm's portion of certain overhead expenses, including rent, telephone and facilities maintenance. G/B generally reimburses G&R for such costs on a monthly basis. During the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997, the total amount of such payments made on behalf of G/B were $115,000, $134,000, $82,000 and $20,000, respectively. From time to time
G&R also advances funds to G/B for working capital purposes. At December 31, 1996 and March 31, 1997, amounts owed by G/B to G&R were $72,000 and $60,000, respectively.

      From time to time, G&R has sold inventory at cost to NECG. NECG is owned 15% by each of Messrs. Rychel and Thomas Gust, 30% by A. Lowell Nerenberg, an officer and stockholder of the Company, and the balance by unaffiliated parties. During the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997, such transactions amounted to $785,000, $678,000, $521,000 and $132,000, respectively.

      J. Thomas Woolsey, a director of the Company and the former President of Microsouth, was the owner of Americad, Inc. ("Americad"), a mail order computer sales company which was in operation from April 1995 through April 1997. Americad purchased products from various distributors, including Microsouth, for resale to the end user. During the years ended December

31, 1995 and 1996 and the three months ended March 31, 1997, Americad's purchases from Microsouth aggregated $110,000, $103,000 and $8,000, respectively.

      Prior to completion of the Acquisitions, Microsouth performed certain software development services on behalf of JTW Acquisitions, L.P., an entity owned by Mr. Woolsey, for which it was not reimbursed. During the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, Microsouth incurred charges of $42,000, $85,000 and $19,000, respectively, relating to this project.

      In March 1993, J. Thomas Woolsey and Martyn Cooper sold their 100% interests in Microsouth and tekgraf Texas, respectively, to Network Imaging Corporation, a publicly-held company ("NIC"). During the next several years, such individuals continued to run their businesses as separate subsidiaries of NIC. In June 1995, Messrs. Woolsey and Cooper repurchased their respective companies from NIC for $1,000,000 and $375,000, respectively, which purchase prices were represented by a combination of cash and promissory notes. In connection with such repurchases, Messrs. Woolsey and Cooper borrowed $250,000 and $125,000, respectively, from their respective companies pursuant to five year promissory notes bearing interest at 110% of the Applicable Federal Funds Rate (8.25% at December 31, 1996) (the "NIC Notes"). In July 1995, the NIC Notes were offset and cancelled in connection with a restructuring of Microsouth and tekgraf Texas. In December 1996, tekgraf Texas paid $180,000 to NIC in consideration of the cancellation of its $250,000 note. Microsouth paid $540,000 to NIC in cancellation of its $750,000 note. As a result of such repurchases, tekgraf Texas and Microsouth recognized extraordinary gains of $70,000 and $210,000, respectively. See "Selected Financial and Operating Data."

      From time to time, Edward H. L. Mason, the former President of IGD, made working capital advances to IGD. At August 12, 1997, the principal amount owed to Mr. Mason was $125,000. Such advances bear interest at the rate of 9.25% per annum and will be repaid prior to the Offering.

      From time to time, Beverly and A. Lowell Nerenberg, former officers of CGD, made working capital advances to CGD. At August 12, 1997, the principal amount owed to the Nerenbergs was $90,000, $50,000 of which is subordinated to amounts owed under the NationsBank Facility. Such advances bear interest at the rate of 12% per annum and will be repaid prior to the Offering.

The Acquisitions

      In May 1997, the Company entered into stock purchase agreements (the "Agreements") with each of the Subsidiaries pursuant to which the Company issued an aggregate of 2,630,400 shares of its Class B Common Stock in exchange for all of the outstanding capital stock of each of the Subsidiaries. Pursuant to the terms of the Agreements, the Subsidiaries agreed to deliver a defined guaranteed net asset value ("NAV") as of the closing date of June 2, 1997. The excess net book value over the warranted NAV actually delivered by the Subsidiaries will be distributed to the former stockholders of the Subsidiaries as Purchase Price Adjustments.

      Prior to the Offering, the Company will make payments in the approximate aggregate amount of $1,200,000 to the former stockholders of the Subsidiaries, reflecting such Purchase Price Adjustments. See "Dividends and Distributions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      The following sets forth (i) the number of shares of Class B Common Stock received in the Acquisitions by executive officers, directors and principal stockholders of the Company and (ii) the estimated dollar amount to be paid to such individuals as a result of Purchase Price Adjustments:

Name                   Number of Shares(1)     Amount of Adjustment
----                   -------------------     --------------------
William Rychel              490,800             $________________
J. Thomas Woolsey           634,400             $________________
Martyn Cooper               333,600             $________________
Thomas A. Gust              511,200             $________________
-------------
(1) Includes such individuals' Escrow Shares and Indemnification Shares.

      The Agreements provide that the representations and warranties contained therein shall survive for a period of two years from the date of the Agreements. An aggregate of 1,600,000 of the shares of Class B Common Stock issued pursuant to the Agreements have been placed in escrow to cover potential claims for indemnification by the Company under the Agreements.

Transactions with PDP

      PDP, Inc. ("PDP") is a Georgia corporation owned 22.5% by each of Dan I. Bailey, Co-President and a director of the Company, and Peter Goletz, a principal stockholder of the Company, and 51% by the wife of Phillip Aginsky. The Company intends to relocate its executive offices to a building owned by PDP upon completion of the Offering. See "Business--Facilities and Administrative Functions." In connection with the acquisition of the aforementioned building, PDP incurred bank indebtedness of $496,000. The bank loan was guaranteed by Messrs. Bailey and Goletz and Alongal. The Company has also guaranteed repayment of such debt.

Other Transactions

      Certain stockholders of the Company, including Dan I. Bailey, Co-President and a director of the Company, have made non-interest bearing working capital advances to the Company over the past several years. At December 31, 1994, 1995 and 1996 and March 31, 1997, amounts owed to Mr. Bailey aggregated approximately $35,000, $30,000, $64,000 and $24,000, respectively. Such advances are payable on demand.

      Prior to completion of the Offering, the pre-Acquisition stockholders of the Company will contribute an aggregate of $936,000 to the capital of the Company. Of such amount, Anita will contribute $477,000 and Dan I. Bailey, Co-President and a director of the Company, and Peter Goletz, a principal stockholder of the Company, will each contribute $211,000.

      The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

The Company has adopted a policy that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group, (a) prior to the Offering and (b) as adjusted to give effect to the sale of the 2,500,000 Units offered hereby:

                                              Shares                                           Percent of
                                           Beneficially    Percent of Shares Beneficially     Voting Power
                                             Owned(2)                 Owned                  After Offering
                                           ------------    ------------------------------    --------------
                                                             Before            After
Name and Address of Beneficial Owner(1)                     Offering          Offering
---------------------------------------                     --------          --------
Anita, Ltd................................    698,400(4)(5)    17.46%           10.74%            15.52%
Phillip C. Aginsky........................    698,400(3)       17.46%           10.74%            15.52%
Dan I. Bailey.............................    308,400(4)(5)     7.1%             4.74%             6.85%
William M. Rychel.........................    490,800(4)       12.27%            7.55%            10.91%
Martyn Cooper.............................    333,600(4)        8.34%            5.13%             7.41%
Peter Goletz..............................    308,400(4)(5)     7.71%            4.74%             6.85%
Thomas A. Gust............................    511,200(4)       12.78%            7.86%            11.36%
Beverly Nerenberg.........................    256,000(4)(6)     6.40%            3.94%             5.69%
J. Thomas Woolsey.........................    634,400(4)       15.86%            9.76%            14.10%
All executive officers and directors
  as a group (5 persons)..................  2,465,600(2)(4)    61.64%           37.93%            54.79%

----------
(1) Unless otherwise indicated, the address of such individual is c/o the Company
(2) All of such shares are Class B Common Stock. See "Description of Securities." Includes such individuals' Escrow Shares and the Indemnification Shares. See "- Escrow Shares" below and "Certain Transactions - The Acquisitions."
(3) Consists of the shares owned by Anita, Ltd., a company owned by the New Freedom Trust, a trust for the benefit of Mr. Aginsky's father. The trustee of the New Freedom Trust, appointed by Mr. Aginsky's father-in-law, as Protector, is Riverbank, Ltd. Mr. Aginsky disclaims beneficial ownership of the shares held by Anita, Ltd.
(4) Includes shares which are being held in escrow to cover potential claims for indemnification in connection with the Acquisitions. See "Certain Transactions."
(5) Messrs. Bailey and Goletz have each pledged all of their shares and granted an irrevocable proxy to Anita in consideration for personal loans.
(6)   Includes shares held by her husband.

Escrow Shares

      In connection with the Offering, the holders of the Company's Class B Common Stock have agreed to place an aggregate of 200,000 shares into escrow pursuant to an escrow agreement (the "Escrow Agreement") with American Stock Transfer & Trust Company, as escrow agent. The Escrow Shares may be voted, but are not transferable or assignable other than to a permitted transferee (as defined) who agrees to be bound by the Escrow Agreement.

      The Escrow Shares will be released from escrow if, and only if, one or more of the following conditions is/are met:

(a) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") amounts to at least $8,700,000 for the fiscal year ending December 31, 1998;

(b) the Minimum Pretax Income amounts to at least $13,000,000 for the fiscal year ending December 31, 1999;

(c) the Minimum Pretax Income amounts to at least $17,900,000 for the fiscal year ending December 31, 2000;

(d) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $13.50 per share for 30 consecutive business days during the 18- month period commencing on the date of this Prospectus;

(e) the Closing Price of the Class A Common Stock averages in excess of $16.75 per share for 30 consecutive business days during the 18-month period commencing 18 months from the date of this Prospectus.

      The Minimum Pretax Income amounts set forth above will be calculated exclusive of any extraordinary earnings, including any charge to income resulting from release of the Escrow Shares and any property distributed in respect of such shares. Minimum Pretax Income will be calculated assuming release of the Escrow Shares and conversion or exercise of all outstanding equity securities of the Company convertible into or exchangeable for Common Stock, whether or not convertible or exchangeable at the time of computation and after adjustment for any stock dividends, stock splits or similar events. The Closing Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

      Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares. If none of the applicable Minimum Pretax Income or Closing Price levels set forth above have been met by March 31, 2001, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities.

      The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and the Representative and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                            DESCRIPTION OF SECURITIES

Units

      Each Unit consists of one share of Class A Common Stock and one redeemable Warrant. Each Warrant entitles the holder to purchase one share of Class A Common Stock. The Class A Common Stock and Warrants comprising the Units are transferable separately immediately upon issuance.

Common Stock

      Class A Common Stock

      The Company is authorized to issue 31,000,000 shares of Class A Common Stock, $.001 par value, none of which are currently issued and outstanding. Holders of Class A Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Class A Common Stock. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

      Holders of Class A Common Stock are entitled to dividends, together with the holders of Class B Common Stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor subject to the rights of holders of preferred stock. In the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock splits or division of stock of the Company, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment to creditors and to holders of preferred stock shall be distributed, pro rata, among the holders of the Class A Common Stock and the Class B Common Stock. Holders of Class A Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. All shares of Class A Common Stock to be offered by the Company hereby, when issued, will be fully paid and non-assessable.

      Class B Common Stock

      The Company is authorized to issue 4,000,000 shares of Class B Common Stock, $.001 par value, all of which are issued and outstanding and held by 14 stockholders of record. Each share of Class B Common Stock is entitled to five votes on all matters on which stockholders may vote, including the election of directors. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by Delaware law.

      Holders of Class B Common Stock are entitled to participate together with the holders of Class A Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the Company subject to the rights of holders of Preferred Stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class B Common Stock.

      Each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon (i) its sale, gift or transfer, except in the case of a transfer to a trust for which the original holder acts as sole trustee or to any other holder of Class B Common Stock; (ii) the death of the original holder thereof, including in the case of the original holder having transferred the Class B Common Stock to a trust for which the original holder served as trustee during his or her lifetime; or (iii) the conversion of an aggregate of 75% of the authorized shares of Class B Common Stock into Class A Common Stock.

      The difference in voting rights increases the voting power of the holders of Class B Common Stock and accordingly has an anti-takeover effect. The existence of the Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the holders of Class B Common Stock. Thus, the stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of Class B Common Stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the holders of Class B Common Stock, and if stockholder approval were required, the approval of the holders of Class B Common Stock will be necessary before any such business combination can be consummated.

Redeemable Warrants

      Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $7.00 at any time until 5:00 P.M., New York City time, on, 2002. Commencing one year from the date of this Prospectus, the Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Warrant if the "closing price" of the Company's Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.80 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Warrants must be redeemed if any are redeemed.

      General. The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Representative and American Stock Transfer & Trust Company, New York, New York, as warrant agent (the "Warrant Agent"), and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

      The exercise prices of the Warrants were determined by negotiation between the Company and the Representative and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

      The Company has reserved from its authorized but unissued shares a sufficient number of shares of Class A Common Stock for issuance upon the exercise of the Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the "Subscription Form" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

      For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Class A Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

      The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

Unit Purchase Option

      The Company has agreed to grant to the Representative and its designees, upon the closing of the Offering, the Unit Purchase Option to purchase up to 250,000 Units. These Units will be identical to the Units offered hereby except that the Warrants included in the Unit Purchase Option will only be subject to redemption by the Company after the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of the Underwriters or members of the selling group or their respective officers. The Unit Purchase Option is exercisable during the three-year period commencing two years from the date of this Prospectus at an exercise price of $____ per Unit ( % of the initial public offering price) subject to adjustment in certain events to protect against dilution. The holders of the Unit Purchase Option have certain demand and piggyback registration rights. See "Underwriting."

Preferred Stock

      The Company is authorized to issue up to 5,000,000 shares of "blank-check" preferred stock (the "Preferred Stock"). The Board of Directors will have the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred

Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Preferred Stock.

Anti-Takeover Protections

      The voting provisions of the Class A Common Stock and Class B Common Stock and the broad discretion conferred upon the Board of Directors with respect to the issuance of series of Preferred Stock (including with respect to voting rights) could substantially impede the ability of one or more stockholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company, and the Board of Directors' ability to issue Preferred Stock could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions of the By-Laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for the Common Stock hold by stockholders.

Transfer Agent

      American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

Registration Rights

      The holders of the Unit Purchase Option will have demand and piggy-back registration rights relating to such options and the underlying securities. See "Underwriting."

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the Offering the Company will have outstanding 2,500,000 shares of Class A Common Stock, 4,000,000 shares of Class B Common Stock and 2,500,000 Warrants. The 4,000,000 outstanding shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. 1,369,600 of such shares are currently eligible for sale in the public market pursuant to Rule 144 and the remainder will become so eligible commencing June 1998 (subject to the restrictions on transferability relating to the Escrow Shares and volume limitations). However, all the holders of the shares of Class B Common Stock outstanding prior to the Offering have agreed not to sell or otherwise dispose of any securities of the Company for a period of 13 months after the date of this Prospectus without the Representative's prior written consent.

      In general, under Rule 144 a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements.

      The Representative has demand and "piggy-back" registration rights with respect to the securities underlying the Unit Purchase Option. See "Underwriting."

      Prior to the Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

      Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below have severally agreed to purchase from the Company on a "firm commitment" basis, if any are purchased, the respective number of Units set forth opposite their names.

         Underwriter                                            Number of Units
         -----------                                            ---------------

D. H. Blair Investment Banking Corp.

                                                                      ---------
     Total                                                            2,500,000
                                                                      =========

      The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the NASD, at such prices less concessions of not in excess of $ per Unit, of which a sum not in excess of $ per Unit may in turn be reallowed to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, the concession and the reallowance may be changed by the Underwriters.

      The Company has granted to the Underwriters (or, at is option, the Representative, individually) an option, exercisable during the 30-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts, up to 375,000 additional Units for the purpose of covering over-allotments, if any.

      The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriters a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of Units offered hereby, including any Units purchased pursuant to the Underwriters' over-allotment option, $40,000 of which has been paid to date.

      Holders of all of the Company's outstanding shares of Class B Common Stock have agreed not to sell, assign, transfer or otherwise dispose of any of their shares for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative and for the 10 months thereafter not to sell more than 10% of their holdings in any month on a culmulative basis without such consent.

      During the five-year period from the date of this Prospectus, in the event the Representative originates a financing or a merger, acquisition or transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2 1/2% of any consideration in excess of $9,000,000.

      The Company has agreed not to solicit Warrant exercises other than through the Representative, unless the Representative declines to make such solicitation. Upon any exercise of the Warrants after the first anniversary of the date of this Prospectus, the Company will pay the Representative a fee of 5% of the aggregate exercise price of the Warrants, if (i) the market price of the Company's Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD; (iii) the Warrants are not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrant was not in violation of Regulation M promulgated under the Exchange Act.

      The Company has agreed to sell to the Representative and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 250,000 Units, substantially identical to the Units being offered hereby, except that the Warrants included therein are subject to redemption by the Company at any time after the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option will be exercisable during the three-year period commencing two years from the date of this Prospectus at an exercise price of $ per Unit, subject to adjustment in certain events to protect against dilution, and are not transferable for a period of two years from the date of this Prospectus except to officers of the Underwriters or to members of the selling group or their respective officers. The Company has agreed to register during the four-year period commencing one year from the date of this Prospectus, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option.

      The Representative has informed the Company that it does not expect to make sales of the Units offered hereby to discretionary accounts.

      The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Representative. The investigation appears to be broad in scope, involving numerous aspects of the Representative's compliance with the Federal securities laws and compliance with the Federal securities laws by issuers who securities were underwritten by the Representative, or in which the Representative made over-the-counter markets, persons associated with the Representative, such issuers and other persons. The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative, or, if so, whether any such action might have an adverse effect on the Representative or the securities offered hereby.

      In connection with the Offering, the Underwriters and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Units, the Class A Common Stock and the Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Units, the Class A Common Stock and the Warrants for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriters may also create a short position in the Units by selling more Units in connection with the Offering than they are committed to purchase from the Company, and in such case the Underwriters may reduce all or a portion of that short position by purchasing the Units, the Class A Common Stock and the Warrants in the open market. The Underwriters also may also elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Representative may impose "penalty bids" whereby selling commissions allowed to syndicate members or other broker-dealers in respect of the Units sold in the Offering for their account may be reclaimed by the Representative if the securities comprising the Units are repurchased by the Representative or any syndicate member in stabilizing or covering transactions. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Units, the Class A Common Stock and the Warrants at a level above that which might otherwise prevail in the open market.

      Neither the Company nor the Representative may make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, the Class A Common Stock and the Warrants. In addition, neither the Company nor the Representative makes any representation that the Representative or any syndicate member will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Prior to the Offering, there has been no public market for any of the securities offered hereby. Accordingly, the public offering price of the Units offered hereby and the terms of the Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, demand for similar securities of comparable companies and such other factors as were deemed relevant.

                                  LEGAL MATTERS

      The validity of the securities offered hereby has been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                     EXPERTS

      The financial statements of Crescent, G&R and CGD as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, of IPM and IG as of December 31, 1996 and 1995 and for the year then ended, of Microsouth as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the six month period ended December 31, 1995, and of tekgraf Texas as of December 31, 1996 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Coopers &

Lybrand L.L.P., independent accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the Units offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Units offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, the Commission maintains a Website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.

      Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish to its stockholders annual reports containing audited financial statements and may furnish interim reports as it deems appropriate.

                          INDEX TO FINANCIAL STATEMENTS

   Historical Financial Statements of Crescent Computers and the Subsidiaries

                                                                            Page
                                                                            ----

CRESCENT COMPUTERS, INC.

Report of Independent Accountants                                           F-2
Consolidated Balance Sheets                                                 F-3
Consolidated Statements of Income                                           F-4
Consolidated Statements of Stockholder's Equity                             F-5
Consolidated Statements of Cash Flows                                       F-6
Notes to Consolidated Financial Statements                                  F-7

MICROSOUTH, INC.

Report of Independent Accountants                                           F-13
Balance Sheets                                                              F-14
Statements of Income                                                        F-15
Statements of Stockholder's Equity                                          F-16
Statements of Cash Flows                                                    F-17
Notes to Financial Statements                                               F-18

TEKGRAF, INC.

Report of Independent Accountants                                           F-22
Balance Sheets                                                              F-23
Statements of Income                                                        F-24
Statements of Stockholder's Equity                                          F-25
Statements of Cash Flows                                                    F-26
Notes to Financial Statements                                               F-27

INTELLIGENT PRODUCTS MARKETING, INC.

Report of Independent Accountants                                           F-33
Balance Sheets                                                              F-34
Statements of Income                                                        F-35
Statements of Stockholders' Equity                                          F-36
Statements of Cash Flows                                                    F-37
Notes to Financial Statements                                               F-38

IG DISTRIBUTION, INC.

Report of Independent Accountants                                           F-42
Balance Sheets                                                              F-43
Statements of Income                                                        F-44
Statements of Stockholders' Equity                                          F-45
Statements of Cash Flows                                                    F-46
Notes to Financial Statements                                               F-47

COMPUTER GRAPHICS DISTRIBUTING, INC.

Report of Independent Accountants                                           F-52
Balance Sheets                                                              F-53
Statements of Income                                                        F-54
Statements of Stockholders' Equity                                          F-55
Statements of Cash Flows                                                    F-56
Notes to Financial Statements                                               F-57

G&R MARKETING, INC.

Report of Independent Accountants                                           F-59
Balance Sheets                                                              F-60
Statements of Income                                                        F-61
Statements of Stockholders' Equity                                          F-62
Statements of Cash Flows                                                    F-63
Notes to Financial Statements                                               F-64

Report of Independent Accountants

To the Shareholders
Crescent Computers, Inc.

We have audited the accompanying consolidated balance sheets of Crescent Computers, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crescent Computers, Inc. as of December 31, 1995 and 1996, and the results of their consolidated operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                                        COOPERS & LYBRAND L.L.P.


Atlanta, Georgia
June 2, 1997 except for
Note 8 as to which the
date is June 17, 1997

Crescent Computers, Inc.
Consolidated Balance Sheets

                                                        December 31,  December 31,  March 31, 1997
                                                           1995          1996         (Unaudited)
                                 ASSETS
Current assets:
   Cash and cash equivalents                            $   305,821   $   633,027   $   667,409
   Accounts receivable, less allowance for
         doubtful accounts of $17,000
         and $35,000 at December 31, 1995
         and 1996, respectively                           1,382,673     1,621,180     1,712,460
   Inventories                                              549,274       636,019       704,886
   Deferred income taxes                                      8,400         1,500         1,200
                                                        -----------   -----------   -----------
        Total current assets                              2,246,168     2,891,726     3,085,955
                                                        -----------   -----------   -----------

Property and equipment:
   Furniture and fixtures                                    44,531        83,294        83,294
   Computer equipment                                         5,946        36,225        41,123
                                                        -----------   -----------   -----------
                                                             50,477       119,519       124,417
   Less accumulated depreciation                            (45,766)      (62,765)      (73,132)
                                                        -----------   -----------   -----------
                                                              4,711        56,754        51,285

Deferred income taxes                                           800
Other assets                                                 12,732        58,629        76,153
                                                        -----------   -----------   -----------
        Total assets                                    $ 2,264,411   $ 3,007,109   $ 3,213,393
                                                        ===========   ===========   ===========

                                   LIABILITIES

Current liabilities:
   Due to stockholders, net                             $ 1,615,864   $ 2,211,164   $    13,552
   Due to related entities                                                            2,080,502
   Accounts payable                                         648,977       710,896       862,439
   Accrued expenses                                          32,302        69,408        26,701
   Income taxes payable                                                     4,100        86,200
                                                        -----------   -----------   -----------
        Total current liabilities                         2,297,143     2,995,568     3,069,394
                                                        -----------   -----------   -----------

Deferred income taxes                                                       1,200           100
Minority interest                                                                        23,948

Commitments and contingencies

                         STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $.001 par value, 4,000,000 shares
   authorized; 1,369,600 shares issued and outstanding
   at December 31, 1995 and 1996, respectively.
   (See Note 8)                                               1,370         1,370         1,370
Retained earnings (deficit)                                 (34,102)        8,971       118,581
                                                        -----------   -----------   -----------
        Total stockholders' equity (deficit)                (32,732)       10,341       119,951
                                                        -----------   -----------   -----------

        Total liabilities and stockholders' equity      $ 2,264,411   $ 3,007,109   $ 3,213,393
                                                        ===========   ===========   ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Crescent Computers, Inc.
Consolidated Statements of Operations

                                                                 Years Ended                 Three Months Ended
                                                                 December 31                March 31,   March 31,
                                                     1994           1995          1996        1996        1997
                                                                                                 (Unaudited)
Net sales                                        $ 6,339,574   $ 12,277,340   $13,414,131  $3,415,851  $3,130,610
Cost of goods sold                                 5,228,141     10,367,789    10,951,551   2,830,034   2,519,472
                                                 -----------   ------------   -----------  ----------  ----------
        Gross profit                               1,111,433      1,909,551     2,462,580     585,817     611,138

Operating expenses:
   Selling, general and administrative             1,082,370      1,760,957     2,244,924     371,812     363,220
   Depreciation                                        8,450         28,349        16,999       4,000      10,367
                                                 -----------   ------------   -----------  ----------  ----------
        Income from operations                        20,613        120,245       200,657     210,005     237,551

Other income                                                                       14,916      13,014       6,407
Interest expense                                      39,743        125,566       159,500      30,000      25,000
                                                 -----------   ------------   -----------  ----------  ----------
        Income (loss) before provision
          (benefit) for income taxes
          taxes and minority interest                (19,130)        (5,321)       56,073     193,019     218,958

Provision (benefit) for income taxes                  (3,900)        (1,600)       13,000      44,500      85,400
                                                 -----------   ------------   -----------  ----------  ----------
        Income (loss) before minority interest       (15,230)        (3,721)       43,073     148,519     133,558

Minority interest                                                                               9,289      23,948
                                                 -----------   ------------   -----------  ----------  ----------
        Net income (loss)                        $   (15,230)  $     (3,721)  $    43,073  $  139,230  $  109,610
                                                 ===========   ============   ===========  ==========  ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Crescent Computers, Inc.
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 1994, 1995 and 1996

                                                          Retained
                               Number of      Common      Earnings
                                Shares        Stock       (Deficit)      Total

Balances, January 1, 1994      1,369,600     $  1,370     $(15,151)    $(13,781)

    Net loss                                               (15,230)     (15,230)
                              ----------     --------     --------     --------
Balances, December 31, 1994    1,369,600        1,370      (30,381)     (29,011)

  Net loss                                                  (3,721)      (3,721)
                              ----------     --------     --------     --------
Balances, December 31, 1995    1,369,600        1,370      (34,102)     (32,732)

  Net income                                                43,073       43,073
                              ----------     --------     --------     --------
Balances, December 31, 1996    1,369,600     $  1,370     $  8,971     $ 10,341
                              ==========     ========     ========     ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Crescent Computers, Inc.
Consolidated Statements of Cash Flows

                                                                        Years Ended                 Three Months Ended
                                                                        December 31,                March 31,   March 31,
                                                                1994        1995         1996         1996        1997
                                                                                                        (Unaudited)
Cash flows from operating activities:
       Net income (loss)                                   $   (15,230)  $  (3,721)  $    43,073   $ 139,230   $ 109,610
Adjustments to reconcile net income (loss) to net cash
   provided (used) by operating activities:
     Depreciation                                                8,450      28,349        16,999       4,000      10,367
     Provision for doubtful accounts receivable                  8,474       2,800        18,000
     Deferred income taxes                                      (3,900)     (1,600)        8,900                    (800)
     Minority interest                                                                                 9,289      23,948
     Changes in assets and liabilities:
       Accounts receivable                                    (487,281)   (417,787)     (256,507)   (203,678)    (91,280)
       Inventories                                            (151,321)   (137,289)      (86,745)    (58,693)    (68,867)
       Other assets                                              4,090       1,456       (45,897)       (377)    (17,524)
       Accounts payable and accrued expenses                   203,660     357,377        99,025    (129,345)    104,736
       Income taxes payable                                                                4,100      44,500      86,200
                                                           -----------   ---------   -----------   ---------   ---------
         Net cash provided (used) by operating activities     (433,058)   (170,415)     (199,052)   (195,074)    156,390
                                                           -----------   ---------   -----------   ---------   ---------
Cash flows from investing activities:
   Payments for purchase of property and equipment              (8,450)    (33,060)      (69,042)    (26,463)     (4,898)
                                                           -----------   ---------   -----------   ---------   ---------
       Net cash used by investing activities                    (8,450)    (33,060)      (69,042)    (26,463)     (4,898)
                                                           -----------   ---------   -----------   ---------   ---------
Cash flows from financing activities:
   Advance from stockholders                                 1,150,752     472,272     1,115,957     187,178
   Repayment of advance from stockholders and
     related entities                                         (449,869)   (280,130)     (520,657)               (117,110)
                                                           -----------   ---------   -----------   ---------   ---------
       Net cash provided (used) by financing activities        700,883     192,142       595,300     187,178    (117,110)
                                                           -----------   ---------   -----------   ---------   ---------
Increase (decrease) in cash and cash equivalents               259,375     (11,333)      327,206     (34,359)     34,382

Cash and cash equivalents, beginning of period                  57,779     317,154       305,821     305,821     633,027
                                                           -----------   ---------   -----------   ---------   ---------
Cash and cash equivalents, end of period                   $   317,154   $ 305,821   $   633,027   $ 271,462   $ 667,409
                                                           ===========   =========   ===========   =========   =========

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest                  $    39,743   $ 120,109   $   159,500   $  30,000   $  25,000
                                                           ===========   =========   ===========   =========   =========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Crescent Computers, Inc.
Notes to Consolidated Financial Statements

1.    Organization, Basis of Presentation and Nature of Operations:

      Organization

      The consolidated financial statements of Crescent Computers, Inc. ("the Company" or "Crescent") include the accounts of Prisym Technologies of Georgia, Inc. ("Prisym"), a 60% owned subsidiary. Minority interest, if any, represents minority stockholder's proportionate share of the equity in the subsidiary. All significant intercompany balances, transactions and profits have been eliminated in consolidation.

      Basis of Presentation

      The consolidated financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for each of the three years in the period ended December 31, 1996. Significant estimates include primarily those made for the allowance for doubtful accounts. Actual results could differ from those estimates made by management.

      Nature of Operations

      Crescent is a manufacturer, integrator and distributor of premium personal computers, workstations, and internet/intranet servers. Crescent's operations are located in Atlanta, Georgia and products are sold either directly or through distributors. Prisym markets workstations, printers, mass storage, components and peripherals of a major U.S. manufacturer. Prisym has offices located in Atlanta, Georgia and Greenville, South Carolina.

      Inherent in the accompanying consolidated financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, available sources of supply and various technology related risks.

Crescent Computers, Inc.
Notes to Consolidated Financial Statements, Continued

2.    Summary of Significant Accounting Policies:

      Interim Financial Statements

      The accompanying unaudited interim consolidated financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

      Cash Equivalents

      The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

      Inventories

      Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of raw materials and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

      In most instances, the Company receives warranties on its products from its vendors which are at least equivalent to those it provides to its customers.

      Property and Equipment

      Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years.

      Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

      Revenue

      Sales are recognized upon the shipment of products to the customer or distributor.

      The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

      Income Taxes

      The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

      Crescent and Prisym file separate federal income tax returns.

Crescent Computers, Inc.
Notes to Consolidated Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Fair Value of Financial Instruments

      The Company's financial instruments include its debt obligations. Management believes that substantially all of these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

3.    Related Party Transactions:

      Included in the due to stockholder balance at December 31, 1995 and 1996 are advances from the Company's majority stockholder of $1,553,975 and $2,109,325 (see Note 8), respectively, and advances from other stockholders of $61,889 and $101,840, respectively. During each of the three years in the period ended December 31, 1996, the Company recognized interest expense on the advances from the majority stockholder of approximately $40,000, $126,000, and $160,000, respectively. The advances from the majority stockholders bear interest at 8%. The advances from other stockholder do not bear interest. All advances from stockholders are due on demand. During the three months ended March 31, 1997, the Company's majority stockholder transferred ownership of the outstanding common stock of the Company to its parent. Accordingly, amounts previously classified as due to stockholders in the consolidated balance sheet have been reported as amounts due to a related entity in the consolidated balance sheet as of March 31, 1997.

      During the years ended December 31, 1994 and 1996, the Company paid management fees to the majority stockholder of $45,000 and $135,000, respectively. During each of three month periods ended March 31, 1996 and 1997, no management fees were paid.

      At December 31, 1996, the Company has guaranteed debt of an entity owned by certain stockholders of the Company of $496,000.

4.    Income Taxes:

      The provision (benefit) for income taxes for the years ended December 31, is as follows

                                          1994            1995            1996

        Current                         $    --               --         $ 4,100

        Deferred                         (3,900)        $ (1,600)          8,900
                                        -------         --------         -------
                                        $(3,900)        $ (1,600)        $13,000
                                        =======         ========         =======

Crescent Computers, Inc.
Notes to Consolidated Financial Statements, Continued

4.    Income Taxes, continued:

      A reconciliation of federal statutory and effective income tax rates is as follows:

                                                         1994     1995     1996

        Statutory U.S. federal income tax rate           15.0%    15.0%    15.0%
        Effect of:
        State income taxes, net of federal benefit        5.0      5.0      5.0
        Non-deductible meals and entertainment                     8.0      1.5
        Stockholder life insurance                                          1.5
        Other, net                                                 2.0
                                                       ------   ------   ------
        Effective rate                                   20.0%    30.0%    23.0%
                                                       ======   ======   ======

      Benefits of approximately $8,400 were recognized due to operating loss carryforwards during 1996.

      An analysis of the deferred income tax assets and liabilities at December 31, is as follows:

                                                                 1995     1996

        Current deferred income tax assets:
          Net operating loss carryforwards                      $8,400  $ 1,500
                                                                ------  --------
             Total current deferred income tax assets           $8,400  $ 1,500
                                                                ======  ========

        Non-current deferred income tax assets:
          Net operating loss carryforwards                      $  800
                                                                ------  --------
             Total non-current deferred income tax assets       $  800
                                                                ======  ========

        Non-current deferred income tax liabilities:
          Property and equipment                                        $(1,200)
                                                                ------  --------
             Total non-current deferred income tax liabilities          $(1,200)
                                                                ======  ========

      The net operating loss carryforwards expire in 2011. Management believes that realization of the net deferred tax assets is more likely than not due primarily to anticipated future taxable income and the reversal of existing taxable temporary differences.

Crescent Computers, Inc.
Notes to Consolidated Financial Statements, Continued

5.    Commitments and Contingencies:

      Operating Lease

      The Company leases office space under an operating lease expiring in 1998. At December 31, 1996 minimum rentals due under the lease were as follows:

                           1997                $  27,216
                           1998                   22,680
                                               ---------
                                               $  49,896
                                               =========

      Rent expense for the years ended December 31, 1994, 1995 and 1996 was approximately $60,000, respectively.

      An additional building is currently being leased from an affiliated entity on a month-to-month basis with monthly rentals of approximately $3,000.

      Litigation

      The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

6.    Net Income (Loss) Per Common Share:

      Primary and fully diluted net income (loss) per common share are computed by dividing net income (loss) by the weighted average number of common shares and common share equivalents outstanding during the period. There were no common stock equivalents during each of the periods presented. Primary and fully diluted weighted average shares outstanding for each of the three years in the period ended December 31, 1996 were 1,369,600. Primary and fully diluted net income (loss) per common share was approximately $(.01), $(.003), and $.03 for each of the three years in the period ended December 31, 1996, respectively, and $.08 for the three months ended March 31, 1997 (see Note 8).

7.    Future Adoption of Recently Issued Accounting Standards:

      The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), No. 130, Reporting Comprehensive Income ("SFAS 130"), No. 129, Disclosure of Information About Capital Structure ("SFAS 129"), and No. 128, Earnings Per Share ("SFAS 128"). SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 129 consolidates the existing requirements to disclose certain information about an entity's capital structure, and SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share. These Standards are effective for periods ending after December 15, 1997.

      The Company believes that the impact of these Standards, when adopted, will not have a material impact on the Company's consolidated financial statements.

Crescent Computers, Inc.
Notes to Consolidated Financial Statements, Continued

8.    Subsequent Events:

      Acquisitions

      Effective June 2, 1997, the Company completed the acquisition of 100% of the outstanding common stock of G&R Marketing, Inc., MicroSouth, Inc., tekgraf, inc., Computer Graphics Distributing Company, Intelligent Products Marketing, Inc., and IG Distributing, Inc. (collectively the "Subsidiaries") in exchange for the issuance of 2,698,880 (adjusted for the stock splits and including 200,000 shares to be placed in escrow as required by the letter of intent described below which if released will be accounted for as compensation) shares of common stock of the Company. The acquisitions will be accounted for under the purchase method of accounting.

      Pursuant to the terms of the stock purchase purchase agreements (the "Agreements"), the Subsidiaries are required to deliver a defined guaranteed net asset value ("NAV"). The Subsidiaries' excess net book value over the NAV will be distributed in cash to the former stockholders of the Subsidiaries. It is anticipated that the excess NAV will be distributed during August 1997 from cash balances and a line of credit the Company expects to obtain.

      Pursuant to the terms of the Agreements, pre-acquisition Crescent stockholders will contribute approximately $936,000 to capital. This contribution is expected to occur during August 1997.

      Stock Splits and Recapitalization

      On May 1, 1997 the Company increased the outstanding shares from 100 to 3,424 by declaring a 34.24 for 1 stock split of the Company's common stock (par value of $1.00). On June 2, 1997, in connection with a reincorporation in Delaware, the Company declared a 400 for 1 stock split of the Company's common stock pursuant to which all of the Company's outstanding common stock were exchanged for 4,000,000 shares of Class B Common Stock with a par value of $.001. The consolidated balance sheets as of December 31, 1995 and 1996, and March 31, 1997 have been retroactively adjusted for these stock splits.

      As part of the reincorporation, the Company changed its name to Tekgraf, Inc.

      Employment Agreements

      Certain stockholders of the Company have entered into employment agreements with the Company which provide for a set base salary, participation in future incentive bonus plans, stock option plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

      Letter of Intent

      On June 17, 1997, the Company signed a non-binding letter of intent for an initial public offering of its securities.

Report of Independent Accountants

To the Shareholder
MicroSouth, Inc.

We have audited the accompanying balance sheets of MicroSouth, Inc. as of December 31, 1995 and 1996, and the related statements of income, changes in stockholder's equity and cash flows for the six month period ended December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MicroSouth, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the six month period ended December 31, 1995 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                             Coopers & Lybrand L.L.P.

Atlanta, Georgia
June 2, 1997

MicroSouth, Inc.
Balance Sheets


                     ASSETS                              December 31,  December 31, March 31, 1997
                                                             1995          1996      (Unaudited)
Current assets:
   Cash and cash equivalents                             $   538,138   $   519,568   $   212,889
   Accounts receivable, less allowance for doubtful
      accounts of $94,966 and $12,616 at December
      31, 1995 and 1996                                    1,258,667     1,299,620     1,845,190
   Inventories, net                                        1,044,787     1,147,504       933,250
   Due from related entity                                    16,360        10,229        23,321
   Prepaid expenses                                            7,158         6,443         5,342
                                                         -----------   -----------   -----------
        Total current assets                               2,865,110     2,983,364     3,019,992
                                                         -----------   -----------   -----------
Property and equipment:
   Furniture and equipment                                    17,916        67,743        71,432
   Less accumulated depreciation                              (1,792)      (10,358)      (13,358)
                                                         -----------   -----------   -----------
                                                              16,124        57,385        58,074

Other assets                                                   2,751         2,751         2,751
                                                         -----------   -----------   -----------
        Total assets                                     $ 2,883,985   $ 3,043,500   $ 3,080,817
                                                         ===========   ===========   ===========

                     LIABILITIES

Current liabilities:
   Current maturities of long-term debt                                $   225,000
   Accounts payable                                      $ 1,312,705     1,557,229    $1,415,571
   Accrued expenses                                           29,166        35,800        25,650
                                                         -----------   -----------   -----------
          Total current liabilities                        1,341,871     1,818,029     1,441,221
                                                         -----------   -----------   -----------

   Long-term debt, less current maturities                   750,000
   Negative goodwill, net                                    636,401       569,411       552,664

Commitments and contingencies

                     STOCKHOLDER'S EQUITY

Common stock, $.10 par value, 1,000,000 shares
 authorized, 1,000 shares issued and outstanding at
  December 31, 1995 and 1996                                     100           100           100
Retained earnings                                            155,613       655,960     1,086,832
                                                         -----------   -----------   -----------
        Total stockholder's equity                           155,713       656,060     1,086,932
                                                         -----------   -----------   -----------
        Total liabilities and stockholder's equity       $ 2,883,985   $ 3,043,500   $ 3,080,817
                                                         ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

MicroSouth, Inc.
Statements of Income

                                           Six Month
                                          Period Ended   Year Ended        Three Months Ended
                                          December 31,  December 31,    March 31,      March 31,
                                             1995          1996           1996           1997
                                                                              (Unaudited)
Net sales                                 $ 4,636,127   $ 10,325,373   $ 2,272,609   $ 3,247,828
Cost of goods sold                          3,933,444      8,594,719     1,969,403     2,741,010
                                          -----------   ------------   -----------   -----------
        Gross profit                          702,683      1,730,654       303,206       506,818

Operating expenses:
   Selling, general and administrative        589,729      1,256,356       257,529       306,857
   Depreciation                                 1,792          8,566         1,550         3,000
   Amortization                               (33,495)       (66,990)      (16,747)      (16,747)
                                          -----------   ------------   -----------   -----------
        Income from operations                144,657        532,722        60,874       213,708

Other income                                   15,956         27,625        16,075         7,164
Interest expense                                5,000         60,000        15,000
                                          -----------   ------------   -----------   -----------
        Income before extraordinary gain      155,613        500,347        61,949       220,872

 Extraordinary gain                                                                      210,000
                                          -----------   ------------   -----------   -----------
        Net income                        $   155,613   $    500,347   $    61,949   $   430,872
                                          ===========   ============   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

MicroSouth, Inc.
Statements of Changes in Stockholder's Equity for the year ended December 31, 1996 and for the six month period ended December 31, 1995

                                        Number of  Common    Retained
                                         Shares    Stock     Earnings    Total

Balances, July 1, 1995                    1,000   $    100   $     --   $    100

   Net income                                                 155,613    155,613
                                        -------   --------   --------   --------

Balances, December 31, 1995               1,000        100    155,613    155,713

   Net income                                                 500,347    500,347
                                        -------   --------   --------   --------
Balances, December 31, 1996               1,000   $    100   $655,960   $656,060
                                        =======   ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

MicroSouth, Inc.
Statements of Cash Flows

                                                     Six Month
                                                    Period Ended   Year Ended      Three Months Ended
                                                    December 31,   December 31,  March 31,      March 31,
                                                        1995         1996           1996          1997
                                                                                       (Unaudited)
Cash flows from operating activities:
   Net income                                        $ 155,613     $ 500,347     $  61,949     $ 430,872
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
      Depreciation and amortization                    (30,703)      (58,424)      (15,197)      (13,747)
      Provision for doubtful accounts receivable        94,966        22,350
      Provision for inventory obsolescence              21,000        10,000
      Extraordinary gain                                                                        (210,000)
Changes in assets and liabilities:
   Accounts receivable                                 (76,936)      (63,303)      (61,239)     (545,570)
   Inventories                                        (178,373)     (112,717)      128,208       214,254
   Due from related entity                             (16,360)        6,131       (13,114)      (13,092)
   Prepaid expenses                                     15,449           715        (1,837)        1,101
   Accounts payable and accrued expenses               555,715       251,158      (282,195)     (151,808)
                                                     ---------     ---------     ---------     ---------
      Net cash provided (used) by operating
        activities                                     540,371       556,257      (183,425)     (287,990)
                                                     ---------     ---------     ---------     ---------
Cash flows from investing activities:
   Payments for purchase of property and
       equipment                                       (17,916)      (49,827)      (14,048)       (3,689)
                                                     ---------     ---------     ---------     ---------
        Net cash used by investing activities          (17,916)      (49,827)      (14,048)       (3,689)
                                                     ---------     ---------     ---------     ---------

Cash flows from financing activities:
   Repayment of long-term debt                                      (525,000)                    (15,000)
                                                     ---------     ---------     ---------     ---------
        Net cash used by financing activities                       (525,000)                    (15,000)
                                                     ---------     ---------     ---------     ---------
Increase (decrease) in cash and cash equivalents       522,455       (18,570)     (197,473)     (306,679)

Cash and cash equivalents, beginning of period          15,683       538,138       538,138       519,568
                                                     ---------     ---------     ---------     ---------
Cash and cash equivalents, end of period             $ 538,138     $ 519,568     $ 340,665     $ 212,889
                                                     =========     =========     =========     =========

Supplemental disclosure of cash flow information:
   Cash paid during the period for interest          $   5,000     $  60,000     $  15,000     $      --
                                                     =========     =========     =========     =========

    The accompanying notes are an integral part of the financial statements.

MicroSouth, Inc.
Notes to Financial Statements

1.    Basis of Presentation and Nature of Operations:

      Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for the six month period ended December 31, 1995 and for the year ended December 31, 1996. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

      Nature of Operations

      The Company is a distributor and marketer of a broad array of complex computer graphics hardware and software in the southeastern United States. Customers consist primarily of value added resellers and vertical solution providers. The Company also provides technical support and training to its customers.

      Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2.    Summary of Significant Accounting Policies:

      Interim Financial Statements

      The accompanying unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the six month period ended December 31, 1995 and for the year ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

      Cash Equivalents

      The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

MicroSouth, Inc.
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Inventories

      Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

      Property and Equipment

      Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years.

      Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

      Revenue

      Sales are recognized upon the shipment of products to the customer.

      Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

      Income Taxes

      MicroSouth has elected S corporation status as defined by the Internal Revenue Code. Under this election, taxable income and any applicable tax credits are included in the income tax return of the stockholder, and any federal and state income tax liability is borne by the stockholder.

      Fair Value of Financial Instruments

      The Company's financial instruments include its debt obligation. During December of 1996 the Company renegotiated the terms of the debt obligation. See Note 4. Accordingly, the fair value of the debt is approximately $15,000.

MicroSouth, Inc.
Notes to Financial Statements, Continued

3.    Negative Goodwill:

      Effective June 30, 1995, TW Acquisitions ("TW") acquired all of the common stock of MicroSouth in exchange for $250,000 in cash and a note payable of $750,000. The fair value of the assets acquired was approximately $2,454,152 and liabilities assumed totaled $784,256. TW was a holding company with no operations. In July 1995, TW and MicroSouth were legally consolidated and their name changed to MicroSouth, Inc. As a result of the acquisition on June 30, 1995, negative goodwill of $669,896 was recognized as the purchase price was less than the fair value of the net assets acquired. Negative goodwill is being amortized, on a straight-line basis, over its estimated economic life of 10 years. Accumulated amortization amounted to approximately $33,495 and $100,485 at December 31, 1995 and 1996, respectively.

4.    Note Payable:

      Long-term debt at December 31, 1995 and 1996 consists of a note payable with the former parent of MicroSouth. This note was issued in connection with the 1995 acquisition. The note bears interest at 8%, is collateralized by the common stock of the Company, and the original terms required monthly principal and quarterly interest payments beginning in January of 1997.

      During December 1996, the Company entered into an agreement with the former parent to renegotiate the terms of the original note. As a result, the Company made payments to the former parent of $525,000 during December 1996 and the remaining $15,000 during March 1997 which resulted in the recognition of an extraordinary gain of $210,000 during the three month period ended March 31, 1997.

5.    Related Party Transactions:

      The Company is affiliated through common ownership with an entity whose operating expenses, such as rent, utilities, insurance and other expenses are shared with the Company. Amounts due from the related entity under this arrangement were $16,360 and $10,229 at December 31, 1995 and 1996, respectively.

6.    Commitments and Contingencies:

      Operating Lease

      The Company leases office space under an operating lease expiring in 1998. At December 31, 1996 minimum rentals due under the lease were as follows:

                           1997               $   46,419
                           1998                   15,671
                                              ----------
                                              $   62,090
                                              ==========

MicroSouth, Inc.
Notes to Financial Statements, Continued

6.    Commitments and Contingencies, continued:

      Operating Lease, continued

      Rent expense for the six month period ended December 31, 1995 and for the year ended December 31, 1996 was $22,322, and $44,644, respectively.

      Litigation

      The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

7.    Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of MicroSouth, Inc. in exchange for 1,586 shares of common stock of Crescent Computers, Inc. ("Crescent"). The acquisition by Crescent will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV will be distributed in cash to the Company's stockholder. It is anticipated that the distribution will occur during August 1997. In addition, and also pursuant to the Agreement, the stockholder of the Company has entered into an employment agreement with Crescent which provides for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

Report of Independent Accountants

To the Shareholders
Computer Graphics Distributing Company

We have audited the accompanying balance sheets of Computer Graphics Distributing Company as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Graphics Distributing Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                COOPERS & LYBRAND L.L.P.

McLean, Virginia
May 12, 1997, except for
Note 9 as to which the date
is June 30, 1997

Computer Graphics Distributing Company
Balance Sheets

                                                     December 31, December 31, March 31, 1997
                                                        1995         1996        (Unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents                          $       400  $     3,809  $       400
  Accounts receivable, less allowance for doubtful
      accounts of $46,889 and $38,196 at
      December 31, 1995 and 1996, respectively         1,818,736    1,810,341    1,981,723
  Inventories, net                                       964,701    1,132,089    1,100,663
  Prepaid expenses and other assets                       78,745       63,060       64,660
  Current deferred income taxes                           16,438       17,180       16,174
                                                     -----------  -----------  -----------
      Total current assets                             2,879,020    3,026,479    3,163,620
                                                     -----------  -----------  -----------
Property and equipment:
  Furniture and equipment                                206,514      223,745      225,548
  Automobiles                                             47,020      109,565      109,565
                                                     -----------  -----------  -----------
                                                         253,534      333,310      335,113
  Less accumulated depreciation                         (184,089)    (210,689)    (217,580)
                                                     -----------  -----------  -----------
                                                          69,445      122,621      117,533
Other assets                                              55,837       65,828       68,328
                                                     -----------  -----------  -----------
      Total assets                                   $ 3,004,302  $ 3,214,928  $ 3,349,481
                                                     ===========  ===========  ===========
                    LIABILITIES

Current liabilities:
  Current maturities of long-term debt
    and line of credit                               $ 1,043,473  $ 1,371,241  $ 1,148,962
  Note payable, stockholders                                   -       40,000       40,000
  Accounts payable                                     1,223,581      977,555    1,212,261
  Accrued expenses                                       193,542      123,622      157,513
  Income taxes payable                                         -       29,217       41,852
                                                     -----------  -----------  -----------
      Total current liabilities                        2,460,596    2,541,635    2,600,588
                                                     -----------  -----------  -----------

  Long-term debt, less current maturities                 13,661       36,258       28,397
  Note payable, stockholders                              50,000       50,000       50,000
  Deferred income taxes                                      200        3,327        3,327

Commitments and contingencies

               STOCKHOLDERS' EQUITY

Common stock, no par value, 5,000 shares
  authorized; 3,730 shares issued and outstanding         18,762       18,762       18,762
Retained earnings                                        461,083      564,946      648,407
                                                     -----------  -----------  -----------
      Total stockholders' equity                         479,845      583,708      667,169
                                                     -----------  -----------  -----------
      Total liabilities and stockholders' equity     $ 3,004,302  $ 3,214,928  $ 3,349,481
                                                     ===========  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

Computer Graphics Distributing Company
Statements of Income

                                                                Years Ended                      Three Months Ended
                                                                December 31                    March 31,     March 31,
                                                       1994         1995           1996          1996          1997
                                                                                                     (Unaudited)
Net sales                                         $12,947,702   $11,095,229   $11,002,868    $2,517,897    $3,172,540
Cost of goods sold                                 11,109,707     9,192,033      9,143,743     2,126,875     2,604,066
                                                   ----------    ----------    -----------    ----------    ----------
      Gross profit                                  1,837,995     1,903,196      1,859,125       391,022       568,474

Operating expenses:
  Selling, general and administrative               1,563,669     1,669,761      1,608,903       312,158       399,839
  Depreciation                                         19,613        19,356         26,787         4,343         6,890
                                                   ----------    ----------    -----------    ----------    ----------
      Income from operations                          254,713       214,079        223,435        74,521       161,745

Other income, net                                      22,750        17,070         54,861         7,547         2,500
Interest expense                                      153,967       144,620        123,675        26,445        35,843
                                                   ----------    ----------    -----------    ----------    ----------
      Income before provision for income taxes        123,496        86,529        154,621        55,623       128,402

Provision for income taxes                             44,815        20,328         50,758        19,468        44,941
                                                   ----------    ----------    -----------    ----------    ----------
      Net income                                  $    78,681    $   66,201    $   103,863    $   36,155    $   83,461
                                                  ===========    ==========    ===========    ==========    ==========

    The accompanying notes are an integral part of the financial statements.

Computer Graphics Distributing Company
Statements of Changes in Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996

                               Number of    Common     Retained
                                Shares       Stock     Earnings     Total

Balances, January 1, 1994         3,630    $  8,762    $316,201    $324,963

  Net income                                             78,681      78,681
                               --------    --------    --------    --------
Balances, December 31, 1994       3,630       8,762     394,882     403,644

  Common stock issued               100      10,000                  10,000

  Net income                                             66,201      66,201
                               --------    --------    --------    --------
Balances, December 31, 1995       3,730      18,762     461,083     479,845

  Net income                                            103,863     103,863
                               --------    --------    --------    --------
Balances, December 31, 1996    $  3,730    $ 18,762    $564,946    $583,708
                               ========    ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

Computer Graphics Distributing Company
Statements of Cash Flows

                                                                       Years Ended                    Three Months Ended
                                                                       December 31,                 March 31,     March 31,
                                                             1994         1995           1996         1996          1997
                                                                                                          (Unaudited)
Cash flows from operating activities:
  Net income                                              $  78,681     $  66,201     $ 103,863     $ 36,155     $  83,461
Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Depreciation                                             19,613        19,356        26,787        4,343         6,890
    Provision for doubtful accounts receivable              (73,173)       22,401        (8,693)
    Provision for inventory obsolescence                     20,533       (51,334)       13,547                      2,171
    Deferred income taxes                                    14,862         8,145         2,385        1,355         1,006
    Loss on disposal of equipment                                          11,639           250
Changes in assets and liabilities:
  Accounts receivable                                      (746,779)      614,504        17,088      (72,124)     (171,382)
  Inventories                                              (214,240)      288,460      (184,738)     (87,356)       29,255
  Prepaid expenses                                          (38,606)       (1,338)       22,263       14,268        (5,620)
  Other assets                                               (4,576)      (48,191)      (16,569)      36,282         1,520
  Accounts payable and accrued expenses                     349,318           135      (303,171)     (17,986)      258,533
  Income taxes payable                                        4,513       (13,462)       29,217       18,113        12,635
                                                          ---------     ---------     ---------     --------     ---------
      Net cash provided (used) by operating activities     (589,854)      916,516      (297,771)     (66,950)      218,469
                                                          ---------     ---------     ---------     --------     ---------
Cash flows from investing activities:
  Proceeds from sale of equipment                                           3,000           795
  Payments for purchase of equipment                         (2,864)      (47,802)      (77,205)      (6,094)       (1,802)
                                                          ---------     ---------     ---------     --------     ---------
      Net cash used by investing activities                  (2,864)      (44,802)      (76,410)      (6,094)       (1,802)
                                                          ---------     ---------     ---------     --------     ---------
Cash flows from financing activities:
  Increase (decrease) in line of credit                     741,554      (928,814)      307,721       86,385      (222,863)
  Proceeds from long-term debt                                             30,523        60,152
  Repayment of long-term debt                               (25,000)       (6,922)      (17,508)      (2,402)       (7,277)
  Proceeds from note payable, stockholders                                               40,000
  Proceeds from issuance of common stock                                   10,000
  Bank overdraft                                           (113,112)       12,775       (12,775)     (10,939)       10,064
                                                          ---------     ---------     ---------     --------     ---------

      Net cash provided (used) by financing activities      603,442      (882,438)      377,590       73,044      (220,076)
                                                          ---------     ---------     ---------     --------     ---------
Increase (decrease) in cash and cash equivalents             10,724       (10,724)        3,409                     (3,409)
Cash and cash equivalents, beginning of period                  400        11,124           400          400         3,809
                                                          ---------     ---------     ---------     --------     ---------
Cash and cash equivalents, end of period                  $  11,124     $     400     $   3,809     $    400     $     400
                                                          =========     =========     =========     ========     =========

Supplemental disclosure of cash flow information:
  Cash paid during the period for interest                $ 148,580     $ 151,351     $ 119,461     $ 16,790     $  36,443
                                                          =========     =========     =========     ========     =========
  Cash paid during the period for income taxes            $  35,372     $  32,853     $   1,618     $            $  37,376
                                                          =========     =========     =========     ========     =========

Supplemental non-cash investing and financing activities:

 During 1994, 1995 and 1996, the Company transferred $3,688, $5,845 and $3,803, respectively, from inventory to property and equipment.

    The accompanying notes are an integral part of the financial statements.

Computer Graphics Distributing Company
Notes to Financial Statements

1.    Basis of Presentation and Nature of Operations:

      Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996, and reported amounts of revenues and expenses for each of the three years in the period ended December 31, 1996. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

      Nature of Operations

      Computer Graphics Distributing Company ("the Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the mid-Atlantic and northeastern United States. Customers consist primarily of value added resellers and vertical solution providers.

      Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2.    Summary of Significant Accounting Policies:

      Interim Financial Statements

      The accompanying unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997, have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

      Cash Equivalents

      The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Computer Graphics Distributing Company
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Inventories

      Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods. The Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

      Property and Equipment

      Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years.

      Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

      Revenue

      Sales are recognized upon the shipment of products to the customer.

      Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

      Income Taxes

      The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

      Fair Value of Financial Instruments

      The Company's financial instruments include its debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

Computer Graphics Distributing Company
Notes to Financial Statements, Continued

3.    Long-Term Debt and Line of Credit:

      Long-term debt and line of credit at December 31, 1995 and 1996 consists of the following:

                                                       1995            1996

      Line of credit with a bank totaling
           $2,250,000 bearing interest at the
           bank's prime rate (8.25% at
           December 31, 1996) plus 2%,
           collateralized by accounts
           receivable and inventory, subject
           to certain loan covenant
           restrictions relating to minimum
           capital, and expires June 30, 1997
           (see Note 9)
                                                   $ 1,033,533     $ 1,341,254

      Various installment notes payable with
           banks bearing interest at rates
           ranging from 7.5% to 8.5%, payable
           in monthly principal and interest
           installments through 1998,
           collateralized by certain
           equipment with a net book value of
           $78,000 at December 31, 1996                 23,601          66,245


      Note payable to stockholders (see Note 5)         50,000          90,000
                                                   -----------     -----------
                                                     1,107,134       1,497,499

        Less current maturities                     (1,043,473)     (1,411,241)
                                                   -----------     -----------
                                                   $    63,661     $    86,258
                                                   ===========     ===========

      At December 31, 1996, aggregate maturities of long-term debt and line of credit are as follows:

                   1997                                             $1,411,241
                   1998                                                 73,494
                   1999                                                 12,764
                                                                    ----------
                                                                    $1,497,499
                                                                    ==========

4.    Income Taxes:

      The provision for income taxes for the years ended December 31, is as follows:

                                                Federal     State       Total
      1994
        Current                                $ 22,575   $  7,378    $ 29,953
        Deferred                                 12,633      2,229      14,862
                                               --------   --------    --------
                                               $ 35,208   $  9,607    $ 44,815
                                               ========   ========    ========
      1995
        Current                                $  8,778   $  3,405    $ 12,183
        Deferred                                  6,923      1,222       8,145
                                               --------   --------    --------
                                               $ 15,701   $  4,627    $ 20,328
                                               ========   ========    ========
      1996
        Current                                $ 40,523   $  7,850    $ 48,373
        Deferred                                  2,027        358       2,385
                                               --------   --------    --------
                                               $ 42,550   $  8,208    $ 50,758
                                               ========   ========    ========

Computer Graphics Distributing Company
Notes to Financial Statements, Continued

4.    Income Taxes, continued:

      The sources and tax effects of the temporary differences comprising the Company's net deferred tax assets at December 31, 1995 and 1996 are as follows:

                                                          1995         1996

        Allowance for doubtful accounts receivable     $   14,067    $   11,459
        Allowance for inventory obsolescence                   --         4,064
        Allowance for sales returns                         2,371         1,657
        Property and equipment                               (200)       (3,327)
                                                       ----------    ----------
        Net deferred tax assets                        $   16,238    $   13,853
                                                       ==========    ==========

      Management believes that realization of the net deferred tax assets is more likely than not primarily on the basis of its evaluation of the Company's anticipated profitability over the period of years that the temporary differences are expected to become tax deductions. It believes that sufficient book and taxable income will be generated to realize the benefit of these tax assets.

      The Company's effective income tax rate for the years ended December 31, 1994, 1995 and 1996 varied from the federal statutory income rate as a result of the tax effect of the following factors:

                                                       1994     1995     1996

       Statutory rate                                   25%      20%      28%
       State income taxes, net of federal benefit         6        4        4
       Permanent differences                              2       --        1
       Other                                              3       (1)      --
                                                     -------------------------
       Effective tax rate                               36%      23%      33%
                                                     =========================

5.    Related Party Transactions:

      Included in long-term debt at December 31, 1995 and 1996 is a note payable to stockholders of the Company amounting to $50,000 and $90,000, respectively. The note bears interest at 12% and has no stated maturity date; however, the stockholders have agreed not to require repayment of $50,000 of the balance prior to January 1, 1999. The note payable is subordinate to the line of credit.

Computer Graphics Distributing Company
Notes to Financial Statements, Continued

6.    Commitments and Contingencies:

      Operating Lease

      The Company leases office space under an operating lease expiring in 1999. At December 31, 1996 minimum rentals due under the lease were as follows:
      $86,077 for 1997, $95,015 for 1998 and $49,408 for 1999.

      Litigation

      The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

7.    Employee Benefit Plan:

      The Company has a profit-sharing plan for eligible employees as defined by the plan, and participants are allowed to make voluntary non-forfeitable contributions. The Company made discretionary contributions to the plan of $35,367, $93,134 and $17,641 in 1994, 1995 and 1996, respectively.

8.    Other Income, Net

      Other income for the years ended December 31, 1994, 1995 and 1996 consists of the following:

                                                 1994        1995         1996

         Interest income                       $15,526    $ 13,842     $     --
         Increase in cash surrender value -
             life insurance                      7,061      14,867       10,045
         Loss on sale of equipment                  --     (11,639)        (250)
         Other                                     163          --       45,066
                                               -------    --------     --------

                                               $22,750    $ 17,070     $ 54,861
                                               =======    ========     ========

      In 1996, the Company earned $45,000 by assisting a customer in completing the necessary procedures required to have the customer's products added to certain General Services Administration supply schedules.

Computer Graphics Distributing Company
Notes to Financial Statements, Continued

9 .   Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of Computer Graphics Distributing Company in exchange for 751 shares of common stock of Crescent Computers, Inc. ("Crescent"). The acquisition by Crescent will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV will be distributed in cash to the Company's stockholders. It is anticipated that the distribution will occur during August 1997. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Crescent which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

      On June 30, 1997, the Company extended the line of credit with a bank through September 30, 1997.

Report of Independent Accountants

To the Shareholder
tekgraf, inc.

We have audited the accompanying balance sheet of tekgraf, inc. as of December 31, 1996, and the related statements of income, changes in stockholder equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of tekgraf, inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                COOPERS & LYBRAND L.L.P.

Houston, Texas
June 2, 1997
tekgraf, inc.
Balance Sheets

                                                    December 31,  March 31, 1997
                                                        1996        (Unaudited)
                    ASSETS

Current assets:
  Cash and cash equivalents                         $   386,680    $   391,916
  Accounts receivable, less allowance for doubtful
    accounts of $5,956 at December 31, 1996             316,126        480,881
  Inventories, net                                      227,814        247,012
  Prepaid expenses                                        4,866          4,866
                                                    -----------    -----------
      Total current assets                              935,486      1,124,675
                                                    -----------    -----------
Property and equipment:
  Furniture and equipment                                68,629         70,673
  Leasehold improvements                                    425            425
  Automobiles                                            25,188         25,188
                                                    -----------    -----------
                                                         94,242         96,286
  Less accumulated depreciation                         (65,543)       (67,341)
                                                    -----------    -----------
                                                         28,699         28,945

Employee note receivable                                 14,585         14,329
Other assets, net                                         8,260          8,180
                                                    -----------    -----------
      Total assets                                  $   987,030    $ 1,176,129
                                                    ===========    ===========

                   LIABILITIES

Current liabilities:
  Note  payable                                     $    75,000
  Accounts payable                                      396,996    $   468,360
  Accrued expenses                                          508
                                                    -----------    -----------
      Total current liabilities                         472,504        468,360
                                                    -----------    -----------
  Negative goodwill, net                                271,367        263,405

Commitments and contingencies

               STOCKHOLDER'S EQUITY

Common stock, $.10  par value, 1,000,000  shares
  authorized; 1,000 shares issued and outstanding           100            100
Retained earnings                                       243,059        444,264
                                                    -----------    -----------
      Total stockholder's equity                        243,159        444,364
                                                    -----------    -----------
      Total liabilities and stockholder's equity    $   987,030    $ 1,176,129
                                                    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

tekgraf, inc.
Statements of Income

                                        Year Ended         Three Months Ended
                                        December 31,     March 31,    March 31,
                                            1996           1996         1997
                                                            (Unaudited)

Net sales                               $ 4,062,901   $   919,529   $ 1,056,163
Cost of goods sold                        3,380,486       778,922       864,082
                                        -----------   -----------   -----------
      Gross profit                          682,415       140,607       192,081

Operating expenses:
  Selling, general and administrative       339,740        66,852        83,758
  Depreciation                                9,858         2,458         2,504
  Amortization                              (31,412)       (5,571)       (7,882)
                                        -----------   -----------   -----------
      Income from operations                364,229        76,868       113,701

Other income                                 21,831        11,915        17,504
Interest expense                             15,000         5,000
                                        -----------   -----------   -----------
      Income before extraordinary item      371,060        83,783       131,205

Extraordinary gain                                                       70,000
                                        -----------   -----------   -----------
      Net income                        $   371,060   $    83,783   $   201,205
                                        ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

tekgraf, inc.
Statement of Changes in Stockholder's Equity for the year ended December 31, 1996

                                                       Retained
                              Number of    Common      Earnings
                                Shares     Stock       (Deficit)    Total
Balances, January 1, 1996        1,000   $     100    $ (28,001) $ (27,901)

    Stockholder
    distribution                                       (100,000)  (100,000)

    Net income                                          371,060    371,060
                             ---------   ---------    ---------  ---------
Balances, December 31, 1996      1,000   $     100    $ 243,059  $ 243,159
                             =========   =========    =========  =========

    The accompanying notes are an integral part of the financial statements.

tekgraf, inc.
Statements of Cash Flows

                                                  Year Ended     Three Months Ended
                                                  December 31,  March 31,   March 31,
                                                      1996        1996        1997
                                                                    (Unaudited)
Cash flows from operating activities:
  Net income                                       $ 371,060   $  83,783   $ 201,205
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                     (21,554)     (5,504)     (6,154)
   Provision for doubtful accounts receivable          5,966                  (5,966)
   Extraordinary gain                                                        (70,000)
Changes in assets and liabilities:
  Accounts receivable                                  1,915     (49,314)   (158,799)
  Inventories                                        (53,974)     68,998     (19,198)
  Prepaid expenses                                    (4,866)     (7,506)
  Employee notes receivable                          (14,585)                    256
  Other assets                                        (2,422)         40          80
  Accounts payable and accrued expenses              189,760     (18,493)     70,856
                                                   ---------   ---------   ---------
     Net cash provided by operating activities       471,300      72,004      12,280
                                                   ---------   ---------   ---------
Cash flows from investing activities:
  Payments for purchase of property and equipment    (10,824)                 (2,044)
                                                   ---------   ---------   ---------
     Net cash used by investing activities           (10,824)                 (2,044)
                                                   ---------   ---------   ---------
Cash flows from financing activities:
  Distribution to stockholder                       (100,000)
  Repayment of debt                                 (175,000)                 (5,000)
                                                   ---------   ---------   ---------
     Net cash used by financing activities          (275,000)                 (5,000)
                                                   ---------   ---------   ---------
Increase in cash and cash equivalents                185,476      72,004       5,236

Cash and cash equivalents, beginning of period       201,204     201,204     386,680
                                                   ---------   ---------   ---------
Cash and cash equivalents, end of period           $ 386,680   $ 273,208   $ 391,916
                                                   =========   =========   =========
Supplemental disclosure of cash flow information:

    Cash paid during the period for interest       $  15,000   $   5,000   $      --
                                                   =========   =========   =========

    The accompanying notes are an integral part of the financial statements.

tekgraf, inc.
Notes to Financial Statements

1.    Basis of Presentation and Nature of Operations:

      Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1996 and reported amounts of revenues and expenses for the year then ended. Significant estimates include those made for the allowance for doubtful accounts. Actual results could differ from those estimates made by management.

      Nature of Operations

      tekgraf, inc. (the "Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the southwestern United States. Customers consist primarily of value added resellers and vertical solution providers.

      Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2.    Summary of Significant Accounting Policies:

      Interim Financial Statements

      The accompanying unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

      Cash Equivalents

      The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

tekgraf, inc.
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Inventories

      Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

      Property and Equipment

      Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which range from 3 to 7 years.

      Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

      Revenue

      Sales are recognized upon the shipment of products to the customer.

      Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

      Income Taxes

      The Company has elected S corporation status as defined by the Internal Revenue Code. Under this election, taxable income and any applicable tax credits are included in the income tax return of the stockholder, and any federal and state income tax liability is borne by the stockholder.

tekgraf, inc.
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Fair Value of Financial Instruments

      The Company's financial instruments include its note payable and employee note receivable. Management believes that the employee notes receivable bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying value is a reasonable estimate of fair value. During December of 1996 the Company renogiated the terms of the note payable. See Note 4. Accordingly, the fair value of the note payable at December 31, 1996 is approximately $5,000.


3.    Negative Goodwill:

      Effective June 30, 1995, MC Acquisitions ("MC") acquired all of the common stock of tekgraf in exchange for $125,000 in cash and a note payable of $245,000. MC was a holding company with no operations. In July 1995, MC and tekgraf were legally consolidated and their name changed to tekgraf, inc. As a result of the acquisition on June 30, 1995 negative goodwill of $318,486 was recognized as the purchase price was less than the fair value of the net assets acquired. Negative goodwill is being amortized, on a straight-line basis, based its estimated economic life of 10 years. Accumulated amortization amounted to approximately $47,119 at December 31, 1996.

4.    Notes Payable:

      Long-term debt at December 31, 1996 consists of a note payable with the former parent of the Company. This note was issued in connection with the 1995 acquisition. The note bears interest at 8%, is collateralized by the common stock of the Company, and the original terms required monthly principal and interest payments beginning in July of 1997.

      During December 1996, the Company entered into an agreement with the former parent to renegotiate the terms of the original note. As a result, the Company made payments to the former parent of $170,000 during December 1996 and the remaining $5,000 during March 1997 which resulted in the recognition of an extraordinary gain of $70,000 during the three month period ended March 31, 1997.

5.    Commitments and Contingencies:

      The Company leases office space under an operating lease expiring in 1998. At December 31, 1996 minimum rentals due under the lease were as follows:

                   1997                                   $ 44,094
                   1998                                      7,500
                                                          --------
                                                          $ 51,594
                                                          ========

      Rent expense for the year ended December 31, 1996 was $41,089.

tekgraf, inc.
Notes to Financial Statements, Continued

6.    Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of tekgraf in exchange for 834 shares of common stock of Crescent Computers, Inc. ("Crescent"). The acquisition by Crescent will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV will be distributed in cash to the Company's stockholders. It is anticipated that the distribution will occur during August 1997. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Crescent which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

Report of Independent Accountants

To the Shareholders
Intelligent Products Marketing, Inc.

We have audited the accompanying balance sheets of Intelligent Products Marketing, Inc. as of December 31, 1995 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Products Marketing, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                COOPERS & LYBRAND L.L.P.

San Francisco, California
June 2, 1997

Intelligent Products Marketing, Inc.
Balance Sheets

                                                  December 31,  December 31,  March 31, 1997
                                                      1995         1996         (Unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents                       $   140,821   $       700     $    12,158
  Accounts receivable, less allowance for
    doubtful accounts of $34,850 at
    December 31, 1996                                 942,956     1,405,044       1,108,610
  Inventories, net                                    649,591       428,086         927,694
  Other receivables                                    27,087        38,595          46,315
  Prepaid expenses                                     10,003         6,201           9,775
  Deferred income taxes                                42,874        58,228          56,056
                                                  -----------   -----------     -----------
      Total current assets                          1,813,332     1,936,854       2,160,608
                                                  -----------   -----------     -----------
Property and equipment:
  Furniture and equipment                             388,665       412,747         421,626
  Leasehold improvements                                4,674         4,675           4,675
                                                  -----------   -----------     -----------
                                                      393,339       417,422         426,301
  Less accumulated depreciation                      (284,164)     (327,125)       (339,125)
                                                  -----------   -----------     -----------
                                                      109,175        90,297          87,176

Other assets                                            4,930         5,315           5,165
                                                  -----------   -----------     -----------
      Total assets                                $ 1,927,437   $ 2,032,466     $ 2,252,949
                                                  ===========   ===========     ===========

                LIABILITIES

Current liabilities:
  Accounts payable                                $   832,376   $   801,681     $ 1,130,918
  Accrued expenses                                    136,069       146,243         154,922
  Due to related entities                             181,335       127,829         128,723
  Bank overdraft                                                    109,789
  Income taxes payable                                 33,524        45,286          40,856
  Deferred income taxes                                 2,780         3,960           4,153
                                                  -----------   -----------     -----------
      Total current liabilities                     1,186,084     1,234,788       1,459,572
                                                  -----------   -----------     -----------

Commitments and contingencies

            STOCKHOLDERS' EQUITY

Common stock, no par value, 1,000 shares
  authorized; 500 shares issued and
  outstanding at December 31, 1995 and 1996
  respectively                                        125,005       125,005         125,005
Retained earnings                                     616,348       672,673         668,372
                                                  -----------   -----------     -----------
      Total stockholders' equity                      741,353       797,678         793,377
                                                  -----------   -----------     -----------
      Total liabilities and stockholders' equity  $ 1,927,437   $ 2,032,466     $ 2,252,949
                                                  ===========   ===========     ===========

    The accompanying notes are an integral part of the financial statements.

Intelligent Products Marketing, Inc.
Statements of Operations

                                                            Years Ended              Three Months Ended
                                                            December 31,           March 31,     March 31,
                                                         1995          1996          1996          1997
                                                                                        (Unaudited)
Net sales                                            $ 7,646,803   $ 9,058,790   $ 2,661,491   $ 1,600,512
Cost of goods sold                                     6,343,894     7,578,307     2,211,342     1,323,736
                                                     -----------   -----------   -----------   -----------
    Gross profit                                       1,302,909     1,480,483       450,149       276,776

Operating expenses:
  Selling, general and administrative                  1,051,974     1,333,230       328,958       294,941
  Depreciation                                            46,210        42,961        15,000        12,000
                                                     -----------   -----------   -----------   -----------
    Income (loss) from operations                        204,725       104,292       106,191       (30,165)

Other income (expense), net                              (64,906)      (25,903)      (34,650)       28,229
                                                     -----------   -----------   -----------   -----------
    Income (loss) before provision for income taxes      139,819        78,389        71,541        (1,936)

Provision for income taxes                                45,946        22,064         6,210         2,365
                                                     -----------   -----------   -----------   -----------
    Net income (loss)                                $    93,873   $    56,325   $    65,331   $    (4,301)
                                                     ===========   ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

Intelligent Products Marketing, Inc.
Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1996

                                Number of     Common     Retained
                                 Shares       Stock      Earnings     Total

Balances, January 1, 1995            500     $125,005    $522,475    $647,480

  Net income                                               93,873      93,873
                                --------     --------    --------    --------
Balances, December 31, 1995          500      125,005     616,348     741,353

  Net income                                               56,325      56,325
                                --------     --------    --------    --------
Balances, December 31, 1996          500     $125,005    $672,673    $797,678
                                ========     ========    ========    ========

    The accompanying notes are an integral part of the financial statements.

Intelligent Products Marketing, Inc.
Statements of Cash Flows

                                                                Years Ended         Three Months Ended
                                                                December 31,       March 31,   March 31,
                                                             1995        1996        1996        1997
                                                                                       (Unaudited)
Cash flows from operating activities:
  Net income (loss)                                       $  93,873   $  56,325   $  65,331   $  (4,301)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
      Depreciation                                           46,210      42,961      15,000      12,000
      Provision for doubtful accounts receivable            (31,878)     34,850                 (34,850)
      Provision for obsolete inventories                     34,333      (7,641)
      Deferred income taxes                                  (3,085)    (14,174)                  2,365
  Changes in assets and liabilities:
    Accounts receivable                                    (327,288)   (496,938)   (512,587)    331,284
    Inventories                                            (163,789)    229,146    (182,517)   (499,608)
    Other receivables                                         9,066     (11,508)    (15,515)     (7,720)
    Prepaid expenses                                          8,756       3,802       1,890      (3,574)
    Other assets                                               (150)       (385)      1,000         150
    Accounts payable and accrued expenses                    51,910     (20,521)    573,957     337,916
    Due to related entities                                 181,335     (53,506)   (108,064)        894
    Income taxes payable                                     27,314      11,762       8,558      (4,430)
                                                          ---------   ---------   ---------   ---------
      Net cash provided (used) by operating activities      (73,393)   (225,827)   (152,947)    130,126
                                                          ---------   ---------   ---------   ---------
Cash flows from investing activities:
  Payments for purchase of property and equipment           (30,586)    (24,083)    (19,872)     (8,879)
                                                          ---------   ---------   ---------   ---------
      Net cash used by investing activities                 (30,586)    (24,083)    (19,872)     (8,879)
                                                          ---------   ---------   ---------   ---------
Cash flows from financing activities:
  Bank overdraft                                                        109,789      31,998    (109,789)
                                                          ---------   ---------   ---------   ---------
      Net cash provided (used) by financing activities                  109,789      31,998    (109,789)
                                                          ---------   ---------   ---------   ---------

Increase (decrease) in cash and cash equivalents           (103,979)   (140,121)   (140,821)     11,458
Cash and cash equivalents, beginning of period              244,800     140,821     140,821         700
                                                          ---------   ---------   ---------   ---------
Cash and cash equivalents, end of period                  $ 140,821   $     700   $           $  12,158
                                                          =========   =========   =========   =========
Supplemental disclosure of cash flow information:

  Cash paid during the period for income taxes            $  21,717   $  24,476   $   7,917   $   4,430
                                                          =========   =========   =========   =========
  Cash paid during the period for interest                $   1,965   $   5,214   $   1,499   $     138
                                                          =========   =========   =========   =========

    The accompanying notes are an integral part of the financial statements.

Intelligent Products Marketing, Inc.
Notes to Financial Statements

1.    Basis of Presentation and Nature of Operations:

      Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for the years then ended. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

      Nature of Operations

      Intelligent Products Marketing, Inc. ("the Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the western United States. Customers consist primarily of value added resellers and vertical solution providers. Distribution and representation contracts with manufacturers are primarily held by two affiliated companies, IG Distribution , Inc. and IP Marketing, Inc., which have granted the rights to execute these contracts to the Company in exchange for a percentage of gross profit.

      Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition, and available sources of supply.

2.    Summary of Significant Accounting Policies:

      Interim Financial Statements

      The accompanying unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1995 and 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

Intelligent Products Marketing, Inc.
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

      Inventories

      Inventories are stated at the lower of cost, using the average method, or market. Inventory is comprised primarily of finished goods and the Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

      Property and Equipment

      Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives which primarily range from 5 to 7 years.

      Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

      Revenue

      Sales are recognized upon the shipment of products to the customer.

      Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

      Income Taxes

      The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Intelligent Products Marketing, Inc.
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Fair Value of Financial Instruments

      Carrying amounts of certain of the Company's financial instruments including cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

3.    Line of Credit:

      The Company has available a line of credit of $250,000 of which no amounts were outstanding at December 31, 1996 and 1995. Interest is payable monthly at the bank's prime lending rate (8.25% at December 31, 1996) plus .75% and expires January 9, 1997. The line of credit is guaranteed by two stockholders of the Company, and has been extended under the same conditions for an additional year.

4.    Income Taxes:

      The provision (benefit) for income taxes for the years ended December 31, is as follows:

                                                      1995      1996

      Current                                       $ 49,031  $ 36,238
      Deferred                                        (3,085)  (14,174)
                                                    --------  --------
                                                    $ 45,946  $ 22,064
                                                    ========  ========

Intelligent Products Marketing, Inc.
Notes to Financial Statements, Continued

4.    Income Taxes, continued:

      The temporary differences between the tax bases of assets and liabilities for income tax and financial reporting which give rise to deferred taxes at December 31, 1995 and 1996 consist primarily of reserves for inventory and accounts receivable and accrued bonuses. Management believes that realization of the net deferred tax assets is more likely than not primarily due to anticipated future taxable income.

      The Company's effective income tax rate varied from the federal statutory income rate due primarily to state income taxes, net of the federal income tax benefit, non-deductible meals and entertainment expenses and federal sur-tax exemptions.

5.    Related Party Transactions:

      As of December 31, 1995 and 1996, amounts due to affiliated companies were $181,335 and $127,829, respectively. In addition, commission expense related to the execution of distribution contracts on behalf of an affiliated company is $34,768 and $44,715 in 1995 and 1996, respectively.

6.    Commitments and Contingencies:

      Operating Lease

      The Company leases office space under noncancelable operating leases expiring in 2001. At December 31, 1996 minimum rentals due under the lease were as follows:

                   1997                                   $  96,888
                   1998                                      96,888
                   1999                                      96,888
                   2000                                      96,888
                   2001                                      89,199
                                                          ---------
                                                          $ 476,751
                                                          =========

      Rental expense under operating leases for 1995 and 1996 is $60,495 and $60,507, respectively.

      Litigation

      The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

Intelligent Products Marketing, Inc.
Notes to Financial Statements, Continued

7.    Employee Benefit Plan:

      The Company maintains a Profit Sharing Plan ("the Plan") under section 401(k) of the Internal Revenue Code. The Company's contributions to the Plan for eligible employees are a percentage of compensation, up to a maximum of 15%, depending on profitability. Total Company contributions under the Plan during 1995 and 1996 were $145,000 and $120,000, respectively.

8.    Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of Intelligent Products Marketing, Inc. and an affiliated company, IG Distribution, Inc., in exchange for 900 shares of common stock of Crescent Computers, Inc. ("Crescent"). The acquisition by Crescent will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV will be distributed in cash to the Company's stockholders. It is anticipated that the distribution will occur during August 1997. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Crescent which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

Report of Independent Accountants

To the Shareholders
IG Distribution, Inc.

We have audited the accompanying balance sheets of IG Distribution, Inc. as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IG Distribution, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                COOPERS & LYBRAND L.L.P.

San Francisco, California
June 2, 1997

IG Distribution, Inc.
Balance Sheets

                                        December 31,  December 31,   March 31,
                                            1995         1996          1997
                  ASSETS                                            (Unaudited)

Current assets:
  Due from affiliate                    $     49,006  $     85,531  $     90,514
  Prepaid expenses                               131            65            65
                                        ------------  ------------  ------------
      Total assets                      $     49,137  $     85,596  $     90,579
                                        ============  ============  ============

            STOCKHOLDERS' EQUITY

Common stock, no par value, 100,000
  shares authorized; 1,000 shares
  issued and outstanding at
  December 31, 1995 and 1996            $      1,000  $      1,000  $      1,000
Retained earnings                             48,137        84,596        89,579
                                        ------------  ------------  ------------
      Total stockholders' equity        $     49,137  $     85,596  $     90,579
                                        ============  ============  ============

    The accompanying notes are an integral part of the financial statements.

IG Distribution, Inc.
Statements of Income

                                          Years Ended       Three Months Ended
                                          December 31,      March 31,  March 31,
                                         1995      1996       1996       1997
                                                                (Unaudited)

Revenue                                $ 34,768  $ 44,715   $ 15,308   $  9,706

Selling, general and administrative         482       474        399        451
                                       --------  --------   --------   --------
      Income from operations             34,286    44,241     14,909      9,255

Provision for income taxes, current       9,744     7,782      1,782      4,272
                                       --------  --------   --------   --------
      Net income                       $ 24,542  $ 36,459   $ 13,127   $  4,983
                                       ========  ========   ========   ========


    The accompanying notes are an integral part of the financial statements.

IG Distribution, Inc.
Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1996


                                     Number of   Common     Retained
                                      Shares      Stock     Earnings     Total

Balances, January 1, 1995              1,000    $  1,000    $ 23,595    $ 24,595

  Net income                                                  24,542      24,542
                                     -------    --------    --------    --------
Balances, December 31, 1995            1,000       1,000      48,137      49,137

  Net income                                                  36,459      36,459
                                     -------    --------    --------    --------
Balances, December 31, 1996            1,000    $  1,000    $ 84,596    $ 85,596
                                     =======    ========     ========   ========

   The accompanying notes are an integral part of the financial statements.

IG Distribution, Inc.
Statements of Cash Flows

                                           Years Ended      Three Months Ended
                                           December 31,     March 31,  March 31,
                                          1995       1995      1997      1996
                                                                 (Unaudited)

Cash flows from operating activities:
  Net income                             $ 24,542  $ 36,459  $ 13,127  $  4,983
Changes in assets and liabilities:
  Due from affiliate                      (24,607)  (36,525)  (13,127)   (4,983)
  Prepaid expenses                             65        66
                                         --------  --------  --------  --------
    Net cash provided by operating
          activities                           --        --
                                         --------  --------  --------  --------

Increase in cash and cash equivalents          --        --

Cash and cash equivalents,
  beginning of period                          --        --        --        --
                                         --------  --------  --------  --------
Cash and cash equivalents,
  end of period                          $     --  $     --  $     --  $     --
                                         ========  ========   ========  ========

    The accompanying notes are an integral part of the financial statements.

IG Distribution, Inc.
Notes to Financial Statements

1.    Nature of Operations and Basis of Presentation:

      Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for the years then ended. Actual results could differ from those estimates made by management.

      Nature of Operations

      IG Distribution, Inc. ("the Company") holds contracts with certain manufacturers/importers for the distribution of a broad array of complex computer graphics hardware and software in the western United States. Execution of the contracts and distribution of the products is granted to an affiliated company (Intelligent Products Marketing, Inc.) in return for a commission of 5% of the gross profit.

2.    Summary of Significant Accounting Policies:

      Interim Financial Statements

      The accompanying unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1995 and 1996 and include all adjustments, which were of a normal and recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

      Revenue

      Revenue represents commission revenue and all revenue is derived from an affiliated company.

      Concentration of Credit Risk

      Receivables are due from an affiliated company.

IG Distribution, Inc.
Notes to Financial Statement, Continued

2.    Summary of Significant Accounting Policies, continued:

      Income Taxes

      The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes.

      As of December 31, 1995 and 1996, no such temporary differences exist.

      The Company's effective income tax rate varied from the federal statutory income tax rate due primarily to state income taxes and federal surtax exemptions.

3.    Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of IG Distribution, Inc. and an affiliated company, Intelligent Products Marketing, Inc., in exchange for 900 shares of common stock of Crescent Computers, Inc. ("Crescent"). The acquisition by Crescent will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV will be distributed in cash to the Company's stockholders. It is anticipated that the distribution will occur during August 1997. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Crescent which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

Report of Independent Accountants

To the Shareholders
G&R Marketing, Inc.

We have audited the accompanying balance sheets of G&R Marketing, Inc. as of December 31, 1995 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G&R Marketing, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.

Chicago, Illinois
May 12, 1997, except for
Note 7 as to which
the date is June 30, 1997

G&R Marketing, Inc.
Balance Sheets

                                                      December 31,  December 31,  March 31, 1997
                                                         1995          1996        (Unaudited)
                    ASSETS

Current assets:
  Cash and cash equivalents                           $       613   $       591   $       556
  Accounts receivable, less allowance for
    doubtful accounts of $25,822 and $25,000
    at December 31, 1995 and 1996, respectively         2,402,683     2,539,987     2,611,623
  Inventories, net                                      1,887,081     1,907,441     1,923,602
  Other receivables                                       295,193       144,796       317,106
  Due from related entities                               119,686       177,241       166,682
  Prepaid expenses                                         10,068        17,456        28,844
                                                      -----------   -----------   -----------
      Total current assets                              4,715,324     4,787,512     5,048,413
                                                      -----------   -----------   -----------
Property and equipment:
  Furniture and equipment                                 453,738       365,869       375,039
  Leasehold improvements                                   24,697        24,697        24,697
                                                      -----------   -----------   -----------
                                                          478,435       390,566       399,736
  Accumulated depreciation                               (355,484)     (306,372)     (319,872)
                                                      -----------   -----------   -----------
                                                          122,951        84,194        79,864

Other assets                                               24,115         3,200         3,200
                                                      -----------   -----------   -----------
      Total assets                                    $ 4,862,390   $ 4,874,906   $ 5,131,477
                                                      ===========   ===========   ===========

                    LIABILITIES

Current liabilities:

  Line of credit                                      $ 1,188,596   $ 1,188,598   $ 1,091,014
  Accounts payable                                      2,964,941     2,902,969     3,292,978
  Accrued expenses                                         77,287        31,825        53,423
  State income taxes payable                                3,100         3,600
                                                      -----------   -----------   -----------
      Total current liabilities                         4,233,924     4,126,992     4,437,415
                                                      -----------   -----------   -----------

Commitments and contingencies

                STOCKHOLDERS' EQUITY

Common stock, no par value, 1,000,000 shares
  authorized; 1,000 shares issued and outstanding
  at December 31, 195 and 1996, respectively                2,100         2,100         2,100
Retained earnings                                         626,366       745,814       691,962
                                                      -----------   -----------   -----------
      Total stockholders' equity                          628,466       747,914       694,062
                                                      -----------   -----------   -----------
      Total liabilities and stockholders' equity      $ 4,862,390   $ 4,874,906   $ 5,131,477
                                                      ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

G&R Marketing, Inc.
Statements of Income

                                                    Years Ended                 Three Months Ended
                                                    December 31,               March 31,   March 31,
                                          1994          1995         1996        1996        1997
                                                                                    (Unaudited)

Net sales                              $21,316,998  $20,783,843  $21,038,228  $5,008,908  $5,391,665
Cost of goods sold                      18,676,506   17,990,180   18,117,338   4,281,553   4,669,017
                                       -----------  -----------  -----------  ----------  ----------
    Gross profit                         2,640,492    2,793,663    2,920,890     727,355     722,648

Operating expenses:
  Selling, general and administrative    2,281,214    2,387,135    2,551,281     628,499     636,280
  Depreciation                              48,259       67,498       56,549      13,500      13,500
                                       -----------  -----------  -----------  ----------  ----------
    Income from operations                 311,019      339,030      313,060      85,356      72,868

Other income                                    12        1,136          182           5       1,120
Interest expense                           137,486      166,114      140,194      35,167      32,939
                                       -----------  -----------  -----------  ----------  ----------
    Income before provision for
      state income taxes                   173,545      174,052      173,048      50,194      41,049

Provision for state income taxes             3,400        3,100        3,600
                                       -----------  -----------  -----------  ----------  ----------
    Net income                         $   170,145  $   170,952  $   169,448  $   50,194  $   41,049
                                       ===========  ===========  ===========  ==========  ==========

    The accompanying notes are an integral part of the financial statements.

G&R Marketing, Inc.
Statements of Changes in Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996

                                     Number of    Common    Retained
                                      Shares      Stock     Earnings    Total

Balances, January 1, 1994               1,000   $   2,100   $314,681  $316,781

  Net income                                                 170,145   170,145
                                     --------   ---------   --------  --------
Balances, December 31, 1994             1,000       2,100    484,826   486,926

  Stockholder distributions                                  (29,412)  (29,412)

  Net income                                                 170,952   170,952
                                     --------   ---------   --------  --------
Balances, December 31, 1995             1,000       2,100    626,366   628,466

  Stockholder distributions                                  (50,000)  (50,000)

  Net income                                                 169,448   169,448
                                     --------   ---------   --------  --------
Balances, December 31, 1996             1,000   $   2,100   $745,814  $747,914
                                     ========   =========   ========  ========

    The accompanying notes are an integral part of the financial statements.

G&R Marketing, Inc.
Statements of Cash Flows

                                                                    Years Ended                       Three Months Ended
                                                                    December 31,                    March 31,     March 31,
                                                         1994           1995           1996           1996          1997
                                                                                                         (Unaudited)
Cash flows from operating activities:
    Net income                                      $    170,145   $    170,952   $    169,448   $    50,194   $    41,049
Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Depreciation                                          48,259         67,498         56,549        13,500        13,500
    Provision for doubtful accounts receivable            25,000            822                        6,000         2,000
Changes in assets and liabilities:
  Accounts receivable                                   (857,177)       467,716       (137,304)     (378,906)      (73,636)
  Other receivables                                       40,586        (89,039)       150,397       (66,225)     (172,310)
  Due from related entities                              (71,461)        15,631        (57,555)        7,607        10,559
  Inventories                                           (375,104)       162,122        (20,360)     (504,272)      (16,161)
  Prepaid expenses                                         6,989         (4,528)        (7,388)      (18,181)      (11,388)
  Other assets                                             4,882        (11,721)        20,915            --            --
  Accounts payable and accrued expenses                   72,259        217,902       (107,434)      756,876       411,607
  State income taxes payable                               1,800           (300)           500        (3,100)       (3,600)
                                                    ------------   ------------   ------------   -----------   -----------
     Net cash provided (used) by operating
       activities                                       (933,822)       997,055         67,768      (136,507)      201,620
                                                    ------------   ------------   ------------   -----------   -----------
Cash flows from investing activities:
  Payments for purchase of property and equipment        (54,748)       (73,004)       (17,792)       (4,862)       (9,170)
                                                    ------------   ------------   ------------   -----------   -----------
    Net cash used by investing activities                (54,748)       (73,004)       (17,792)       (4,862)       (9,170)
                                                    ------------   ------------   ------------   -----------   -----------
Cash flows from financing activities:
  Proceeds from line of credit                        21,305,000     20,511,086     20,996,028     4,664,230     5,299,435
  Repayment of line of credit                        (20,381,364)   (21,416,079)   (20,996,026)   (4,522,893)   (5,397,019)
  Stockholder distributions                                             (29,412)       (50,000)                    (94,901)
                                                    ------------   ------------   ------------   -----------   -----------
    Net cash provided (used) by financing
       activities                                        923,636       (934,405)       (49,998)      141,337      (192,485)
                                                    ------------   ------------   ------------   -----------   -----------
Decrease in cash and cash equivalents                    (64,934)       (10,354)           (22)          (32)          (35)

Cash and cash equivalents, beginning of period            75,901         10,967            613           613           591
                                                    ------------   ------------   ------------   -----------   -----------
Cash and cash equivalents, end of period            $     10,967   $        613   $        591   $       581   $       556
                                                    ============   ============   ============   ===========   ===========
Supplemental disclosure of cash flow information:
Cash paid during the period for interest            $    150,128   $    172,264   $    128,363   $    35,167   $        --
                                                    ============   ============   ============   ===========   ===========
Cash paid during the period for state income taxes  $      1,605   $      3,270   $      3,158   $        --   $        --
                                                    ============   ============   ============   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

G&R Marketing, Inc.
Notes to Financial Statements

1.    Basis of Presentation and Nature of Operations:

      Nature of Operations

      G&R Marketing, Inc. ("the Company") is a distributor and marketer of a broad array of complex computer graphics hardware and software in the upper midwestern United States. Customers consist primarily of value added resellers and vertical solution providers.

      Inherent in the accompanying financial statements are certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the impact of competitive products, competition and available sources of supply.

      Basis of Presentation

      The financial statements are prepared on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 1995 and 1996 and reported amounts of revenues and expenses for each of the three years in the period ended December 31, 1996. Significant estimates include those made for the allowance for doubtful accounts and inventory reserves for excess, obsolete and damaged products. Actual results could differ from those estimates made by management.

2.    Summary of Significant Accounting Policies:

      Interim Financial Statements

      The accompanying unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1996 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full year.

G&R Marketing, Inc.
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Cash Equivalents

      The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances at financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's accounts at these institutions may, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

      Inventories

      Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market. Inventory is comprised primarily of finished goods. The Company maintains a reserve for its estimate of excess, obsolete and damaged goods.

      Property and Equipment

      Property and equipment are stated at cost. Property and equipment are depreciated on a accelerated basis over their estimated useful lives which range from 3 to 7 years.

      Amounts expended for maintenance and repairs are charged to expense as incurred. Upon disposition, both the related cost and accumulated depreciation accounts are relieved and the related gain or loss is credited or charged to operations.

      Revenue

      Sales are recognized upon the shipment of products to the customer.

      Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations.

      Income Taxes

      The Company has elected S corporation status as defined by the Internal Revenue Code. Under this election, taxable income and any applicable tax credits are included in the income tax return of the stockholders, and any federal income tax liability is borne by the stockholders. The Company's tax status insofar as state corporate income taxes are concerned is not effected by the election. Accordingly, the provision for state income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes, if any. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

G&R Marketing, Inc.
Notes to Financial Statements, Continued

2.    Summary of Significant Accounting Policies, continued:

      Fair Value of Financial Instruments

      The Company utilizes a line of credit to finance short-term obligations. Management believes that this financial instrument bears interest at a rate which approximates prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying value for this instrument is a reasonable estimate of fair value.

3.    Line of Credit :

      The Company has available a line of credit of $3,000,000 of which $1,811,402 was unused at December 31, 1996. Interest is payable monthly at the bank's prime lending rate (8.25% at December 31, 1996) plus .50% and expires June 30, 1997. The line of credit is collateralized by the Company's assets, and guaranteed by the stockholders of the Company.

4.    Employee Benefit Plan:

      Effective January 1, 1994, the Company established a defined contribution plan which covers all eligible employees, as defined by the plan. All contributions are made at the discretion of the Board of Directors. Profit sharing contribution expense for the years ended December 31, 1994 and 1995 were $55,057 and $54,124, respectively. There were no contributions made during 1996.

5.    Related Party Transactions:

      The Company is affiliated through common ownership with G/B Marketing, Inc. ("G/B"). Various operating expenses, such as rent, utilities, insurance and other expenses are allocated to G/B and received by the Company each month. Total operating expenses charged to G/B for the three years in the period ended December 31, 1996 were $114,900, $134,494, and $82,474, respectively. In addition, the Company has advances of $14,430 and $71,985 due from G/B at December 31, 1995 and 1996, respectively.

      The Company has advances to stockholders of $105,256 at December 31, 1995 and 1996. These advances are due on demand.

      During the normal course of business, the Company sells inventory, at cost, to a company in the same industry, but a different geographic region. This Company is partially owned by stockholders of the Company. During the years in the period ended December 31, 1996, these sales amounted to $784,862, $677,538, and $521,087, respectively.

G&R Marketing, Inc.
Notes to Financial Statements, Continued

6.    Commitments and Contingencies:

      Operating Lease

      The Company leases office space under an operating lease expiring in 2000. At December 31, 1996 future minimum rentals due under the lease were as follows:

                1997                                      $  158,062
                1998                                         160,452
                1999                                         162,842
                2000                                          68,265
                                                          ----------
                                                          $  549,621
                                                          ==========

      Rent expense, net of amounts allocated to G/B, for each of the three years in the period ended December 31, 1996 were $91,502, $129,147 and $155,546, respectively.

      Litigation

      The Company is involved from time to time in litigation on matters which are routine to the conduct of its business. Although the outcome of any litigation cannot be predicted with certainty, the Company does not believe that any outstanding litigation will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

G&R Marketing, Inc.
Notes to Financial Statements, Continued

7.    Subsequent Events:

      On June 2, 1997, the Company closed on a stock purchase agreement (the "Agreement") completing the sale of all of the outstanding common stock of G&R in exchange for 2,505 shares of common stock of Crescent Computers, Inc. ("Crescent"). The acquisition by Crescent will be accounted for under the purchase method of accounting. Pursuant to the Agreement, the Company is required to deliver a defined guaranteed net asset value ("NAV"). The Company's excess net book value over the NAV will be distributed in cash to the Company's stockholders. It is anticipated that the distribution will occur during August 1997. In addition, and also pursuant to the Agreement, the stockholders of the Company have entered into employment agreements with Crescent which provide for a set base salary, participation in future incentive bonus plans, certain other benefits, and a covenant not to compete following termination of such person's employment.

      On June 30, 1997, the Company extended the line of credit with a bank through December 31, 1997.

================================================================================
[Back Cover]

      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

                                  -----------

                                TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary....................   3
Risk Factors..........................   8
Use of Proceeds.......................  18
Dividends and Distributions...........  19
Capitalization........................  20
Dilution..............................  21
Unaudited Pro Forma
  Combined Financial Statements.......  24
Selected Financial and Operating Data.  34
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  40
Business..............................  50
Management............................  62
Certain Transactions..................  69
Principal Stockholders................  73
Description of Securities.............  76
Shares Eligible for Future Sale.......  80
Underwriting..........................  81
Legal Matters.........................  83
Experts...............................  83
Additional Information................  84
Index to Financial Statements......... F-1

============================

Until   , 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                 2,500,000 Units

                                  TEKGRAF, INC.

                        Consisting of 2,500,000 shares of
                            Class A Common Stock and
                          2,500,000 Redeemable Warrants

                               ------------------

                                   PROSPECTUS

                                    --------

                              D.H. BLAIR INVESTMENT
                                  BANKING CORP.

                                       ___, 1997

================================================================================

                                     PART II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

      The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:

                                                                Amount
                                                                ------

            SEC Registration Fee......................        $11,439.00
            NASD Filing Fees..........................          4,275.00
            Nasdaq Filing Fees........................         10,000.00
            Printing and Engraving Expenses...........              *
            Accounting Fees and Expenses..............              *
            Legal Fees and Expenses...................              *
            Blue Sky Fees and Expenses................              *
            Transfer Agent's Fees and Expenses........          3,500.00
            Representative's Non-Accountable Expense Allowance      *
            Miscellaneous Expenses....................              *

                                                              ----------
                      Total...........................             $*
                                                              ==========

----------
*   To be completed by amendment

Item 14. Indemnification of Directors and Officers

      The Registrant intends to enter into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.12 and reference is hereby made to such form.

      Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant, its officers and directors.

Item 15. Recent Sales of Unregistered Securities

      During the last three years, the Registrant has sold and issued the following unregistered securities:

      In June 1997, the Registrant issued an aggregate of 6,576 shares of common stock (2,630,400 shares of Class B Common Stock on a post-recapitalization basis) to 14 persons, including officers and directors of the Company, in connection with the acquisition of all of the outstanding capital stock of six entities.

      The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

      (a)   Exhibits

 1.1  -     Form of Underwriting Agreement
 2.1  -     Plan of Merger
 3.1  -     Certificate of Incorporation of the Registrant
 3.2  -     By-laws of the Registrant
 4.1  -     Form of Warrant Agreement
 4.2  -     Form of Representative's Unit Purchase Option
 5.1* -     Opinion of Bachner, Tally, Polevoy & Misher LLP
10.1  -     1997 Stock Option Plan
10.2  -     Employment Agreement between the Registrant and Phillip C. Aginsky
10.3  -     Employment Agreement between the Registrant and Dan I. Bailey
10.4  -     Employment Agreement between the Registrant and William M. Rychel
10.5  -     Form of Employment Agreement between the Registrant and Regional
            Sales Directors
10.6  -     Stock Purchase Agreement by and among Crescent Computers, Inc. and its shareholders and Microsouth, Inc. and its shareholders dated as of May 1, 1997, as amended
10.7  -     Stock Purchase Agreement by and among Crescent Computers, Inc. and its shareholders and tekgraf, inc. and its shareholders dated as of
            May 1, 1997, as amended
10.8  -     Stock Purchase Agreement by and among Crescent Computers, Inc. and its shareholders and G&R Marketing, Inc. and its shareholders dated as of May 1, 1997, as amended
10.9  -     Stock Purchase Agreement by and among Crescent Computers, Inc. and its shareholders and Computer Graphics Distributing Company and its shareholders dated as of May 1, 1997, as amended
10.10 -     Stock Purchase Agreement by and among Crescent Computers, Inc. and its shareholders and Intelligent Products Marketing, Inc. and its shareholders and IG Distributing, Inc. and its shareholders dated as of May 1, 1997, as amended
10.11 -     Form of Escrow Agreement by and among American Stock Transfer &
            Trust Company, the Registrant and certain stockholders of the Registrant
10.12 -     Form of Indemnification Agreement between the Registrant and its directors and officers.
10.13 -     Lease by and among PDP, Inc. and Crescent Computers, Inc. dated
            October 17, 1996
10.14 -     Lease Agreement by and between TCW Realty Fund II and Crescent
            Computers, Inc. dated September 4, 1993

10.15 -     Leases for property located at 7020 Koll Center Parkway by and between Patrician Associates, Inc., Koll Bernal Avenue Associates
            and Intelligent Products Marketing, Inc., as amended
10.16 -     Lease by and between American National Bank and Trust Company of
            Chicago and G&R Technologies dated November 13, 1991, as amended
10.17 -     Commercial Lease by and between Girard Associates II Limited
            Partnership and Computer Graphics Distributing Company dated March
            29, 1991, as amended
10.18 -     Lease between ASC North Fulton Associates Joint Venture and
            Microsouth, Inc., as amended
10.19 -     Lease Agreement by and between Connecticut General Life Insurance
            Company and Tekgraf, Inc. dated April 14, 1994, as amended
10.20 -     Voting Agreement by and between the Registrant, A. Lowell Nerenberg and Edward H.L. Mason
11    -     Computation of earnings per share
21    -     Subsidiaries of the Registrant
23.1* -     Consent of Bachner, Tally, Polevoy & Misher LLP - Included in
            Exhibit 5.1
23.2  -     Consent of Coopers & Lybrand L.L.P.
24    -     Power of Attorney - Included on Page II-6
27    -     Financial Data Schedule

----------
* To be filed by amendment.

      (b) All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

Item 17. Undertakings

      (1) The undersigned Registrant hereby undertakes that it will:

            (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and

                  (iii) Include any additional or changed material information on the plan of distribution.

            (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (2) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (4) The undersigned Registrant hereby undertakes that it will:

            (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

            (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                               CONSENT OF COUNSEL

      The consent of Bachner, Tally, Polevoy & Misher LLP will be contained in its opinion to be filed as Exhibit 5.1 to the Registration Statement.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on the 11th day of August, 1997.

                                          TEKGRAF, INC.


                                          By: /s/ Phillip C. Aginsky
                                              --------------------------
                                              Phillip C. Aginsky,
                                              Chairman of the Board

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Phillip C. Aginsky, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

Signature               Title                                         Date
---------               -----                                         ----


/s/ Phillip C. Aginsky  Chairman of the Board                    August 11, 1997
----------------------- (principal executive officer, principal
Phillip C. Aginsky      financial and accounting officer)


/s/ Dan I. Bailey       Co-President - Technology Division and   August 11, 1997
----------------------- Director
Dan I. Bailey


/s/ William M. Rychel   Co-President - Graphics Division and     August 11, 1997
----------------------- Director
William M. Rychel


/s/ Martyn Cooper       Director                                 August 11, 1997
-----------------------
Martyn Cooper


/s/ J. Thomas Woolsey   Director                                 August 7, 1997
-----------------------
J. Thomas Woolsey


                                     II - 6